     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1999

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                           SKY FINANCIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

               OHIO                                6022                             34-1372535
  (State or other jurisdiction of      (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)         Classification Code No.)               Identification No.)

               221 SOUTH CHURCH STREET, BOWLING GREEN, OHIO 43402
                                 (419) 327-6300
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           -------------------------

             MARTY E. ADAMS, PRESIDENT AND CHIEF OPERATING OFFICER
                            221 SOUTH CHURCH STREET
                           BOWLING GREEN, OHIO 43402
                                 (419) 327-6300
            (Name, address, including zip code, & telephone number,
                   including area code, of agent for service)
                           -------------------------

                                   Copies to:

       M. PATRICIA OLIVER, ESQ.               W. GRANGER SOUDER JR., ESQ.               MARTIN D. WERNER, ESQ.
   Squire, Sanders & Dempsey L.L.P.            Sky Financial Group, Inc.              Werner & Blank Co., L.P.A.
            4900 Key Tower                      221 South Church Street                7205 West Central Avenue
           127 Public Square                   Bowling Green, Ohio 43402                  Toledo, Ohio 43617
      Cleveland, Ohio 44114-1304

                           -------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                                       PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE          PROPOSED MAXIMUM        AGGREGATE OFFERING    AMOUNT OF REGISTRATION
        TO BE REGISTERED               REGISTERED (1)      OFFERING PRICE PER UNIT        PRICE (2)                 FEE(3)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock...............              10,341,000                 N.A.                 275,058,000              76,466.13
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) The number of common shares, without par value, of Sky Financial Group, Inc., an Ohio corporation, to be registered pursuant to this Registration Statement is based upon the number of common shares, without par value, of Mahoning National Bancorp, Inc., an Ohio corporation, presently outstanding multiplied by the exchange ratio of 1.66 Sky Financial common shares for each Mahoning Bancorp common share, less the number of Mahoning Bancorp shares currently owned by Sky Financial.

(2) This amount is arrived at pursuant to Rule 457(f)(1) and 457(c) under the Securities Act and solely for purpose of calculating the registration fee. The proposed maximum aggregate offering price is equal to the market value of the Mahoning Bancorp common shares to be canceled in the merger, which is calculated as the product of (i) $43.66, the average of the high and low sales prices per share of Mahoning Bancorp common stock quoted on the Nasdaq National Market System on July 19, 1999 and (ii) 6,300,000 the estimated maximum number of shares that will be canceled in the merger.

(3) The registration fee of $76,466.13 for the securities registered hereby has been calculated pursuant to Rule 457(f) under the Securities Act, as $275,058,000 multiplied by .000278. In accordance with Rule 457(b), $55,427.40 previously paid by Sky Financial upon the filing of its preliminary proxy materials on July 2, 1999 has been credited against the registration fee payable in connection with this filing. The remaining fee of $21,038.73 has been paid by Sky Financial with this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
    SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

MAHONING NATIONAL BANCORP, INC.

                                PROPOSED MERGER
                                       OF
                              SKY FINANCIAL GROUP
                                      AND
                           MAHONING NATIONAL BANCORP

                          YOUR VOTE IS VERY IMPORTANT

     As you may know, the boards of directors of Sky Financial Group, Inc. and Mahoning National Bancorp, Inc. have agreed to merge the companies together. On June 6, 1999, Mahoning Bancorp and Sky Financial signed a merger agreement, the details of which are described in this proxy statement/prospectus.

     You will receive 1.66 Sky Financial common shares for each common share of Mahoning Bancorp you own. The merger has been structured so that you will not recognize any gain or loss for federal income tax purposes as a result of the merger, except for tax payable because of cash received by you instead of fractional Sky Financial common shares.

     Based on market prices on June 4, 1999, the last full trading day before Sky Financial and Mahoning Bancorp announced their merger, the exchange of shares would give you $48.66 per share. Based on market prices on July 22, 1999, the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus, the exchange of shares would give you $45.24 per share. FOR RISKS IN CONNECTION WITH THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 15.

     Sky Financial common shares are traded on the NASDAQ National Market System under the trading symbol "SKYF." On June 4, 1999, the last full trading day before the announcement of the merger, the closing price of Sky Financial's common shares was $29.31 per share and the closing price of Mahoning Bancorp's common shares was $31.50 per share. On July 22, 1999, the most recent practicable date before the printing of this proxy statement/prospectus, the closing price of Sky Financial's common shares was $27.25 per share and the closing price of Mahoning Bancorp's common shares was $44.00 per share.

     Whether or not you plan to attend the shareholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you need assistance voting your shares, please call Norman E. Benden, Jr. of Mahoning Bancorp at (330) 742-7045.

     The date, time and place of the shareholders' meeting is:

August 30, 1999
3:00 p.m.
Mahoning National Bancorp, Inc.
23 Federal Plaza
Youngstown, Ohio 44501
/s/ Gregory L. Ridler
Gregory L. Ridler
Chairman of the Board, President and
Chief Executive Officer

     THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated July 26, 1999 and is being first mailed to shareholders on or about July 30, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     Sky Financial filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Sky Financial common shares to be issued to Mahoning Bancorp shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Sky Financial in addition to being a proxy statement of Mahoning Bancorp for the Mahoning Bancorp special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information contained in the registration statement or in the exhibits and schedules to the registration statement.

     Both Sky Financial and Mahoning Bancorp file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by the companies at the Securities and Exchange Commission's public reference room at the following location:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                              Washington, DC 20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Securities and Exchange Commission filings by the companies are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, the filings can be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, DC 20006.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to decide how to vote on the merger. Sky Financial and Mahoning Bancorp have not authorized anyone to provide you with information that is different from or in addition to what is contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where it is unlawful to offer to exchange or sell or to ask for offers to exchange or buy the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. This proxy statement/prospectus is dated July 26, 1999.

                           INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows Sky Financial and Mahoning Bancorp to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the Securities and Exchange Commission by Sky Financial and Mahoning Bancorp as well as Wood Bancorp, Inc. and First Western Bancorp, Inc., two other bank holding companies that are also merging with Sky Financial. First Western and Wood Bancorp and their separate mergers with Sky Financial are discussed in this proxy statement/prospectus. These documents contain important information about the companies. You should read this proxy statement/prospectus together with the information incorporated by reference.

  SKY FINANCIAL SEC FILINGS
     (FILE NO. 0-14473)        PERIOD OR DATE FILED
  -------------------------    --------------------
Annual Report on Form 10-K     Year ended:             -     December 31, 1998
Annual Report on Form 10-K/A   Year ended              -     December 31, 1998
Quarterly Report on Form 10-Q  Quarter ended:          -     March 31, 1999
Proxy Statement for 1999       Filed on:               -     March 10, 1999
  Annual Meeting of
  Shareholders
Current Reports on Form 8-K    Filed on:               -     December 28, 1998
                                                       -     February 12, 1999
                                                       -     June 7, 1999
Registration Statement on      Filed on:               -     *January 23, 1990
  Form 8-A (description of
  Sky Financial common
  shares)
Registration Statement on      Filed on:               -     *September 17, 1998
  Form 8-A (description of
  Sky Financial preferred
  share purchase rights)

* Filed under the name "Citizens Bancshares, Inc."

MAHONING BANCORP SEC FILINGS
     (FILE NO. 0-20255)        PERIOD OR DATE FILED
----------------------------   --------------------
Annual Report on Form 10-K     Year ended:             -     December 31, 1998
Quarterly Reports on Form      Quarter ended:          -     March 31, 1999
  10-Q
Current Report on Form 8-K     Filed on:               -     June 14, 1999
Proxy Statement for 1999       Filed on:               -     February 12, 1999
  Annual Meeting of
  Shareholders

  WOOD BANCORP SEC FILINGS
     (FILE NO. 0-22034)        PERIOD OR DATE FILED
  ------------------------     --------------------
Annual Report on Form 10-KSB   Year ended:             -     June 30, 1998
Quarterly Reports on Form      Quarters ended:         -     September 30, 1998
  10-Q
                                                       -     December 31, 1998
                                                       -     March 31, 1999
Current Reports on Form 8-K    Filed on:               -     December 31, 1998

  FIRST WESTERN SEC FILINGS
     (FILE NO. 0-13882)        PERIOD OR DATE FILED
  -------------------------    --------------------
Annual Report on Form 10-K     Year ended:             -     December 31, 1998
Annual Report on Form 10-K/A   Year ended:             -     December 31, 1998
Quarterly Report on Form 10-Q  Quarter ended:          -     March 31, 1999
Current Reports on Form 8-K    Filed on:               -     December 15, 1998

     Sky Financial and Mahoning Bancorp are also incorporating by reference additional documents that the companies file with the Securities and Exchange Commission between the initial filing of this proxy statement/prospectus and the date of effectiveness of this proxy statement/prospectus and between the date of this proxy statement/prospectus and the date of the Mahoning Bancorp special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     This proxy statement/prospectus incorporates by reference documents that are not delivered with it. You may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling the appropriate party at the following address or telephone number:

W. Granger Souder, Jr., Corporate Secretary  Norman E. Benden, Jr.
Sky Financial Group, Inc.                    Secretary and Treasurer
221 South Church Street                      Mahoning National Bancorp, Inc.
Bowling Green, Ohio 43402                    23 Federal Plaza
(419) 327-6300                               Youngstown, OH 44501
                                             (330) 742-7045

     If you would like to request documents from us, please do so by August 23, 1999 to receive the documents before the Mahoning Bancorp special meeting.

     Sky Financial has supplied all of the information contained or incorporated by reference in this proxy statement/prospectus relating to Sky Financial; Mahoning Bancorp has supplied all such information relating to Mahoning Bancorp; Wood Bancorp has supplied all such information relating to Wood Bancorp and First Western has supplied all such information relating to First Western.

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF SKY FINANCIAL FOLLOWING THE COMPLETION OF THE MERGER. THESE FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THESE FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:

     - EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED;

     - DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY;

     - COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES WITH WHICH SKY FINANCIAL MERGES ARE GREATER THAN EXPECTED;

     - CHANGES OCCUR IN THE INTEREST RATE ENVIRONMENT THAT REDUCE MARGINS; AND

     - GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE AREA IN WHICH THE AFFILIATED COMPANIES WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED.

     FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF SKY FINANCIAL AFTER THE MERGER IS INCLUDED IN THE SECURITIES AND EXCHANGE COMMISSION FILINGS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

     FOR RISKS IN CONNECTION WITH THE MERGER, SEE "RISK FACTORS" ON P. 15.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    i
Incorporation By Reference..................................    i
Questions And Answers About The Sky Financial/Mahoning
  Bancorp Merger............................................    1
Summary.....................................................    2
  The Merger................................................    2
  The Companies.............................................    5
  Recent Developments.......................................    6
  Our Reasons for the Merger................................    7
  Board Recommendation to Shareholders......................    7
  The Mahoning Bancorp Special Meeting......................    7
  Comparative Market Value Data.............................    8
  Comparison of Certain Unaudited Per Share Data............    9
  Selected Historical Financial Data of Sky Financial.......   10
  Selected Historical Financial Data of Mahoning Bancorp....   11
  Selected Historical Financial Data of Wood Bancorp........   12
  Selected Historical Financial Data of First Western.......   13
  Sky Financial, Mahoning Bancorp, Wood Bancorp and First
     Western Unaudited Pro Forma Combined Selected Financial
     Data...................................................   14
Risk Factors................................................   15
The Mahoning Bancorp Special Meeting........................   18
  Purpose of the Mahoning Bancorp Special Meeting...........   18
  Record Date; Voting Rights; Proxies.......................   19
  Solicitation of Proxies...................................   19
  Quorum....................................................   19
  Required Vote.............................................   20
The Merger..................................................   20
  Background of the Merger..................................   21
  Mahoning Bancorp's Reasons for the Merger; Recommendation
     of the Mahoning Bancorp Board of Directors.............   22
  Fairness Opinion of Danielson Associates, Inc. ...........   22
  Sky Financial's Reasons for the Merger....................   26
  Board of Directors and Management of Sky Financial
     Following the Merger...................................   28
  Board of Directors and Management of Sky Bank Following
     the Subsidiary Merger..................................   28
  Interests of Mahoning Bancorp's Directors and Executive
     Officers in the Merger.................................   28
  Material Federal Income Tax Consequences..................   29
  Accounting Treatment......................................   30
  Effect of the Merger on Employee Benefit Plans............   31
  Expenses of the Merger....................................   32
  Regulatory Approvals......................................   32
  Resale of Sky Financial Common Shares.....................   32
  Stock Exchange Listing....................................   33
  Dividends.................................................   33
  Dissenters' Rights........................................   33

                                                              PAGE
                                                              ----
The Merger Agreement........................................   34
  The Merger................................................   34
  Effective Date............................................   34
  Conversion of Mahoning Bancorp Common Shares..............   34
  Surrender of Certificates.................................   35
  Conditions to Completion of the Merger....................   36
  Representations and Warranties............................   37
  Conduct of Business Pending the Merger....................   38
  Other Acquisition Proposals...............................   40
  Sky Financial Acquisition Proposals.......................   41
  Termination; Fees and Expenses............................   41
  Amendment; Waiver.........................................   41
  Stock Option Agreement....................................   41
Description Of Sky Financial Capital Stock..................   43
Material Differences Between the Rights of Sky Financial and
Mahoning Bancorp Shareholders...............................   44
  Introduction..............................................   44
  Authorized Shares.........................................   44
  Amendments to Articles of Incorporation...................   44
  Amendments to Code of Regulations.........................   45
  Special Meetings of Shareholders..........................   45
  Number of Directors.......................................   45
  Classification of Directors...............................   46
  Removal of Directors......................................   46
  Cumulative Voting.........................................   46
  Indemnification of Directors, Officers and Employees......   47
  Shareholders' Rights Plan.................................   48
  Control Share Acquisitions................................   48
Unaudited Pro Forma Condensed Combined Financial
  Statements................................................   48
Experts.....................................................   56
Legal Opinions..............................................   56
Indemnification.............................................   56
Shareholder Proposals.......................................   57
Annex A -- Agreement and Plan of Merger.....................    A
Annex B -- Stock Option Agreement...........................    B
Annex C -- Fairness Opinion of Danielson Associates, Inc....    C
Annex D -- Section 1701.85 of the Ohio Revised Code.........    D

                          QUESTIONS AND ANSWERS ABOUT
                   THE SKY FINANCIAL/MAHONING BANCORP MERGER

Q:  WHY ARE SKY FINANCIAL AND MAHONING BANCORP PROPOSING TO MERGE?

A: We believe that the merger of Mahoning Bancorp with Sky Financial will benefit you as a shareholder of Mahoning Bancorp. The merger will provide enhanced liquidity, access to additional capital and a wide array of banking and financial products and services. The merger will also strengthen our competitive position, generate cost savings and enhance acquisition and other opportunities. The affiliated organization will be able to conduct its banking business through banking centers located throughout Ohio, Western Pennsylvania, West Virginia, Michigan and Indiana.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your signed and dated proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting to vote on the merger. The shareholders' meeting for Mahoning Bancorp will take place on August 30, 1999. The board of directors of Mahoning Bancorp unanimously recommends that you vote for the merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. Just send in a later-dated, signed proxy card before the meeting or attend the meeting in person and vote. You may send a new proxy card to the following address:

    Mahoning National Bancorp, Inc.
    Attn: Norman E. Benden, Jr.
    Secretary and Treasurer
    23 Federal Plaza
    Youngstown, Ohio 44501

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker may vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker.

Q:  SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. After the merger is completed, Sky Financial will send you written instructions for exchanging your stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We hope to complete it on or about November 1, 1999, assuming all shareholder and applicable governmental approvals have been received by that date.

Q:  WHAT IF I HAVE QUESTIONS?

A: If you have questions, please call Norman E. Benden, Jr., Secretary and Treasurer of Mahoning Bancorp at (330) 742-7045.

                                    SUMMARY

     Because this is a summary, it does not contain all the information that may be important to you. You should carefully read this entire proxy statement/prospectus and its annexes and the documents to which this document refers before you decide how to vote. For a description of the documents to which this document refers, you should review "Where You Can Find More Information" on page i.

                                   THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/ PROSPECTUS. WE ENCOURAGE YOU TO READ THIS AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 34)

     You will receive 1.66 Sky Financial common shares in exchange for each Mahoning Bancorp common share you own. Sky Financial will not issue fractional shares. You will receive a cash payment for any fractional shares based on the average closing price of Sky Financial common shares over the ten day trading period immediately preceding the fifth trading day prior to the closing of the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 8)

     Sky Financial common shares and Mahoning Bancorp common shares are both listed on the NASDAQ National Market System.

     The following table presents trading information for the Sky Financial common shares and the Mahoning Bancorp common shares on June 4, 1999 and July 22, 1999. June 4, 1999 was the last full trading day prior to our announcement of the signing of the merger agreement. July 22, 1999 was the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus. You should read the information presented below in conjunction with "Comparative Market Value Data" on page 8.

                             SKY            MAHONING
                          FINANCIAL          BANCORP
                           COMMON            COMMON
                           SHARES            SHARES
                        (DOLLARS PER      (DOLLARS PER
                           SHARE)            SHARE)
                       ---------------   ---------------
                        HIGH     LOW      HIGH     LOW
                       ------   ------   ------   ------
June 4, 1999.........  $29.31   $29.06   $31.50   $30.50
July 22, 1999........  $27.25   $26.50   $44.00   $43.25

TAX FREE TRANSACTION TO YOU (SEE PAGE 29)

     The merger has been structured so that you will not recognize any gain or loss for federal income tax purposes in the merger, except for tax payable because of cash received by you instead of fractional shares.

DIVIDEND POLICY (SEE PAGE 33)

     Sky Financial and Mahoning Bancorp will cooperate to assure that there will not be a duplicate payment of a Sky Financial dividend and a Mahoning Bancorp dividend, or a missed dividend payment to you as a result of the merger. The companies agree that Mahoning Bancorp may continue to declare quarterly cash dividends, in an amount not to exceed the most recent quarterly cash dividend, on shares of Mahoning Bancorp common stock prior to the merger. Following completion of the merger, you will receive dividends, if any, declared by Sky Financial as a Sky Financial shareholder.

TRANSACTION FAIR TO YOU ACCORDING TO INVESTMENT BANKERS (SEE PAGE 22)

     In deciding to approve the merger, the Mahoning Bancorp board of directors considered the opinion from its financial advisor as to the fairness from a financial point of view of the exchange ratio under the merger agreement.

     Mahoning Bancorp received an opinion from its financial advisor, Danielson Associates, Inc., that as of the date of that opinion, the exchange ratio contemplated by the merger agreement was fair from a financial point of view to you. For its financial advisory services, Danielson will be paid a fee of approximately $1.5 million.

     The full text of the opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the reviews undertaken, is attached as Annex C to this proxy statement/prospectus. We encourage you to read the opinion in its entirety.

WHAT WILL HAPPEN TO SKY FINANCIAL AND MAHONING BANCORP AT THE TIME OF THE MERGER (SEE PAGE 34)

     At the time of the merger, Sky Financial will issue Sky Financial common shares to you in exchange for your Mahoning Bancorp common shares and Mahoning Bancorp will be merged with Sky Financial. Thereafter, on or about December 10, 1999, Mahoning National Bank of Youngstown will be merged with Sky Bank, a banking subsidiary of Sky Financial.

BOARD OF DIRECTORS AND MANAGEMENT OF SKY FINANCIAL FOLLOWING THE MERGER (SEE PAGE 28)

     If the merger is completed, Gregory L. Ridler, currently the Chairman, President and Chief Executive Officer of Mahoning Bancorp, will be nominated to serve on the Sky Financial board of directors.

BOARD OF DIRECTORS AND MANAGEMENT OF SKY BANK FOLLOWING THE SUBSIDIARY MERGER (SEE PAGE 28)

     Mahoning National Bank of Youngstown will merge with Sky Bank on or about December 10, 1999, assuming that all necessary regulatory approvals are received. Immediately after the subsidiary merger, Sky Financial will elect representatives of Mahoning Bancorp previously approved by Sky Financial to the Sky Bank board of directors. The number of Mahoning Bancorp representatives elected to the Sky Bank board will equal approximately 20% of the board's membership.

INTERESTS OF MAHONING BANCORP'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 28)

     In considering the recommendation of the Mahoning Bancorp Board, you should be aware that some executive officers and one director of Mahoning Bancorp have employment or change in control agreements that give them interests in the merger that are somewhat different from or in addition to your interests. Please refer to pages 28 through 29 for more information about these interests.

     Also, following the merger, Sky Financial will provide directors' and officers' insurance for the directors and officers of Mahoning Bancorp and will indemnify the directors and officers of Mahoning Bancorp for claims occurring before the effective time of the merger.

CONDITIONS TO THE MERGER (SEE PAGE 36)

     The completion of the merger depends upon meeting a number of conditions, including the following, some of which may be waived:

     - accuracy of the representations and warranties made in the merger agreement;

     - performance of obligations by Sky Financial and Mahoning Bancorp under the merger agreement;

     - approval and adoption of the merger agreement by Mahoning Bancorp shareholders;

     - receipt of required governmental approvals and expiration or termination of all applicable statutory waiting periods relating to the merger;

     - absence of any injunction or other order by any court or other governmental entity which would prohibit or prevent the merger;

     - effectiveness of the registration statement filed with the SEC relating to the issuance of common shares by Sky Financial in the merger; and

     - receipt of all required approvals and other authorizations under state securities laws necessary to complete the transactions contemplated by the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 41)

     Both parties can mutually agree to terminate the merger agreement at any time prior to completing the merger.

     In addition, either party acting alone can terminate the merger agreement under the circumstances described on page 41.

STOCK OPTION AGREEMENT (SEE PAGE 41)

     When the merger agreement was signed, Mahoning Bancorp granted Sky Financial an option to purchase up to 19.9% of Mahoning Bancorp common shares at a per share price of $36.60. Sky Financial may only exercise its option upon specified "purchase events." Mahoning Bancorp granted this option to Sky Financial in order to increase the likelihood that the merger will be completed. The stock option agreement could discourage other companies from trying or proposing to combine with Mahoning Bancorp before the merger is completed.

     The stock option agreement is attached as Annex B to this proxy statement/prospectus. WE ENCOURAGE YOU TO READ THIS AGREEMENT IN ITS ENTIRETY.

REGULATORY MATTERS (SEE PAGE 32)

     Sky Financial has filed the necessary applications to obtain approval for the merger from the Federal Reserve Board, the Office of the Comptroller of the Currency and the Ohio Division of Financial Institutions. These applications are currently under review. Prior to completing the merger, the waiting periods required by each of these governmental entities must have expired.

POOLING-OF-INTERESTS ACCOUNTING TREATMENT (SEE PAGE 30)

     We expect the merger to qualify as a pooling-of-interests, which means that we will treat our companies as if they had always been one company for accounting and financial reporting purposes.

DISSENTERS' RIGHTS (SEE PAGE 33)

     Mahoning Bancorp shareholders may exercise dissenters' rights by complying with Section 1701.85 of the Ohio General Corporation Law. Failure to comply precisely with the requirements of Section 1701.85 will result in the loss of dissenters' rights. Mahoning Bancorp shareholders who want to exercise their dissenters' rights must not vote in favor of the merger at the Mahoning Bancorp special meeting and must send a written demand for payment for their shares within 10 days after the special meeting. The full text of Section 1701.85 is attached as Annex D to this proxy statement/ prospectus. We encourage you to read Section 1701.85 in its entirety.

VOTES REQUIRED (SEE PAGE 20)

     A majority of the votes cast by the shareholders entitled to vote at the Mahoning Bancorp special meeting must vote to approve the merger agreement for it to be adopted. A majority of the issued and outstanding Mahoning Bancorp common shares must be present in person or by proxy for any vote to be valid.

LISTING OF SKY FINANCIAL COMMON SHARES (SEE PAGE 33)

     Sky Financial will list the Sky Financial common shares to be issued in the merger on the NASDAQ National Market System under the trading symbol "SKYF."

MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF SKY FINANCIAL AND MAHONING BANCORP SHAREHOLDERS (SEE PAGE 43)

     The rights of Sky Financial shareholders are currently governed by Ohio law and Sky Financial's articles of incorporation and code of regulations. The rights of Mahoning Bancorp shareholders are currently governed by Ohio law and Mahoning Bancorp's articles of incorporation and code of regulations. When the merger is completed, Mahoning Bancorp shareholders will become Sky Financial shareholders.

     See pages 43 to 48 to learn more about the material differences between the rights of Sky Financial shareholders and the rights of Mahoning Bancorp shareholders.

              THE COMPANIES

SKY FINANCIAL GROUP, INC.
221 South Church Street
Bowling Green, Ohio 43402
(419) 327-6300

     Sky Financial is a diversified financial services holding company headquartered in Bowling Green, Ohio. Sky Financial's banking affiliates include:

     - Mid Am Bank, Toledo, Ohio;

     - Sky Bank, Salineville, Ohio; and

     - The Ohio Bank, Findlay, Ohio.

     Sky Financial's financial services affiliates include:

     - Sky Asset Management Services, Inc., Clearwater, Florida;

     - Sky Investments Inc., Bryan, Ohio;

     - Sky Insurance Agency, Inc., Archbold, Ohio

     - Sky Financial Solutions, Columbus, Ohio;

     - Mid Am Private Trust, N.A., Cleveland, Ohio;

     - Mid Am Financial Services, Inc., Carmel, Indiana;

     - Simplicity Mortgage Consultants, Marion, Indiana;

     - Mid Am Title Insurance Agency, Inc., Adrian, Michigan;

     - Sky Technology Resources, Inc., Bowling Green, Ohio;

     - ValueNet, Inc., Lisbon, Ohio;

     - Picton Cavanaugh, Inc., Toledo, Ohio

     - Freedom Financial Life Insurance Company, Phoenix, Arizona; and

     - Freedom Express, Inc., Salineville, Ohio.

     At March 31, 1999, Sky Financial had total consolidated assets of approximately $4.7 billion and total shareholders' equity of approximately $349 million. For the three months ended March 31, 1999, Sky Financial's return on average total assets was 1.73% and return on average common shareholders' equity was 23.35%. Sky Financial common shares are traded on the NASDAQ National Market
System under the symbol "SKYF."

MAHONING NATIONAL BANCORP, INC.
23 Federal Plaza
Youngstown, Ohio 44501
(330) 742-7000

     Mahoning Bancorp is an Ohio corporation headquartered in Youngstown, Ohio with a wholly-owned national banking association subsidiary named Mahoning National Bank of Youngstown. Mahoning National has approximately twenty offices located in Mahoning County and Trumbull County, Ohio.

     At March 31, 1999, Mahoning Bancorp had total consolidated assets of approximately $809 million and total shareholders' equity of approximately $97 million. For the three months ended March 31, 1999, Mahoning Bancorp's return on average total assets was 1.88% and return on average common shareholders' equity was 15.51%. Mahoning Bancorp common shares are traded on the NASDAQ National Market System under the symbol "MGNB."

                              RECENT DEVELOPMENTS

     On December 14, 1998 Sky Financial and First Western, a Pennsylvania business corporation, entered into a merger agreement. First Western is a bank holding company headquartered in New Castle, Pennsylvania and is registered with the Federal Reserve Board as a bank holding company. First Western provides retail and commercial banking and trust services through 47 community banking offices in western Pennsylvania and northeastern Ohio.

     At March 31, 1999, First Western had total consolidated assets of approximately $2.0 billion and total stockholders' equity of approximately $150 million. For the three months ended March 31, 1999, First Western's return on average total assets was 1.03% and return on average common shareholders' equity was 14.36%. Shares of First Western common stock are traded on the Nasdaq National Market System under the symbol "FWBI."

     On December 16, 1998 Sky Financial and Wood Bancorp, a Delaware corporation, entered into a merger agreement. Wood Bancorp is a bank holding company headquartered in Bowling Green, Ohio and is registered with the Federal Reserve Board as a bank holding company. Wood Bancorp and its wholly-owned federal savings association subsidiary First Federal Bank, provide retail and commercial banking services through 7 offices located in northwestern Ohio.

     At March 31, 1999, Wood Bancorp had total consolidated assets of approximately $170 million and total stockholders' equity of approximately $25 million. For the nine months ended March 31, 1999, Wood Bancorp's return on average total assets was 1.57% and return on average common stockholders' equity was 11.25%. Prior to the closing of its merger with Sky Financial on July 16, 1999, shares of Wood Bancorp common stock were traded on the Nasdaq National Market System under the symbol "FFWD."

     The First Western merger agreement states that First Western stockholders will receive 1.211 Sky Financial common shares for each share of First Western common stock. The Wood Bancorp merger agreement states that Wood Bancorp stockholders will receive .7315 Sky Financial shares for each share of Wood Bancorp common stock. Both transactions are expected to be tax free exchanges and accounted for as a pooling-of-interests. Both First Western and Wood Bancorp entered into stock option agreements with Sky Financial which grant Sky Financial an option to purchase up to 19.9% of their shares. Assuming the First Western merger is approved, Sky Financial will issue approximately 13.5 million Sky Financial common shares to First

Western stockholders and it is estimated that former First Western stockholders will own approximately 23% of the outstanding Sky Financial common shares.

     If the First Western merger is completed, the size of the Sky Financial board will be increased from 25 to 27 members to accommodate the addition of two of the First Western directors to the Sky Financial board. Additionally, the size of the Sky Financial board will increase by one to accommodate the addition of a Wood Bancorp director to the Sky Financial board.

     The First Western merger is expected to close on or about August 6, 1999. The Wood Bancorp merger closed on July 16, 1999. Assuming the mergers with First Western and Wood Bancorp are both completed as proposed, on an unaudited pro forma basis at March 31, 1999, the combined entity of Sky Financial, First Western and Wood Bancorp would have had total consolidated assets of approximately $6.9 billion and total shareholders' equity of approximately $494 million. Also on an unaudited pro forma basis for the three months ended March 31, 1999, the combined entity's return on average total assets would have been 1.51% and return on average common shareholders' equity would have been 20.22%. For more detailed unaudited pro forma financial information see the "Sky Financial, Wood Bancorp, First Western and Mahoning Bancorp Unaudited Pro Forma Combined Selected Financial Data" on page 14 and the "Unaudited Pro Forma Condensed Combined Financial Statements" and related notes on pages 48 through 55.

                           OUR REASONS FOR THE MERGER

     As previously mentioned, Mahoning Bancorp believes that its merger with Sky Financial will benefit you by providing several benefits, including increased liquidity, access to capital, and a wide array of banking and financial services and products. If the mergers with Mahoning Bancorp, First Western and Wood Bancorp are approved, you will become a shareholder of a $7.7 billion financial services organization that will be able to serve its customers through 230 banking centers located throughout Ohio, western Pennsylvania, West Virginia and Michigan. To review our reasons for the Mahoning Bancorp merger in detail, as well as how Sky Financial and Mahoning Bancorp came to agree on the merger, see pages 21 through 22.

                      BOARD RECOMMENDATION TO SHAREHOLDERS

     The board of directors of Mahoning Bancorp believes that the merger with Sky Financial is in your best interests and unanimously recommends that you vote for the proposal to approve and adopt the merger agreement.

                      THE MAHONING BANCORP SPECIAL MEETING

     You are entitled to vote at the special meeting if you owned Mahoning Bancorp common shares as of the close of business on July 20, 1999. As of July 20, 1999, a total of 6,300,000 votes were eligible to be cast at the Mahoning Bancorp special meeting. At the special meeting, the shareholders will consider and vote upon a proposal to approve and adopt the merger agreement.

                         COMPARATIVE MARKET VALUE DATA

     Sky Financial common shares began trading on the NASDAQ National Market System under the symbol "CICS" as of June 1, 1993, when Sky Financial was known as Citizens Bancshares, Inc. On October 2, 1998, in connection with the merger of Citizens Bancshares, Inc. and Mid Am, Inc., and pursuant to a name change from Citizens Bancshares, Inc. to Sky Financial Group, Inc., the NASDAQ National Market System symbol for Sky Financial common shares was changed to "SKYF." Mahoning Bancorp common shares are traded on the NASDAQ National Market System under the symbol "MGNB." The information presented in the following table reflects the last reported sale prices for Sky Financial and Mahoning Bancorp on June 4, 1999, the last trading day preceding our public announcement of the merger and on July 22, 1999, the last practicable trading day for which information was available shortly prior to the date of this proxy statement/prospectus. No assurance can be given as to what the market price of Sky Financial common shares will be, if and when the merger is closed. We have calculated the equivalent per share basis by multiplying the last reported sale price of Sky Financial common shares on the dates indicated by the exchange ratio of 1.66.

                    SKY FINANCIAL GROUP AND MAHONING BANCORP
                            COMPARATIVE MARKET VALUE
                           -------------------------

                                                                           MAHONING
                                                                           BANCORP
                                                                          EQUIVALENT
                                                            MAHONING      PER SHARE
                                         SKY FINANCIAL      BANCORP         BASIS
                                         -------------    ------------    ----------
June 4, 1999...........................     $29.31           $31.50         $48.66
July 22, 1999..........................     $27.25           $44.00         $45.24

                 COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

     The following table presents historical and pro forma per share data of Sky Financial, Mahoning Bancorp, Wood Bancorp and First Western. The equivalent pro forma information was obtained by multiplying the related pro forma combined amounts for Sky Financial by the exchange ratio of 1.66 for Mahoning Bancorp. You should read this information together with our historical and pro forma financial statements incorporated by reference or included in this document. The comparative per share data does not include any expenses that we expect to incur in connection with completing the merger and integrating the operations of Sky Financial, Mahoning Bancorp, Wood Bancorp and First Western. We expect that the merger will provide Sky Financial with financial benefits, including operating cost savings and revenue enhancements. While the pro forma information is helpful in showing the financial characteristics of Sky Financial after the mergers under one set of assumptions, it does not attempt to predict or suggest future results.

     The information in the following table is based on the historical financial information that we have presented in the reports and other information that we have filed with the Securities and Exchange Commission. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page i.

                           SKY FINANCIAL GROUP, INC.
                        MAHONING NATIONAL BANCORP, INC.
                               WOOD BANCORP, INC.
                          FIRST WESTERN BANCORP, INC.
              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                       AS OF AND FOR THE
                                                      THREE MONTHS ENDED       AS OF AND FOR THE YEAR ENDED
                                                           MARCH 31,                   DECEMBER 31,
                                                      -------------------      ----------------------------
                                                       1998        1999         1996       1997       1998
                                                      -------     -------      ------     ------     ------
                                                                           (UNAUDITED)

NET INCOME PER COMMON SHARE:
  Historical
    Sky Financial
      Basic.......................................    $ 0.29      $ 0.45       $ 1.14     $ 1.29     $ 0.39
      Diluted.....................................      0.29        0.44         1.11       1.27       0.39
    Mahoning Bancorp
      Basic.......................................    $ 0.52      $ 0.59       $ 1.84     $ 2.05     $ 2.20
      Diluted.....................................      0.52        0.59         1.84       2.05       2.20
    Wood Bancorp
      Basic.......................................    $ 0.22      $ 0.24       $ 0.50     $ 0.91     $ 0.94
      Diluted.....................................      0.21        0.24         0.48       0.86       0.93
    First Western
      Basic.......................................    $ 0.50      $ 0.48       $ 1.49     $ 1.80     $ 1.61
      Diluted.....................................      0.49        0.47         1.47       1.77       1.58
  Pro forma combined
      Basic.......................................    $ 0.32      $ 0.42       $ 1.14     $ 1.32     $ 0.73
      Diluted.....................................      0.31        0.42         1.12       1.30       0.73
  Equivalent amount of Mahoning Bancorp(A)
      Basic.......................................    $ 0.53      $ 0.70       $ 1.90     $ 2.20     $ 1.22
      Diluted.....................................      0.52        0.69         1.86       2.16       1.20
DIVIDENDS PER COMMON SHARE:
  Historical
    Sky Financial.................................    $ 0.15      $ 0.21       $ 0.38     $ 0.51     $ 0.65
    Mahoning Bancorp..............................      0.21        0.26         0.57       0.69       0.89
    Wood Bancorp..................................      0.09        0.10         0.16       0.27       0.35
    First Western.................................      0.15        0.15         0.49       0.56       0.70
  Equivalent amount of Mahoning Bancorp (A).......      0.24        0.35         0.63       0.84       1.08
BOOK VALUE PER COMMON SHARE:
  Historical
    Sky Financial.................................    $ 8.22      $ 7.76       $ 7.77     $ 8.45     $ 7.64
    Mahoning Bancorp..............................     14.05       15.41        12.24      13.74      15.29
    Wood Bancorp..................................      8.18        8.63         7.29       8.01       8.52
    First Western.................................     12.92       13.46        11.16      12.47      13.37
  Pro forma combined..............................      8.79        8.21         8.05       8.83       8.62
  Equivalent amount of Mahoning Bancorp (A).......     14.59       13.63        13.37      14.66      14.32

-------------------------
(A) The equivalent pro forma per share data for Mahoning Bancorp is computed by multiplying pro forma combined information, or Sky Financial information for dividends per common share, by 1.66, the exchange ratio.

              SELECTED HISTORICAL FINANCIAL DATA OF SKY FINANCIAL

     The following table sets forth selected historical financial data of Sky Financial and has been derived from its financial statements. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that Sky Financial has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page i.

                                    AS OF OR FOR THE
                                   THREE MONTHS ENDED
                                        MARCH 31,                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                 -----------------------   --------------------------------------------------------------
                                    1998         1999         1994         1995         1996         1997         1998
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
  Interest income..............  $   89,242   $   87,699   $  267,901   $  307,848   $  323,050   $  347,531   $  363,680
  Interest expense.............      43,573       41,315      110,690      144,520      150,936      166,917      176,556
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income..........      45,669       46,384      157,211      163,328      172,114      180,614      187,124
  Provision for credit
    losses.....................       1,976        2,360        4,988        6,472        7,713       10,928       24,968
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income after
    provision for credit
    losses.....................      43,693       44,024      152,223      156,856      164,401      169,686      162,156
  Other income.................      23,032       24,509       42,735       46,612       62,244       82,167       97,214
  Other expenses...............      47,561       38,941      131,678      132,053      149,131      164,783      232,708
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes...      19,164       29,592       63,280       71,415       77,514       87,070       26,662
  Income taxes.................       5,947        9,428       19,329       22,348       24,364       27,750        8,854
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income...................  $   13,217   $   20,164   $   43,951   $   49,067   $   53,150   $   59,320   $   17,808
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Net income available to
    common shareholders........  $   13,217   $   20,164   $   41,034   $   46,316   $   50,743   $   58,715   $   17,808
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA(1):
  Basic net income.............  $     0.29   $     0.45   $     0.92   $     1.03   $     1.14   $     1.29   $     0.39
  Diluted net income...........        0.29         0.44         0.91         1.01         1.11         1.27         0.39
  Cash dividends declared......        0.15         0.21         0.14         0.23         0.38         0.51         0.65
  Book value at period-end.....        8.22         7.76         6.38         7.31         7.77         8.45         7.64
  Weighted average shares
    outstanding basic..........      45,365       44,999       44,825       44,876       44,510       45,402       45,124
  Weighted average shares
    outstanding diluted........      45,978       45,463       48,512       48,435       47,812       46,699       45,686
BALANCE SHEET DATA (YEAR END):
  Total assets.................  $4,615,725   $4,683,020   $3,849,371   $4,088,793   $4,263,034   $4,562,303   $4,815,121
  Securities available for
    sale.......................   1,067,569      969,941      402,552      906,031      901,640      961,199      996,426
  Securities held to
    maturity...................          --           --      560,790       74,851       88,371       87,207           --
  Loans, net of unearned
    income.....................   3,145,954    3,337,426    2,581,681    2,694,889    2,932,396    3,144,439    3,355,881
  Allowance for loan losses....      41,492       55,149       33,690       33,315       35,401       40,376       54,008
  Deposits.....................   3,714,961    3,740,219    3,198,225    3,436,990    3,551,726    3,662,941    3,832,662
  Total shareholders' equity...     371,375      349,225      326,639      362,953      377,195      387,278      343,842
SIGNIFICANT RATIOS:
  Return on average assets.....        1.42%        1.73%        1.17%        1.24%        1.28%        1.34%        0.38%
  Return on average
    shareholders' equity.......       17.28        23.35        14.51        15.02        15.33        16.04         4.68
  Average shareholders' equity
    to average assets..........        8.21         7.39         8.60         8.75         8.81         8.53         8.08
  Average loans as a percent of
    average deposits...........       86.57        90.09        77.73        79.68        80.94        86.48        87.21
  Shareholders' equity as a
    percent of period-end
    assets.....................        8.05         7.46         8.49         8.88         8.85         8.49         7.14
  Allowance for credit losses
    as a percent of loans......        1.32         1.65         1.30         1.24         1.21         1.28         1.61
  Net charge-offs as a percent
    of average loans...........        0.11         0.14         0.17         0.26         0.20         0.19         0.35
  Dividends declared as a
    percent of net income......       55.67        46.89        36.76        39.82        41.35        42.62       173.64
  Net interest margin, fully
    taxable equivalent.........        4.42         4.40         4.57         4.51         4.55         4.48         4.37
  Nonperforming loans to total
    loans......................        0.38         0.36         0.57         0.55         0.35         0.37         0.37
  Allowance for credit losses
    to nonperforming loans.....      349.55       455.02       228.44       225.44       347.72       348.25       431.68

---------------

(1) Per share data has been restated to reflect the ten percent stock dividend declared and paid in December 1998, the two-for-one stock split declared on May 12, 1998, the three-for-two stock split declared in 1995 and all mergers accounted for as poolings-of-interests.

             SELECTED HISTORICAL FINANCIAL DATA OF MAHONING BANCORP

     The following table sets forth selected historical financial data of Mahoning Bancorp and has been derived from its financial statements. The information is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that Mahoning Bancorp has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page i.

                                          AS OF OR FOR THE
                                         THREE MONTHS ENDED
                                              MARCH 31,                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1998         1999         1994         1995         1996         1997         1998
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
  Interest income....................  $   14,506   $   14,403   $   47,135   $   53,145   $   56,081   $   58,130   $   58,733
  Interest expense...................       5,838        5,163       17,410       22,193       22,982       23,761       22,743
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income................       8,668        9,240       29,725       30,952       33,099       34,369       35,990
  Provision for credit losses........         726          675        1,900        1,900        2,625        2,975        2,904
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income after provision
    for credit losses................       7,942        8,565       27,825       29,052       30,474       31,394       33,086
  Other income.......................       2,065        2,224        5,495        6,038        7,174        8,333        8,960
  Other expenses.....................       5,189        5,250       20,642       20,380       20,497       20,626       21,417
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes.........       4,818        5,539       12,678       14,710       17,151       19,101       20,629
  Income taxes.......................       1,566        1,815        4,118        4,640        5,540        6,160        6,766
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income.........................  $    3,252   $    3,724   $    8,560   $   10,070   $   11,611   $   12,941   $   13,863
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA(1):
  Basic net income...................  $     0.52   $     0.59   $     1.36   $     1.60   $     1.84   $     2.05   $     2.20
  Diluted net income.................        0.52         0.59         1.36         1.60         1.84         2.05         2.20
  Cash dividends declared............       0.210        0.260        0.395        0.465        0.565        0.690        0.890
  Book value at period-end...........       14.05        15.41         9.53        11.05        12.24        13.74        15.29
  Weighted average shares outstanding
    basic............................   6,300,000    6,300,000    6,300,000    6,300,000    6,300,000    6,300,000    6,300,000
  Weighted average shares outstanding
    diluted..........................   6,300,000    6,300,000    6,300,000    6,300,000    6,300,000    6,300,000    6,300,000
BALANCE SHEET DATA (YEAR END):
  Total assets.......................  $  802,503   $  808,691   $  707,874   $  720,135   $  769,560   $  796,866   $  824,644
  Securities available for sale......     195,868      260,843       86,440      128,397      143,600      189,578      241,037
  Securities held to maturity........      49,899        8,505      148,734       81,690       85,732       61,178       23,910
  Loans, net of unearned income......     498,684      497,313      425,367      462,435      477,795      492,487      490,743
  Allowance for credit losses........       7,740        7,997        6,694        7,156        8,112        7,524        7,789
  Deposits...........................     538,379      544,636      554,609      574,808      550,998      545,111      555,407
  Total shareholders' equity.........      88,531       97,109       60,031       69,641       77,095       86,579       96,299
SIGNIFICANT RATIOS:
  Return on average assets...........        1.67%        1.88%        1.26%        1.40%        1.55%        1.67%        1.74%
  Return on average shareholders'
    equity...........................       14.91        15.51        14.59        15.37        15.83        15.82        15.12
  Average shareholders' equity to
    average assets...................       11.19        12.11         8.67         9.14         9.78        10.56        11.51
  Average loans as a percent of
    average deposits.................       89.77        87.00        74.35        79.78        84.61        90.21        90.47
  Shareholders' equity as a percent
    of period-end assets.............       11.03        12.01         8.48         9.67        10.02        10.86        11.68
  Allowance for credit losses as a
    percent of loans.................        1.55         1.61         1.57         1.55         1.70         1.53         1.59
  Net charge-offs as a percent of
    average loans....................        0.10         0.10         0.10         0.32         0.35         0.73         0.54
  Dividends declared as a percent of
    net income.......................       40.68        43.99        29.07        29.09        30.66        33.59        40.45
  Net interest margin, fully taxable
    equivalent.......................        4.81         5.03         4.76         4.68         4.78         4.79         4.89
  Nonperforming loans to total
    loans............................        0.60         0.48         0.51         0.49         0.97         0.58         0.34
  Allowance for credit losses to
    nonperforming loans..............      259.04       335.73       310.63       316.92       175.24       261.16       460.07

---------------

(1) Adjusted for 2:1 stock splits in the form of a 100% stock dividend in 1996 and 1994.

               SELECTED HISTORICAL FINANCIAL DATA OF WOOD BANCORP

     The following table sets forth selected historical financial data of Wood Bancorp and has been derived from its financial statements. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that Wood Bancorp has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page i.

                                           AS OF OR FOR THE
                                           NINE MONTHS ENDED
                                               MARCH 31,                AS OF OR FOR THE YEAR ENDED JUNE 30,
                                          -------------------   -----------------------------------------------------
                                            1998       1999       1994        1995       1996       1997       1998
                                          --------   --------   --------    --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
  Interest income.......................  $ 10,181   $ 10,169   $  8,063    $  9,647   $ 11,085   $ 12,635   $ 13,581
  Interest expense......................     4,918      4,696      3,835       4,395      5,289      6,107      6,501
                                          --------   --------   --------    --------   --------   --------   --------
  Net interest income...................     5,263      5,473      4,228       5,252      5,796      6,528      7,080
  Provision for credit losses...........        90         90         51          60        120        120        120
                                          --------   --------   --------    --------   --------   --------   --------
  Net interest income after provision
    for credit losses...................     5,173      5,383      4,177       5,192      5,676      6,408      6,960
  Other income..........................       729      1,096        308         322        459        585      1,111
  Other expenses........................     3,076      3,319      2,903       3,276      3,473      4,371      4,283
                                          --------   --------   --------    --------   --------   --------   --------
  Income before income taxes............     2,826      3,160      1,582       2,238      2,662      2,622      3,788
  Income taxes..........................     1,059      1,167        464         737        994        947      1,419
                                          --------   --------   --------    --------   --------   --------   --------
  Net income............................  $  1,767   $  1,993   $  1,118    $  1,501   $  1,668   $  1,675   $  2,369
                                          ========   ========   ========    ========   ========   ========   ========
PER SHARE DATA:
  Basic net income......................  $   0.68   $   0.73   $   0.33(A) $   0.55   $   0.60   $   0.62   $   0.91
  Diluted net income....................      0.64       0.73       0.32(A)     0.53       0.57       0.59       0.86
  Cash dividends declared...............      0.25       0.28       0.05        0.11       0.12       0.20       0.33
  Book value at period-end..............      8.18       8.63       6.08        6.65       7.17       7.61       8.45
  Weighted average shares outstanding
    basic...............................     2,592      2,717      2,778       2,746      2,789      2,681      2,602
  Weighted average shares outstanding
    diluted.............................     2,753      2,737      2,857       2,843      2,902      2,817      2,757
BALANCE SHEET DATA (YEAR END):
  Total assets..........................  $165,007   $170,271   $124,375    $135,081   $146,249   $163,918   $166,150
  Securities available for sale.........    19,910     19,176     10,567      10,150     29,343     24,396     20,671
  Securities held to maturity...........        --         --      8,221       8,706         --         --         --
  Loans, net of unearned income.........   137,226    137,109    100,857     111,227    111,970    131,894    136,272
  Allowance for credit losses...........       631        710        351         410        513        576        654
  Deposits..............................   129,157    134,502    100,388     104,845    115,830    120,546    130,087
  Total shareholders' equity............    21,787     24,670     18,241      19,614     20,122     20,166     22,551
SIGNIFICANT RATIOS:
  Return on average assets..............      1.42%      1.57%      0.90%       1.16%      1.20%      1.07%      1.43%
  Return on average common shareholders'
    equity..............................     11.22      11.25       6.77        7.93       8.33       8.25      11.12
  Average shareholders' equity to
    average assets......................     12.69      13.99      13.31       14.63      14.36      12.92      12.86
  Average loans as a percent of average
    deposits............................    108.02     102.82      94.65      103.94      98.24     109.04     107.36
  Shareholders' equity as a percent of
    period-end assets...................     13.20      14.49      14.67       14.52      13.76      12.30      13.57
  Allowance for credit losses as a
    percent of loans....................      0.46       0.52       0.35        0.37       0.46       0.44       0.48
  Net charge-offs as a percent of
    average loans.......................      0.03       0.03       0.01        0.00       0.02       0.05       0.03
  Dividends declared as a percent of net
    income..............................     35.70      37.61      17.72       19.73      20.20      32.52      36.01
  Net interest margin, fully taxable
    equivalent..........................      4.44       4.59       3.57        4.19       4.26       4.26       4.42
  Nonperforming loans to total loans....      0.39       0.28       0.13        0.29       0.19       0.28       0.18
  Allowance for credit losses to
    nonperforming loans.................    116.40     187.75     257.35      126.08     238.60     155.26     268.11

---------------

(A) Earnings Per Share computed based upon net income of $920,081 from the mutual to stock conversion date of August 21, 1993 through June 30, 1994.

              SELECTED HISTORICAL FINANCIAL DATA OF FIRST WESTERN

     The following table sets forth selected historical financial data of First Western and has been derived from its financial statements. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that First Western has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page i.

                                          AS OF OR FOR THE
                                         THREE MONTHS ENDED
                                              MARCH 31,                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1998         1999         1994         1995         1996         1997         1998
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
  Interest income....................  $   31,394   $   35,483   $   99,167   $  119,832   $  125,483   $  127,323   $  139,733
  Interest expense...................      16,756       18,756       46,613       64,872       67,214       67,619       77,633
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income................      14,638       16,727       52,554       54,960       58,269       59,704       62,100
  Provision for credit losses........       1,000        1,125        3,650        3,982        8,288        4,836        4,000
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income after provision
    for credit losses................      13,638       15,602       48,904       50,978       49,981       54,868       58,100
  Other income.......................       5,628        4,180        8,649       11,021       15,714       17,231       17,241
  Other expenses.....................      11,428       12,341       35,275       38,027       42,264       42,995       50,646
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes.........       7,838        7,441       22,278       23,972       23,431       29,104       24,695
  Income taxes.......................       2,219        2,128        6,718        7,226        6,304        8,822        6,772
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income.........................  $    5,619   $    5,313   $   15,560   $   16,746   $   17,127   $   20,282   $   17,923
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:
  Basic net income...................  $     0.50   $     0.48   $     1.34   $     1.44   $     1.49   $     1.80   $     1.61
  Diluted net income.................        0.49         0.47         1.32         1.42         1.47         1.77         1.58
  Cash dividends declared............        0.15         0.15         0.41         0.46         0.49         0.56         0.70
  Book value at period-end...........       12.92        13.46         9.10        10.45        11.16        12.47        13.37
  Weighted average shares outstanding
    basic............................      11,149       11,155       11,636       11,649       11,510       11,242       11,150
  Weighted average shares outstanding
    diluted..........................      11,376       11,390       11,783       11,773       11,669       11,446       11,369
BALANCE SHEET DATA (YEAR END):
  Total assets.......................  $1,704,657   $2,012,709   $1,454,573   $1,603,264   $1,695,778   $1,744,077   $2,227,351
  Securities available for sale......     376,245      752,136       67,670      246,980      201,282      324,521      868,699
  Securities held to maturity........     216,750           --      336,397      259,565      276,559      232,824           --
  Loans, net of unearned income......   1,001,977    1,109,379      978,562    1,024,106      989,910    1,046,363    1,131,206
  Allowance for credit losses........      18,133       18,312       12,943       14,148       16,054       18,077       18,297
  Deposits...........................   1,138,032    1,348,952    1,029,409    1,177,683    1,148,903    1,192,339    1,488,756
  Total shareholders' equity.........     144,190      150,233      106,079      121,688      127,721      138,842      149,021
SIGNIFICANT RATIOS:
  Return on average assets...........        1.32%        1.03%        1.12%        1.06%        1.02%        1.19%        0.90%
  Return on average common
    shareholders' equity.............       16.15        14.36        15.19        14.79        14.06        15.40        12.37
  Average shareholders' equity to
    average assets...................        8.19         7.15         7.37         7.16         7.27         7.75         7.29
  Average loans as a percent of
    average deposits.................       93.37        79.60        89.64        90.32        93.54        90.24        80.13
  Shareholders' equity as a percent
    of period-end assets.............        8.46         7.46         7.29         7.59         7.53         7.96         6.69
  Allowance for credit losses as a
    percent of loans.................        1.77         1.64         1.32         1.38         1.44         1.66         1.60
  Net charge-offs as a percent of
    average loans....................        0.36         0.40         0.20         0.27         0.59         0.27         0.35
  Dividends declared as a percent of
    net income.......................       29.73        31.43        31.25        32.18        33.30        31.38        43.54
  Net interest margin, fully taxable
    equivalent.......................        3.80         3.64         4.12         3.78         3.78         3.80         3.48
  Nonperforming loans to total
    loans............................        0.28         0.21         0.29         0.48         0.46         0.24         0.17
  Allowance for credit losses to
    nonperforming loans..............      622.39       782.80       450.19       285.31       311.91       686.33       949.01

        SKY FINANCIAL, MAHONING BANCORP, WOOD BANCORP AND FIRST WESTERN
              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

     The following table sets forth selected unaudited pro forma condensed combined financial data of Sky Financial, Mahoning Bancorp, Wood Bancorp and First Western giving effect to the mergers as of the beginning of the earliest period presented, after giving effect to the pro forma adjustments described in the "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" on page 48. The mergers are expected to be accounted for as poolings-of-interests. You should read this selected unaudited pro forma financial data together with the "Unaudited Pro Forma Condensed Combined Financial Statements" and the related notes on pages 48 through 55. The pro forma information is not necessarily indicative of the actual financial condition that would have existed or the results that would have been achieved had the mergers been closed on the dates indicated or that may be achieved in the future.

                                                AS OF AND FOR THE
                                               THREE MONTHS ENDED         AS OF AND FOR THE YEARS ENDED
                                                    MARCH 31,                      DECEMBER 31,
                                             -----------------------   ------------------------------------
                                                1998         1999         1996         1997         1998
                                             ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
                                                                      (UNAUDITED)
INCOME STATEMENT DATA:
Net interest income........................  $   70,169   $   73,563   $  269,657   $  279,262   $  289,978
Provision for loan losses..................       3,732        4,190       18,746       18,859       31,992
Net income.................................      22,665       29,885       83,239       94,900       52,082
Net income available to common
  shareholders.............................      22,665       29,885       80,832       94,295       52,082
PER COMMON SHARE DATA:
Net income -- basic........................  $     0.32   $     0.42   $     1.14   $     1.32   $     0.73
Net income -- diluted......................        0.31         0.42         1.12         1.30         0.73
Book value at period end...................        8.79         8.21         8.05         8.83         8.62
Weighted average shares
  outstanding -- basic.....................      71,109       70,907       70,894       71,252       70,764
Weighted average shared
  outstanding -- diluted...................      72,122       71,671       71,753       72,903       74,352
BALANCE SHEET DATA (AT PERIOD-END):
Total assets...............................  $7,285,950   $7,687,623   $6,886,703   $7,267,999   $8,037,986
Net loans..................................   4,770,215    5,018,412    4,616,462    4,813,103    5,126,771
Total deposits.............................   5,520,529    5,768,309    5,382,365    5,525,878    6,000,504
Total shareholders' equity.................     623,941      582,169      601,061      632,221      612,116
RATIOS:
Return on average assets...................       1.26%        1.55%        1.24%        1.35%        0.68%
Return on average common equity............      14.63%       19.48%       16.09%       15.71%        8.15%
Average total equity to average assets.....       8.64%        7.96%        8.64%        8.66%        8.35%

                                  RISK FACTORS

     In addition to other information in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference, you should consider carefully the following factors before making a decision on the merger.

SINCE THE MARKET PRICE OF SKY FINANCIAL COMMON SHARES WILL VARY, YOU CANNOT BE SURE OF THE MARKET VALUE OF THE SKY FINANCIAL COMMON SHARES YOU WILL RECEIVE IN THE MERGER.

     At the time the merger is completed, each Mahoning Bancorp common share will be converted into the right to receive 1.66 Sky Financial common shares. Absent certain circumstances, this exchange ratio will not be adjusted in the event of any increase or decrease in the price of the Sky Financial common shares or Mahoning Bancorp common shares. As a result, the value of the Sky Financial common shares received by Mahoning Bancorp shareholders in the merger will vary with fluctuations in the value of the Sky Financial common shares. On June 4, 1999, the last full trading day before we announced the merger, the closing price of Sky Financial's common shares was $29.31 per share. On July 22, 1999, the most recent practicable date before the printing of this proxy statement/prospectus, the closing price of Sky Financial's common shares was $27.25 per share.

     In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of securities of many bank holding companies. These broad market fluctuations could adversely affect the market price of Sky Financial's common shares. If the market price of Sky Financial's common shares decreases, the value of the Sky Financial common shares you own will decrease.

SKY FINANCIAL MAY NOT BE ABLE TO ACHIEVE THE EXPECTED INTEGRATION AND COST SAVINGS FROM THIS MERGER AND THE FIRST WESTERN AND WOOD MERGERS, WHICH COULD ADVERSELY AFFECT EARNINGS AND FINANCIAL CONDITION.

     Sky Financial and Mahoning Bancorp expect to achieve cost savings following the merger. By the year 2000, we believe the cost savings should be approximately $6,500,000 annually. In addition, Sky Financial expects to achieve cost savings following its mergers with First Western and Wood Bancorp, which, by the year 2000, Sky Financial believes should be approximately $13,000,000. Difficulties may arise, however, in the integration of the business and operation of the combined entity. As a result, Sky Financial may not be able to achieve the cost savings and synergies that it expects will result from the mergers. Achieving cost savings is dependent on restructuring the combined entity's balance sheet, consolidating certain operational and functional areas, eliminating duplicative positions and closing certain branch facilities. Additional operational savings are dependent upon the integration of the banking businesses of Sky Financial, Mahoning Bancorp, Wood Bancorp and First Western, the conversion of data systems and the standardization of business practices. Actual savings may be materially less than expected if the mergers are delayed, the integration of both companies' operations is delayed beyond what is anticipated or the conversion to a single data system is not accomplished on a timely basis.

SKY FINANCIAL MAY NOT BE ABLE TO RETAIN MANAGEMENT LEVEL EMPLOYEES AND EMPLOYEES WITH TECHNICAL BACKGROUNDS, WHICH COULD ADVERSELY AFFECT ITS ABILITY TO DEVELOP AND SUPPORT ITS FINANCIAL SERVICES BUSINESS.

     Sky Financial may not be able to retain some management level employees and some employees with technical backgrounds as a result of Sky Financial's merger strategy. The market for these employees is becoming increasingly competitive and Sky Financial has occasionally experienced delays in hiring these personnel. The failure or inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could affect Sky Financial's ability to develop and support its financial services business.

CHANGES IN INTEREST RATES COULD ADVERSELY AFFECT SKY FINANCIAL'S EARNINGS AND FINANCIAL CONDITION.

     Sky Financial's earnings and financial condition are dependent to a large degree upon net interest income, which is the difference between interest earned from loans and securities and interest paid on deposits and borrowings. In the early 1990's, many banking organizations experienced historically high interest rate spreads, meaning the difference between the interest rates earned on loans and investments and the interest rates paid on deposits and borrowings. More recently, however, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressures, and there can be no assurance that these rate spreads will not narrow even further. This narrowing of interest rate spreads could adversely affect Sky Financial's earnings and financial condition.

     In addition, there can be no assurance that interest rates will continue to remain low. High interest rates could adversely affect Sky Financial's mortgage banking business because higher interest rates could cause customers to request fewer mortgage refinancings and purchase money mortgage originations.

COMPUTER SYSTEM FAILURES OR MISCALCULATIONS RESULTING FROM AN INABILITY TO INTERPRET DATES BEYOND 1999 COULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATIONS.

     Any computer equipment that uses two digits instead of four to specify the year will be unable to interpret dates beyond the year 1999. This "Year 2000" issue could result in system failures or miscalculations causing disruptions of operations. The three major areas that could be critically affected are financial and operating systems, equipment and third-party relationships with suppliers and customers. Each of us has developed plans to address this exposure.

     The three critical areas affected and our accomplishments to date are shown below:

AREA                                             ACCOMPLISHED TO DATE
----                                             --------------------
Financial and operating systems         - Systems assessed
                                        - Testing completed
                                        - Contingency planning completed
                                        - Detailed plans continue to be
                                          developed
Equipment                               - Systems assessed
                                        - Testing completed
                                        - Contingency planning completed
                                        - Detailed plans continue to be
                                          developed

AREA                                             ACCOMPLISHED TO DATE
----                                             --------------------
Third-party relationships with          - Communicating with critical
  suppliers and customers                 suppliers and customers to ascertain
                                          whether they are addressing
                                          potential Year 2000 issues
                                        - Ongoing customer educational
                                          programs continue to be conducted

     We believe that our internal systems will be Year 2000 compliant. The failure of major suppliers and customers to achieve Year 2000 compliance could materially and adversely affect Sky Financial's and Mahoning Bancorp's results of operations.

OFFICERS AND DIRECTORS OF MAHONING BANCORP MAY HAVE INTERESTS IN THE MERGER THAT MAY CREATE POTENTIAL CONFLICTS OF INTEREST BECAUSE THEY HAVE EMPLOYMENT OR CHANGE IN CONTROL AGREEMENTS PROVIDING FOR PAYMENTS.

     When considering the recommendations of the board of directors of Mahoning Bancorp, you should be aware that some executive officers of Mahoning Bancorp and one member of the Mahoning Bancorp board may have interests in the merger that are somewhat different from your interests. These interests exist because of rights they have under employment agreements and change in control agreements. These interests may create potential conflicts of interest. See "The Merger -- Interests of Mahoning Bancorp's Executive Officers and Directors in the Merger" on page 28.

THE STOCK OPTION AGREEMENT MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE MAHONING BANCORP.

     The merger agreement provides for a stock option agreement that could discourage other companies from trying to or proposing to acquire Mahoning Bancorp in an alternative transaction before we complete the merger. Such an alternative transaction involving Mahoning Bancorp may be more advantageous to you than the merger.

     If Sky Financial exercised the option, Mahoning Bancorp could, by satisfying the option, experience a material negative impact on its earnings and financial condition. This might discourage other companies from trying to or proposing to combine with Mahoning Bancorp. If the option was to become exercisable, the option also might, for a period of time, prevent a third party from completing a pooling-of-interests transaction with Mahoning Bancorp. This also could discourage other companies from trying to combine with Mahoning Bancorp.

SKY FINANCIAL'S ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND SHAREHOLDER RIGHTS PLAN CONTAIN PROVISIONS THAT MAY HAVE THE EFFECT OF DISCOURAGING A THIRD PARTY FROM MAKING AN ACQUISITION OF SKY FINANCIAL BY MEANS OF A TENDER OFFER, PROXY CONTEST OR OTHERWISE.

     The articles of incorporation and code of regulations of Sky Financial, among other things:

     - classify the Sky Financial board into three classes with directors of each class serving for a staggered three-year period;

     - provide that directors may be removed only for cause and only by the affirmative vote of 80% of the Sky Financial board;

     - require the affirmative vote of at least 75% of the voting power of the Sky Financial shares entitled to vote in order to amend the Sky Financial code of regulations with respect to the number, classification, election, term of office or removal of the directors of Sky Financial;

     - permit the Sky Financial board to fill vacancies and newly created directorships on the Sky Financial board; and

     - restrict the ability of shareholders to call special meetings.

These provisions could make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Sky Financial board. See "Material Differences Between the Rights of Sky Financial and Mahoning Bancorp Shareholders" on page 43.

     The Sky Financial board has declared a dividend of one preferred share purchase right for each Sky Financial common share outstanding pursuant to a shareholder rights plan. This right will also be attached to each Sky Financial common share subsequently issued, including the Sky Financial common shares to be issued to you in exchange for your Mahoning Bancorp common shares in the merger. If triggered, the shareholder rights plan would cause substantial dilution to a person or group of persons that acquires more than 10% of Sky Financial's outstanding common shares on terms not approved by the Sky Financial board. This shareholder rights plan could discourage or make more difficult a merger, tender offer or other similar transaction with Sky Financial. See "Description of Sky Financial Capital Stock" on page 43.

                      THE MAHONING BANCORP SPECIAL MEETING

PURPOSE OF THE MAHONING BANCORP SPECIAL MEETING

     We are providing this proxy statement/prospectus to holders of Mahoning Bancorp common shares as part of the Mahoning Bancorp board's solicitation of proxies for the special meeting of Mahoning Bancorp shareholders to be held on August 30, 1999 at 3:00 p.m., at the offices of Mahoning Bancorp located at 23 Federal Plaza, Youngstown, Ohio 44501, including any adjournments or reschedulings of that special meeting. This proxy statement/prospectus and the accompanying proxy card are first being mailed to shareholders of Mahoning Bancorp on or about July 30, 1999.

     At the Mahoning Bancorp special meeting, Mahoning Bancorp shareholders will consider and vote upon a proposal to approve and adopt the merger agreement and the related transactions contemplated thereunder. No other business will be transacted at the Mahoning Bancorp special meeting.

     Along with each copy of this proxy statement/prospectus mailed to Mahoning Bancorp shareholders, we are sending a form of proxy for use at the Mahoning Bancorp special meeting. Sky Financial is also sending this proxy statement/prospectus to Mahoning Bancorp shareholders as a prospectus in connection with the issuance of Sky Financial common shares in exchange for Mahoning Bancorp common shares in the merger.

     THE MAHONING BANCORP BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE RELATED TRANSACTIONS AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

     The Mahoning Bancorp board has fixed the close of business on July 20, 1999 as the record date for determining shareholders of Mahoning Bancorp entitled to notice of and to vote at the Mahoning Bancorp special meeting. Only Mahoning Bancorp shareholders who are holders at the close of business on the Mahoning Bancorp record date will be entitled to notice of and to vote at the Mahoning Bancorp special meeting.

     As of July 20, 1999, there were 6,300,000 Mahoning Bancorp common shares issued and outstanding, each of which entitles the holder to one vote. Shareholders may vote either in person or by proxy.

     All Mahoning Bancorp common shares represented by properly executed proxies will be voted in accordance with the instructions indicated in those proxies, unless those proxies have been previously revoked. If your common shares are represented by more than one properly executed proxy, the proxy bearing the most recent date will be voted at the Mahoning Bancorp special meeting. IF YOUR PROXY CARD DOES NOT INDICATE HOW YOU WANT TO VOTE, YOUR MAHONING BANCORP COMMON SHARES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS.

     If you give the proxy we are soliciting, you may revoke it at any time before it is exercised by giving written notice to the Secretary of Mahoning Bancorp, by signing and returning a later-dated proxy or by voting in person by ballot at the Mahoning Bancorp special meeting. You should note that your presence at the Mahoning Bancorp special meeting without voting in person will not revoke an otherwise valid proxy.

     Inspectors of election appointed for the meeting will tabulate votes cast in person or by proxy at the Mahoning Bancorp special meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as common shares that are present and entitled to vote, for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to common shares to vote on a particular matter, those common shares will be considered as present but not entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

     Mahoning Bancorp will bear its own cost of solicitation of proxies, except that Mahoning Bancorp and Sky Financial have agreed to share equally all printing, mailing and delivery expenses in connection with this proxy statement/prospectus. In addition to solicitation by mail, directors, officers and employees of Mahoning Bancorp may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. Mahoning Bancorp will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.

     MAHONING BANCORP SHAREHOLDERS SHOULD NOT SEND MAHONING BANCORP COMMON SHARE CERTIFICATES WITH THEIR PROXY CARDS.

QUORUM

     To have a quorum at the Mahoning Bancorp special meeting, we must have the holders of a majority of the issued and outstanding Mahoning Bancorp common shares entitled to vote, present either in person or by properly executed proxy. Mahoning Bancorp common shares that are marked "abstain" will be counted as common shares present for the purposes of determining the presence of a quorum.

REQUIRED VOTE

     Under Mahoning Bancorp's articles of incorporation, shareholder approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding common shares by the shareholders entitled to vote at the Mahoning Bancorp special meeting. For any shareholder vote to be valid, a quorum must be present at the Mahoning Bancorp special meeting. If fewer common shares of Mahoning Bancorp are present in person or by proxy than necessary to constitute a quorum, we expect to adjourn or postpone the Mahoning Bancorp special meeting to allow additional time for obtaining additional votes or proxies. At any subsequent reconvening of the Mahoning Bancorp special meeting, all proxies obtained before the adjournment or postponement will be voted in the same manner as the proxies would have been voted at the original convening of the Mahoning Bancorp special meeting, except for any proxies which have been effectively revoked or withdrawn, even if they were effectively voted on the same, or any other matter, at a previous meeting.

     As of July 20, 1999, directors and executive officers of Mahoning Bancorp and their affiliates beneficially owned an aggregate of 148,043 Mahoning Bancorp common shares. This number amounts to less than 2.35% of the Mahoning Bancorp common shares outstanding on that date.

     A properly executed proxy marked "abstain" will not be voted on the approval and adoption of the merger agreement but will count toward determining whether a quorum is present. Brokers who hold common shares of Mahoning Bancorp in "street name" for the beneficial owners of these common shares cannot vote these shares on the approval and adoption of the merger agreement without specific instructions from the beneficial owners. Therefore, if you are the beneficial owner of Mahoning Bancorp common shares held by a broker in "street name," you should sign, date and return your proxy card to the broker in the envelope provided by the broker. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of outstanding Mahoning Bancorp common shares entitled to vote, an abstention, or if your shares are held in "street name," your failure to instruct your broker how to vote, will have the same effect as a vote against the merger agreement.

     THE MATTERS TO BE CONSIDERED AT THE MAHONING BANCORP SPECIAL MEETING ARE OF GREAT IMPORTANCE TO YOU. THEREFORE, WE URGE YOU TO READ AND CONSIDER CAREFULLY THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS. WE ALSO URGE YOU TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

     The following summary of the material terms of the merger may not contain all of the information that is important to you. WE URGE ALL SHAREHOLDERS TO READ THE MERGER AGREEMENT THAT IS SET FORTH IN ANNEX A IN ITS ENTIRETY.

BACKGROUND OF THE MERGER

     Mahoning Bancorp was formed in 1992 to serve as the holding company for Mahoning National Bank of Youngstown, which since 1868 has been operated as a traditional banking institution.

     In the 1990's, Mahoning Bancorp has steadily increased earnings and improved profitability through a combination of internal growth and productivity enhancement. By the middle of the decade, though, the board and executive management felt that internal growth and the additional productivity improvement opportunities would not continue to produce adequate earnings increases. Thus, in recent years, the company pursued and evaluated several bank and thrift acquisition opportunities as well as branch purchases. In each case, the opportunity was found to be financially unacceptable, or the targets were unwilling to merge.

     Earlier this year, Mahoning Bancorp asked its investment bankers, Danielson Associates, to prepare a review of the company's strategic options. On the basis of that review, the board directed executive management to identify acceptable potential acquirors and to solicit acquisition offers from those institutions. Danielson Associates prepared an information memorandum on the company and distributed it to potential acquirors during the week of May 3, 1999.

     On May 4, 1999 Mr. David Martin, President of Danielson Associates, telephoned Mr. Marty E. Adams, President and Chief Operating Officer of Sky Financial, requesting a meeting regarding an unnamed financial institution. On May 5, 1999 Mr. Adams met with Mr. Martin in Columbus, Ohio, signed a confidentiality agreement and received the Mahoning Bancorp information memorandum. On May 5, 1999 Mr. Adams contacted representatives from Sandler O'Neill & Partners, Sky's financial advisors, to discuss the potential financial impact of a business combination between Sky Financial and Mahoning Bancorp.

     On May 13, 1999 Mr. Adams and Mr. Ridler, Chairman, President and Chief Executive Officer of Mahoning Bancorp, discussed a possible strategic business combination. At a special meeting held on May 20, 1999, the Sky Financial board of directors approved Sky Financial's bid package for Mahoning Bancorp and authorized management to negotiate the terms of an agreement.

     A special meeting of the Mahoning Bancorp board was held on May 24, 1999 to review the various offers. At that meeting, the board instructed Danielson Associates to attempt to improve and/or clarify some aspects of the offers. On May 27, 1999 the Sky Financial executive committee revised Sky Financial's offer. A second special meeting was held by the Mahoning Bancorp board on May 28, 1999 to review the revised offers. At that meeting, the board instructed executive management to enter into negotiations with Sky Financial to reach an acceptable agreement to merge with Sky Financial.

     During the week of May 30, 1999, both parties conducted their due diligence review and negotiated the terms of the merger agreement and stock option agreement. On June 6, 1999, Sky Financial presented Mahoning Bancorp with a final merger agreement and related documents.

     On June 6, 1999, the Mahoning Bancorp board met to review the terms of the proposed merger agreement with the assistance of the company's outside counsel and Danielson Associates. Danielson Associates rendered an oral opinion that the exchange ratio was "fair" from a financial point of view. After a thorough discussion, the Mahoning

Bancorp board approved the merger agreement and the related stock option agreement with Sky Financial and ordered their execution.

MAHONING BANCORP'S REASONS FOR THE MERGER; RECOMMENDATION OF THE MAHONING BANCORP BOARD OF DIRECTORS

     Mahoning Bancorp's board of directors believes that the merger is in the best interest of Mahoning Bancorp and its shareholders and has approved the merger agreement and the stock option agreement. In the course of approving the merger agreement and the stock option agreement and recommending adoption of the merger agreement by the holders of Mahoning Bancorp common stock, the board of directors, without assigning any relative or specific weights, considered a number of factors, including, without limitation, the following:

     - familiarity with and review of Sky Financial's business, operations, financial condition, earnings and prospects;

     - the financial and valuation analyses prepared by Danielson Associates;

     - the fairness opinion rendered by Danielson Associates, a copy of which is attached hereto as Annex C;

     - the financial terms of the merger, including the exchange ratio and the value of the consideration to be received by Mahoning Bancorp shareholders as a multiple of per share book value and earnings and such value being recognized as the implied offer consideration of $48.66 per share based upon market prices on June 4, 1999, the last full trading day before Sky Financial and Mahoning Bancorp announced the merger, which was a 54.5% premium over the price of Mahoning Bancorp common shares.

     - the higher trading volume and enhanced liquidity and the prospects of positive long-term performance of the Sky Financial common shares;

     - the strategic fit between Mahoning Bancorp and Sky Financial, enhanced funding capacity to portfolio assets originated, the enhanced opportunities for operating efficiencies and cost savings that could result from the merger and the respective contributions the parties would bring to a combined company;

     - the nature and compatibility of Sky Financial's management and business philosophies;

     - the anticipated impact of the merger on employees, customers and communities serviced by both institutions;

     - industry and economic factors; and

     - regulatory and other factors.

     THE MAHONING BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR MAHONING BANCORP COMMON SHARES FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

FAIRNESS OPINION OF DANIELSON ASSOCIATES, INC.

     Mahoning Bancorp retained Danielson Associates to advise the Mahoning Bancorp board of directors as to its "fair" sale value and the fairness to its shareholders of the financial terms of Sky Financial's offer to acquire Mahoning Bancorp. Danielson Associates is regularly engaged in the valuation of banks, bank holding companies, and thrifts in connection with mergers, acquisitions, and other securities transactions; and has knowledge of, and experience with, Ohio banking markets and banking organizations operating in those markets. Danielson Associates was selected by Mahoning Bancorp because of its knowledge of, expertise with, and reputation in the financial services industry.

     In such capacity, Danielson Associates reviewed the merger agreement with respect to the pricing and other terms and conditions of the merger, but the decision as to accepting the offer was ultimately made by the board of directors of Mahoning Bancorp. Danielson Associates rendered its oral opinion to the Mahoning Bancorp board of directors, which it subsequently confirmed in writing, that as of the date of such opinion, the financial terms of the Sky Financial offer were "fair" to Mahoning Bancorp and its shareholders. No limitations were imposed by the Mahoning Bancorp board of directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

     In arriving at its opinion, Danielson Associates:

     - reviewed business and financial information relating to Mahoning Bancorp and Sky Financial, including annual reports for the fiscal year ended December 31, 1998; call report data from 1990 to 1998; and SEC 10-K and 10-Q reports for 1998 and 1999;

     - discussed the past and current operations, financial condition and prospects of Mahoning Bancorp with its senior executives;

     - analyzed the pro forma impact of the merger on Sky Financial's earnings per share, capitalization, and financial ratios;

     - reviewed the reported prices and trading activity for the Sky Financial common stock and compared it to similar bank holding companies;

     - reviewed and compared the financial terms, to the extent publicly available, with comparable transactions;

     - reviewed the merger agreement and certain related documents; and

     - considered such other factors as were deemed appropriate.

     Danielson Associates did not obtain any independent appraisal of assets or liabilities of Mahoning Bancorp or Sky Financial or their respective subsidiaries. Further, Danielson Associates did not independently verify the information provided by Mahoning Bancorp or Sky Financial and assumed the accuracy and completeness of all such information.

     In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Associates' opinion. The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to partial analysis or summary description.

     In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Mahoning Bancorp's or Sky Financial's control. Any estimates contained in Danielson Associates analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

     PRO FORMA MERGER ANALYSES

     Danielson Associates analyzed the changes in the amount of earnings and book value represented by the receipt of about $307 million for all of the outstanding common shares of Mahoning Bancorp, which will be paid in Sky Financial common shares. The analysis evaluated, among other things, possible dilution in earnings and capital per Sky Financial common share.

     COMPARABLE COMPANIES

     To determine the "fair" value of the Sky Financial common shares to be exchanged for Mahoning Bancorp common shares, we compared Sky Financial to eleven publicly-traded bank holding companies. These comparable banks had assets in the $4 billion to $10 billion range, no extraordinary characteristics and were located in the states of Indiana, Michigan, Ohio, Pennsylvania and West Virginia.

     SUMMARY AND DESCRIPTION OF COMPARABLE BANKS

COMPARABLE BANKS**                         ASSETS*          HEADQUARTERS
------------------                        ----------      ----------------
                                          (IN MILL.)
Citizens Banking Corporation                $4,499        Flint, Mich.
CNB Bancshares, Inc.                         7,219        Evansville, Ind.
First Commonwealth Fin. Corp.                4,173        Indiana, Pa.
FirstMerit Corporation                       9,175        Akron, Ohio
Fulton Financial Corporation                 5,787        Lancaster, Pa.
Keystone Financial Inc.                      6,830        Harrisburg, Pa.
Old National Bancorp                         6,643        Evansville, Ind.
One Valley Bancorp, Inc.                     5,974        Charleston, W.V.
Provident Financial Group, Inc.              8,633        Cincinnati, Ohio
Susquehanna Bancshares, Inc.                 4,124        Lititz, Pa.
United Bankshares, Inc.                      4,676        Charleston, W.V.

-------------------------

 * March 31, 1999.

** Publicly-traded with assets between $4 billion and $10 billion in Indiana, Michigan, Ohio, Pennsylvania and West Virginia.

Source: SNL Securities LC, Charlottesville, Virginia.

     Danielson Associates compared Sky Financial's:

     - stock price as of June 4, 1999 equal to 16.7 times earnings and 392% of book;

     - dividend yield based on trailing four quarters as of March 31, 1999 and stock price as of June 4, 1999 of 2.86%;

     - equity as of March 31, 1999 of 7.46% of assets;

     - nonperforming assets as of March 31, 1999 equal to .50% of total assets;

     - return on average assets during the trailing four quarters ended March 31, 1999 of 1.39%;

     - return on average equity during the same period of 17.63%;

with the medians for the comparable banks.

     The comparable medians were:

     - stock price equal to 16.2 times earnings and 258% of book;

     - dividend yield of 2.87%;

     - capital of 9.14% of assets;

     - .62% of assets nonperforming;

     - return on average assets of 1.16%; and

     - return on average equity of 12.99%.

Danielson Associates also compared other income, expense and balance sheet information of such companies with similar information about Sky Financial.

     SKY FINANCIAL -- COMPARABLE BANKS SUMMARY

                                                                       COMPARABLE
                                                     SKY FINANCIAL    BANKS MEDIANS
                                                     -------------    -------------

Income
------
  Net income/Avg. Assets...........................       1.39%            1.16%
  Net oper. income*/Avg. Assets....................       2.48             2.29
  Return on average equity.........................      17.63            12.99

Balance Sheet
-------------
  Equity/Assets....................................       7.46%            9.14%
  NPAs**/Assets....................................        .50              .62

Stock Price
-----------
  Price/Earnings...................................       16.7X            16.2X
  Price/Book.......................................        392%             258%
  Dividend yield...................................       2.86%            2.87%
  Payout ratio.....................................         48%              45%
  Shares traded***.................................     64,914           51,597

-------------------------

  * Net interest income plus noninterest income less operating expense.

 ** Nonperforming assets including loans 90 days past due and still accruing.

*** Average of shares traded daily YTD.
Source: SNL Securities LC, Charlottesville, Virginia.

     COMPARABLE TRANSACTION ANALYSIS

     Danielson Associates compared the consideration to be paid in the merger to the latest twelve months earnings and equity capital of Mahoning Bancorp with earnings and capital multiples paid in acquisitions of banks with assets of more than $100 million through the opinion date in the states of Kentucky, Maryland, Ohio, Pennsylvania and West Virginia and in the Northeast United States as a whole. Of these, the most applicable recent transactions included Sky Financial's purchase of First Western Bancorp, Inc. in Pennsylvania, Independence Community Bank Corp.'s acquisition of Broad National Bancorporation in New Jersey and BB&T Corporation's purchase of Mason-Dixon Bancshares, Inc. in Maryland. At the time Danielson Associates made its analysis, the consideration to be paid in the merger was 316% of Mahoning Bancorp's March 31, 1999 book value and 21.4 times Mahoning Bancorp's earnings for the trailing four quarters as of March 31, 1999. This compares to the median multiples of 296% of book value and 20 times earnings for comparable acquisitions in Kentucky, Maryland, Ohio, Pennsylvania and West Virginia.

     DISCOUNTED DIVIDENDS ANALYSIS

     Danielson Associates applied a present value calculation to Mahoning Bancorp's estimated dividend stream under several specific growth and earnings scenarios. This analysis considered, among other things, scenarios for Mahoning Bancorp as an independent institution and as part of another banking organization. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders of prospective buyers of Mahoning Bancorp common shares.

     OTHER ANALYSIS

     In addition to performing the analyses summarized above, Danielson Associates also considered the general market for bank mergers, the historical financial performance of Mahoning Bancorp and Sky Financial, the market positions of both banks and the general economic conditions and prospects of those banks.

     No company or transaction used in this composite analysis is identical to Mahoning Bancorp or Sky Financial. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

     The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions. In payment for its services as the financial advisor to Mahoning Bancorp, Danielson Associates is to be paid an estimated fee of about $1.5 million.

     The full text of the opinion of Danielson Associates dated as of June 6, 1999, which sets forth assumptions made and matters considered, is attached hereto as Annex C of this proxy statement/prospectus. Mahoning Bancorp shareholders are urged to read this opinion in its entirety. Danielson Associates' opinion is directed only to the consideration to be received by Mahoning Bancorp shareholders in the merger and does not constitute a recommendation to any Mahoning Bancorp shareholder as to how such shareholder should vote at the shareholders meeting.

SKY FINANCIAL'S REASONS FOR THE MERGER

     The board of directors and management of Sky Financial believe that the merger is fair and in the best interests of the Sky Financial shareholders. At a May 27, 1999 meeting of its executive committee, the Sky Financial board approved the merger proposal and its related transactions. We have set forth below all the material factors that the Sky Financial board considered in reaching its decision to approve the merger proposal and to recommend that Sky Financial's shareholders vote to approve and adopt the merger agreement:

     - the consistency of the merger with Sky Financial's strategic objectives;

     - the Sky Financial board's familiarity with and review of its and Mahoning Bancorp's business, financial condition, results of operations and prospects, including but not limited to its potential growth, development, productivity and profitability;

     - the recognition of the adjacency and overlap of the markets served and the products offered by Sky Financial and Mahoning Bancorp and the expectation that the merger would provide economies of scale, expanded product offerings, expanded opportunities for cross-selling, cost savings opportunities and enhanced opportunities for growth, including an expanded pool of acquisition targets;

     - the similarity between Sky Financial's and Mahoning Bancorp's philosophy and commitments to their respective employees, suppliers, creditors and customers, and the effect of the merger on those constituencies and other community and societal considerations;

     - the review by the Sky Financial board with its legal and financial advisors of the provisions of the merger agreement and the stock option agreement;

     - the current prospective environment in which each of Sky Financial and Mahoning Bancorp operates, including national and local conditions, the competitive environment for banks and other financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation and increased competition in the financial services industry, both in the Midwest and elsewhere;

     - the Sky Financial board's review, based in part on presentations by their respective management and advisors, of the business, financial condition, results of operations and management of Mahoning Bancorp, the strategic fit between the parties, and the enhanced opportunities for operating efficiencies that could result from the merger, including cost savings of approximately $6.5 million;

     - the opportunity that the merger provides to strengthen and deepen the management team of the combined entity;

     - the expectation that the merger will generally be a tax-free transaction to Mahoning Bancorp and its shareholders and will qualify for pooling-of-interests accounting treatment, see "Material Federal Income Tax Considerations" and "Accounting Treatment"; and

     - the recognition of various financial benefits accompanying the merger, including the belief that the merger would be 1.0% accretive to projected earnings per share in the first full year of post-merger operations, that the combined projected organization would be well capitalized and have strong asset quality and that the combined organization may have a higher potential for earnings and book value multiples expansion.

     Because of the variety of factors considered in connection with its evaluation of the merger, the Sky Financial board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the Sky Financial board may have assigned different weights to different factors.

BOARD OF DIRECTORS AND MANAGEMENT OF SKY FINANCIAL FOLLOWING THE MERGER

     If the merger is completed, the executive committee of the Sky Financial board will nominate Gregory L. Ridler, the current Chairman, President and Chief Executive Officer of Mahoning Bancorp, as a director to the Sky Financial board.

BOARD OF DIRECTORS AND MANAGEMENT OF SKY BANK FOLLOWING THE SUBSIDIARY MERGER

     Mahoning National Bank of Youngstown, a national banking association which is a wholly-owned subsidiary of Mahoning Bancorp will merge with and into Sky Bank, an Ohio banking corporation which is a wholly-owned subsidiary of Sky Financial, immediately after the merger, assuming that we receive all necessary regulatory approvals. Immediately after the subsidiary merger, Sky Financial will elect representatives of Mahoning Bancorp previously approved by Sky Financial to the Sky Bank board of directors. The number of Mahoning Bancorp representatives elected to the Sky Bank board will equal approximately 20% of the board's membership. In addition, Sky Bank will enter into a three year employment agreement with Mr. Ridler and a two year employment agreement with Mr. Hierro.

INTERESTS OF MAHONING BANCORP'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In connection with the merger, you should be aware that some executive officers and one board member of Mahoning Bancorp have interests in the merger that are somewhat different than your interests. These interests exist because of rights they have under employment agreements and change in control agreements.

     PAYMENTS UNDER CURRENT CHANGE IN CONTROL AGREEMENTS AND THE EXECUTIVE PHANTOM STOCK BONUS PLAN. Mr. Ridler, Mr. Hierro, Mr. Sabine, Mr. Benden and Mr. Westerburg currently have employment agreements or change in control agreements with Mahoning Bancorp. In exchange for each such individual giving up his rights under his agreement, Sky Financial has agreed to offer each individual the following amounts at the following times:

     NAME        AMOUNT                 PAYMENT DATE
     ----        ------                 ------------
  Ridler        $935,448    Per terms of new employment agreement
  Hierro        $289,262    Per terms of new employment agreement
  Sabine        $ 75,000    Effective date of merger
  Benden        $ 75,000    Effective date of merger
  Westerburg    $ 75,000    Upon completion of data conversion

     In addition, pursuant to the Executive Phantom Stock Bonus Plan the following individuals are entitled to the following amounts as a result of the merger:

     NAME        AMOUNT
     ----        ------
  Hierro        $101,336
  Sabine        $ 23,000
  Benden        $ 73,786
  Westerburg    $ 74,440

     These amounts are based on a closing stock price of $44.00 per Mahoning Bancorp common share on July 22, 1999, the last practicable trading day before the printing of this proxy statement/prospectus.

     RE-EMPLOYMENT BY SKY BANK. After the merger, Sky Bank has agreed to enter into employment agreements with Messrs. Ridler and Hierro. Mr. Ridler will enter into a three year employment agreement with automatic one year renewals beginning on the second anniversary of the agreement. Mr. Ridler will serve as the Chief Executive Officer of the Mahoning Valley Region of Sky Bank and receive an annual base salary of $255,000. Mr. Ridler may terminate his employment for "good reason" or after reaching age 55 and upon such termination will receive the salary that would have been payable under the remaining term of the agreement. For three years following the termination of his employment, Mr. Ridler will be subject to a noncompetition/nonsolicitation agreement.

     Mr. Hierro will enter into a two year employment agreement with automatic one year renewals beginning on the first anniversary of the agreement. Mr. Hierro will serve as the Senior Vice President of Sky Bank and receive an annual base salary of $125,000. Mr. Hierro may terminate his employment for "good reason" and upon such termination will receive a severance payment equal to twice his average annual compensation. For two years following the termination of his employment, Mr. Hierro will be subject to a noncompetition/ nonsolicitation agreement.

     INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. Sky Financial has agreed to indemnify, defend and hold harmless the current directors, officers and employees of Mahoning Bancorp and its subsidiaries against all expenses, judgments, fines, losses, claims, damages or liabilities arising from acts or omissions occurring at or before the effective date, to the fullest extent permitted by Ohio law and the Mahoning Bancorp articles of incorporation and regulations.

     Sky Financial has also agreed that, for a period of three years from the effective date of the merger, it will use its reasonable best efforts to provide directors' and officers' insurance for the present and former officers and directors of Mahoning Bancorp with respect to claims arising from facts or events occurring prior to the effective date. The insurance provided by Sky Financial must contain at least the same coverage and amounts with terms and conditions no less advantageous than Mahoning Bancorp's current policy; provided, however, that Sky Financial is not required to expend more than 300 percent of the current amount expended by Mahoning Bancorp to maintain or obtain that insurance coverage. If Sky Financial cannot maintain or obtain the required insurance coverage within the 300 percent limit, it is required to use its reasonable best efforts to obtain as much comparable insurance as is available for that amount. Finally, if Sky Financial merges into or consolidates with any other entity or sells substantially all its assets to another entity, Sky Financial must cause its successors or assigns to assume these obligations.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The merger is structured to qualify as a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986 so that neither Sky Financial nor Mahoning Bancorp will realize any gain or loss as a result of the merger. It is anticipated that you will not recognize any gain or loss upon the exchange of your Mahoning Bancorp common shares for newly issued Sky Financial common shares, except for cash received in lieu of fractional shares. Assuming the merger is treated as a tax-free reorganization, the federal income tax basis of the Sky Financial common shares received by you, including fractional shares that are treated for federal income tax purposes as distributed to you and then surrendered for cash, will be the same as the federal income tax basis of the Mahoning Bancorp common shares surrendered in the exchange. The holding period of the Sky Financial common shares received by you, including fractional shares that are treated for federal income tax purposes as distributed to you and then surrendered for cash, will include the holding period of the Mahoning Bancorp common shares surrendered in the exchange, provided that the Mahoning Bancorp common shares were held as a capital asset on the date of the exchange.

     Mahoning Bancorp shareholders who receive cash in lieu of Sky Financial fractional common shares as a result of the exchange will be treated for federal income tax purposes as if the fractional share interest had been issued in the merger and then had been redeemed by Sky Financial for cash, which will result in their realization of income for federal income tax purposes. Assuming that:

     - the payment of cash in lieu of Sky Financial fractional common shares is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration,

     - the total cash consideration paid to Mahoning Bancorp shareholders instead of issuing Sky Financial fractional common shares will not exceed one percent of the total consideration issued to the Mahoning Bancorp shareholders in the merger, and

     - the Sky Financial fractional share interests of each Mahoning Bancorp shareholder will be aggregated and no Mahoning Bancorp shareholder will receive cash in an amount equal to or greater than the value of one full Sky Financial common share, the cash payment will be treated for federal income tax purposes as having been received in exchange for the constructively redeemed fractional share. The amount of income realized on this exchange will be equal to the difference between the cash received and the federal income tax basis allocated to the fractional share for federal income tax purposes, and the income will be taxed as long-term capital gain if the Mahoning Bancorp common shares surrendered by you were held as a capital asset and for a period exceeding one year.

     THIS DISCUSSION OF FEDERAL INCOME TAXES IS FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PROPOSED MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     It is expected that the merger will be accounted for as a pooling-of-interests transaction in accordance with generally accepted accounting principles. The pro forma results of this accounting treatment are shown in the "Unaudited Pro Forma Condensed Combined Financial Statements" on page 48.

     As noted below, as a condition to each party's obligation to complete the merger, Sky Financial must receive a letter from Crowe, Chizek and Company LLP stating its opinion that the merger will qualify as a pooling-of-interests transaction under generally accepted accounting principles. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Sky Financial and Mahoning Bancorp will be combined at the effective date of the merger and carried forward at their previously recorded amounts and the shareholders' equity accounts of Sky Financial and Mahoning Bancorp will be combined on Sky Financial's consolidated balance sheet. Income and other financial statements of Sky Financial issued after the closing of the merger will be restated retroactively to reflect the combined operations of Sky Financial and Mahoning Bancorp as if the merger had taken place prior to the periods covered by those financial statements. In order for the merger to qualify for pooling-of-interests accounting treatment, 90% or more of the outstanding Mahoning Bancorp common shares must be exchanged for Sky Financial common shares with substantially similar terms. Other criteria must also be satisfied in order for the merger to qualify as a pooling-of-interests, some of which criteria cannot be satisfied until after the effective time of the merger. For example, a company is generally precluded from using pooling accounting for a just-completed merger if treasury shares acquired within six months after the effective time of the merger, when combined with shares otherwise considered to preclude pooling treatment, exceed 10% of the number of shares issued in the merger, unless the acquisition of such shares is part of a previously established systematic plan meeting appropriate criteria. Furthermore, in order to qualify for pooling-of-interests accounting treatment, no affiliate of either Sky Financial or Mahoning Bancorp may reduce his or her risk relative to Sky Financial common shares until financial results covering at least 30 days of post-merger combined operations have been published. In the event these conditions are not met, the merger would not be closed unless the treatment as a pooling-of-interests was waived by Sky Financial and Mahoning Bancorp. In that event, this proxy statement/prospectus would need to be redistributed to reflect the accounting for the transaction as a purchase.

EFFECT OF THE MERGER ON EMPLOYEE BENEFIT PLANS

     Mahoning Bancorp maintains various employee benefit plans in which eligible employees of Mahoning Bancorp and its subsidiaries participate. From and after the effective date of the merger, employees of Mahoning Bancorp or one of its subsidiaries will continue to participate in Mahoning Bancorp employee benefit plans unless and until Sky Financial requires Mahoning Bancorp employees to participate in Sky Financial employee benefit plans or determines that all or some of the Mahoning Bancorp plans shall be terminated or merged into Sky Financial plans. Mahoning Bancorp employees will receive full credit for their past service with Mahoning Bancorp and its subsidiaries for purposes of eligibility, participation and vesting in the employee benefit plans of Sky Financial. If after the effective date Sky Financial adopts a new plan or program for its employees or executives, then to the extent its employees or executives receive past service credits for any reason, Sky shall credit similarly-situated employees and executives of Mahoning Bancorp with equivalent credit for service with Mahoning Bancorp.

     Eligible Mahoning Bancorp retirees who currently participate in Mahoning Bancorp's post-retirement health and life insurance benefits program shall continue to participate in such program. Sky Financial may, however, buy out these benefits pursuant to agreements with the retirees.

     Prior to the effective date of the merger, Mahoning Bancorp may not establish, adopt or amend any employee benefit plan or similar arrangement. Mahoning Bancorp may, however:

     - establish and fund the grantor trust(s) that are required pursuant to the Supplemental Executive Retirement Plan for Gregory L. Ridler or any employment or change-in-control agreements that currently contain grantor trust funding requirements that are not cancelled prior to the effective date of the merger;

     - establish and fund the Executive Phantom Stock Bonus Plan;

     - establish and fund a grantor trust under the Executive Deferred Cash Bonus Plan;

     - enter into agreements, in a form approved by Sky Financial, to cancel existing employment or change-in-control agreements;

     - pay cash bonuses on the closing date with respect to the Executive Annual Compensation Plan; and

     - freeze its defined benefit pension plan by adopting an amendment that ceases all benefit accruals and terminate its defined contribution 401k plan prior to closing. Sky Financial has agreed to terminate the pension plan after the effective date of the merger provided that the plan is fully funded on a plan termination basis.

EXPENSES OF THE MERGER

     Sky Financial and Mahoning Bancorp will each bear its respective expenses incurred in connection with the merger and the related transactions, including without limitation, all fees of its respective legal counsel, financial advisors and accountants, except that printing, mailing and delivery expenses in connection with this proxy statement/prospectus will be shared equally. In addition, Sky Financial will also be responsible for all expenses incident to obtaining requisite regulatory approvals.

REGULATORY APPROVALS

     Sky Financial has filed the application necessary to obtain approval for the merger from the Federal Reserve Board. This application is currently under review. The merger may not be consummated for up to 30 days after approval by the Federal Reserve Board, during which time the United States Department of Justice may bring an action challenging the merger on antitrust grounds. Sky Financial has also filed the applications necessary to obtain approval for the merger from the Office of the Comptroller of the Currency and the Ohio Division of Financial Institutions.

RESALE OF SKY FINANCIAL COMMON SHARES

     No restrictions on the sale or other transfer of the Sky Financial common shares issued pursuant to the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of common shares issued to any Mahoning Bancorp shareholder who may be deemed to be an "affiliate" of Mahoning Bancorp for purposes of Rule 145 under the Securities Act of 1933. Generally, affiliates of Mahoning Bancorp would include officers, directors and significant shareholders of Mahoning Bancorp. The merger agreement requires Mahoning Bancorp to cause persons who could be considered to be affiliates to enter into an agreement with Sky Financial stating that these affiliates will not sell, pledge, transfer or otherwise dispose of the Sky Financial common shares they acquire except in compliance with the Securities Act of 1933 and the rules and regulations thereunder. Sales of Sky Financial common shares by affiliates of Sky Financial are subject to similar transfer restrictions.

     Mahoning Bancorp affiliates may resell the Sky Financial common shares they receive in the merger only:

     - in transactions permitted by Rule 145 promulgated under the Securities Act of 1933;

     - pursuant to an effective registration statement; or

     - in transactions exempt from registration.

Rule 145, as currently in effect, restricts the manner in which affiliates may resell common shares and also restricts the number of common shares that affiliates, and others with whom they might act together, may sell within any three month period.

STOCK EXCHANGE LISTING

     Sky Financial common shares to be issued in connection with the merger will be authorized for listing on the NASDAQ National Market System under the symbol "SKYF."

DIVIDENDS

     Sky Financial and Mahoning Bancorp will cooperate to assure that there will not be a duplicate payment of a Sky Financial dividend and a Mahoning Bancorp dividend, or a missed dividend payment, to you, as a result of the merger. The companies agree that Mahoning Bancorp may continue to declare quarterly cash dividends, in an amount not to exceed the most recent quarterly cash dividend, on shares of Mahoning Bancorp common stock prior to the merger. Sky Financial and Mahoning Bancorp will cooperate to assure that the Mahoning Bancorp shareholders receive the dividend, if any, declared by Sky Financial rather than the dividend, if any, declared by Mahoning Bancorp, if the effective date of the merger occurs at the end of a fiscal quarter.

     The selection of the effective date of the merger will not cause the Mahoning Bancorp shareholders to lose a quarterly dividend or a portion of a quarterly dividend. Following completion of the merger, former Mahoning Bancorp shareholders will receive dividends, if any, declared by Sky Financial as Sky Financial shareholders.

DISSENTERS' RIGHTS

     Shareholders of Mahoning Bancorp are entitled to dissenters' rights pursuant to Section 1701.85 of the Ohio General Corporation Law. Section 1701.85 generally provides that you will not be entitled to these rights absent compliance with section 1701.85 and failure to take any one of the required steps may result in the termination or waiver of these rights. Specifically, as long as you do not vote your shares in favor of the merger, you may be entitled to be paid the "fair cash value" for your common shares after the completion of the merger. To be entitled to this payment you must deliver a written demand for payment to Mahoning Bancorp on or before the tenth day following the meeting and must otherwise comply with Section 1701.85. Any written demand must specify your name and address, the number and class of shares held by you on the record date, and the amount claimed as the "fair cash value" of your Mahoning Bancorp common shares. We have attached the text of Section 1701.85 to this joint proxy statement/prospectus as Annex D for specific information on the procedure to be followed in exercising dissenters' rights. WE ENCOURAGE YOU TO READ SECTION 1701.85 IN ITS ENTIRETY.

     If Mahoning Bancorp so requests, within fifteen days of the request, dissenting shareholders must submit their share certificates to Mahoning Bancorp for endorsement that demand for appraisal has been made. Failure to comply with the request could terminate the dissenting shareholders' rights. Mahoning Bancorp will promptly return these certificates to the dissenting shareholders. If Mahoning Bancorp and any dissenting shareholder cannot agree upon the "fair cash value" of these Mahoning Bancorp common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Mahoning County, Ohio for a determination of the "fair cash value" of these Mahoning Bancorp common shares. This court may appoint one or more appraisers to determine the "fair cash value" and if this court approves the appraiser's report, judgment will be entered, and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as this court considers equitable.

     BECAUSE PROXY CARDS WHICH DO NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, MAHONING BANCORP SHAREHOLDERS WHO WISH TO EXERCISE THEIR DISSENTERS' RIGHTS MUST EITHER NOT SIGN OR NOT RETURN THEIR PROXY CARDS OR, IF THEY SIGN AND RETURN THEIR PROXY CARDS, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE ADOPTION OF THE MERGER AGREEMENT.

                              THE MERGER AGREEMENT

     The following is a description of the material terms of the merger agreement and the stock option agreement. Complete copies of the merger agreement and stock option agreement are attached as Annexes A and B to this proxy statement/prospectus and are incorporated into this proxy statement/prospectus by reference. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT IN THEIR ENTIRETY.

THE MERGER

     Under the merger agreement, Mahoning Bancorp will merge with Sky Financial and, after the merger, assuming the receipt of all necessary regulatory approvals, Mahoning National Bank of Youngstown, a national banking association and wholly-owned subsidiary of Mahoning Bancorp, will merge with Sky Bank, an Ohio commercial bank and wholly-owned subsidiary of Sky Financial. At the effective time of the merger, Sky Financial will issue approximately 10,341,000 Sky Financial common shares to existing Mahoning Bancorp shareholders in exchange for their Mahoning Bancorp common shares. Because Sky Financial and Mahoning Bancorp are corporations that were formed under Ohio law, the merger must be completed in accordance with these laws.

EFFECTIVE DATE

     The merger will become effective on the date the certificate of merger is filed with the Secretary of State of the State of Ohio. We plan to file the certificate of merger as soon as possible after all of the conditions described in the merger agreement have been satisfied.

CONVERSION OF MAHONING BANCORP COMMON SHARES

     On the effective date of the merger, each outstanding Mahoning Bancorp common share, except for shares owned by Sky Financial, will be converted into
1.66 Sky Financial common shares. If you would have the right to receive a fraction of a Sky Financial common share as a result of that conversion, you will receive instead, a cash payment in an amount equal to:

     - the fractional Sky Financial common share multiplied by,

     - the average closing price of Sky Financial common shares as reported by the NASDAQ National Market System, over the ten day trading period immediately preceding the fifth trading day prior to the effective date of the merger.

The Bank of New York will serve as exchange agent and will be responsible for sending you any cash payment you have a right to receive.

     Also, if you are a holder of Mahoning Bancorp common shares that are converted to Sky Financial common shares as a part of the merger, we will also issue to you and attach to each Sky Financial common share you receive a preferred share purchase right under Sky Financial's shareholder rights plan, which will not be evidenced by a separate certificate. On the effective date of the merger, if you are a Mahoning Bancorp shareholder, you will no longer have any rights as a holder of those shares, but you will, upon proper surrender of your Mahoning Bancorp common share certificates, have the rights of a Sky Financial shareholder. For a comparison of the rights you have as a Mahoning Bancorp shareholder to the rights you will have as a Sky Financial shareholder, read "Material Differences Between the Rights of Sky Financial and Mahoning Bancorp Shareholders" on page 43.

SURRENDER OF CERTIFICATES

     After the effective time of the merger, each holder of an outstanding certificate or certificates for Mahoning Bancorp common shares converted into Sky Financial common shares will be entitled to receive a certificate or certificates representing the number of whole Sky Financial common shares into which the holder's Mahoning Bancorp common shares were converted, and if applicable, a cash payment in lieu of any fractional share. Each Mahoning Bancorp shareholder will surrender the outstanding certificate(s) to Sky Financial's designated exchange agent, The Bank of New York.

     If you are a Mahoning Bancorp shareholder, promptly after the effective time of the merger, the exchange agent will send you transmittal materials that you should use when surrendering your Mahoning Bancorp share certificates to the exchange agent. After you surrender your Mahoning Bancorp shares certificate(s) for cancellation to the exchange agent, together with a completed letter of transmittal and any other documents reasonably requested, you will be entitled to receive certificates for the Sky Financial common shares you have a right to receive and, if applicable, a cash payment. Your surrendered Mahoning Bancorp share certificate(s) will be canceled. You should not surrender your certificates for exchange until you receive the letter of transmittal and instructions from the exchange agent.

     If you own Mahoning Bancorp common shares, the transfer of which has not been registered in the transfer records of Mahoning Bancorp, you may nevertheless exchange these common shares for Sky Financial common shares if you provide the exchange agent with the certificate representing your Mahoning Bancorp common shares, along with all documents required by Sky Financial to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. Furthermore, if your certificates have been lost, stolen or destroyed, the exchange agent will issue the Sky Financial certificate(s) provided you complete an affidavit stating that your certificate(s) have been lost, stolen or destroyed. The affidavit may ask that you agree to indemnify Sky Financial and the exchange agent against any liabilities that could arise from claims to the shares of common stock brought by other people.

     After the closing of the merger, there will be no transfers of any Mahoning Bancorp common shares on the stock transfer books of Mahoning Bancorp. If, after the closing of the merger, certificates and letters of transmittal for Mahoning Bancorp common shares are properly presented to the exchange agent, the exchange agent will cancel these certificates and exchange them as described above, subject to applicable law and to the extent that Sky Financial has not surrendered the certificates or cash to a public official pursuant to applicable abandoned property laws.

     IF YOU ARE A MAHONING BANCORP SHAREHOLDER, YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATES UNTIL YOU RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

     AFTER THE EFFECTIVE TIME OF THE MERGER, WE WILL PROMPTLY MAIL DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL FORM, AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING MAHONING BANCORP COMMON SHARES FOR CERTIFICATES REPRESENTING SKY FINANCIAL COMMON SHARES, TO MAHONING BANCORP SHAREHOLDERS.

CONDITIONS TO COMPLETION OF THE MERGER

     CONDITIONS TO SKY FINANCIAL'S OBLIGATION AND MAHONING BANCORP'S OBLIGATION TO COMPLETE THE MERGER. The obligations of Sky Financial and Mahoning Bancorp to complete the merger are subject to the satisfaction of specified conditions, including:

     - Mahoning Bancorp shareholders must approve and adopt the merger agreement;

     - We must receive the required regulatory approvals and all applicable statutory waiting periods relating to the merger must expire or be terminated;

     - There may not be any injunction or other order by any court or governmental entity or preventing the merger;

     - The registration statement relating to the issuance of Sky Financial common shares in the merger must be effective;

     - We must receive all required approvals and other authorizations under state securities laws necessary to complete the transactions contemplated by the merger; and

     - Sky Financial must have received a letter from Crowe, Chizek and Company LLP, dated the date of or shortly prior to the mailing of this proxy statement/prospectus and the effective date of the merger, stating its opinion that the merger qualifies for "pooling-of-interests" accounting treatment under generally accepted accounting principles.

     CONDITIONS TO MAHONING BANCORP'S OBLIGATION TO COMPLETE THE MERGER. The obligation of Mahoning Bancorp to complete the merger is further subject to the satisfaction of several conditions, including:

     - Sky Financial must perform its obligations under the merger agreement in all material respects;

     - Representations and warranties of Sky Financial contained in the merger agreement must be true and correct when made and as if made on the effective date of the merger, except where the failure of these representations and warranties to be true and correct would not have a material adverse effect on Sky Financial;

     - Mahoning Bancorp must receive a legal opinion from Squire, Sanders & Dempsey L.L.P., counsel to Sky Financial, that the merger will constitute a "reorganization" for federal income tax purposes and that no gain or loss will be recognized by Mahoning Bancorp shareholders who receive Sky Financial common shares, other than the gain or loss recognized as to cash received in lieu of fractional shares;

     - Mahoning Bancorp must receive a legal opinion of counsel to Sky Financial, stating that Sky Financial is duly organized and in good standing, that the merger agreement was duly executed by, and is binding and enforceable against Sky Financial, that the Sky Financial common shares to be issued will be authorized, fully paid and nonassessable and that upon the filing of the certificate of merger in Ohio, the merger will be effective; and

     - Mahoning Bancorp must receive a fairness opinion from Danielson Associates, Inc., financial advisor to Mahoning Bancorp, stating that the merger consideration is fair to the shareholders of Mahoning Bancorp from a financial point of view.

     CONDITIONS TO OBLIGATIONS OF SKY FINANCIAL TO COMPLETE THE MERGER. The obligation of Sky Financial to complete the merger is further subject to the satisfaction of several conditions, including:

     - Mahoning Bancorp must perform its obligations under the merger agreement in all material respects;

     - Representations and warranties of Mahoning Bancorp contained in the merger agreement must be true and correct when made and as if made on the effective date of the merger, except where the failure of these representations and warranties to be true and correct would not have a material adverse effect on Mahoning Bancorp;

     - Sky Financial must receive a legal opinion from Werner & Blank Co., LPA, counsel to Mahoning Bancorp, stating that Mahoning Bancorp is duly organized and in good standing, that the merger agreement was duly executed by, and is binding and enforceable against Mahoning Bancorp and that upon the filing of the certificate of merger in Ohio, the merger will be effective; and

     - Sky Financial must receive executed affiliate agreements from each affiliate of Mahoning Bancorp.

     Each of us could, to the extent permitted by law, decide to waive some of the conditions to our obligation to complete the merger even though they have not been met. In the case of mutual conditions, however, both of us would have to decide to waive a condition to our obligations to complete the merger. We cannot guarantee that the conditions to the merger will be satisfied or waived, or that the merger will be completed at all.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains some customary representations and warranties made both by Sky Financial and by Mahoning Bancorp, including representations and warranties relating to:

     - due organization and good standing;

     - capitalization;

     - subsidiaries;

     - corporate power and authorization to enter into the transactions contemplated by the merger agreement;

     - governmental filings, reviews and approvals required in connection with the transactions contemplated by the merger agreement;

     - filings with the Securities and Exchange Commission;

     - financial statements;

     - litigation;

     - regulatory matters;

     - compliance with laws;

     - absence of default under any material contracts or agreements;

     - brokerage fees;

     - laws regarding takeovers;

     - environment;

     - taxes;

     - accounting treatment;

     - disclosure statements made in the representations and warranties sections of the merger agreement;

     - Year 2000 compliance;

     - absence of material changes or events;

     - absence of undisclosed liabilities; and

     - deposit insurance with the Federal Deposit Insurance Corporation.

     In addition, Mahoning Bancorp made representations and warranties to Sky Financial relating to:

     - employee benefit plans and plan compliance;

     - labor matters;

     - risk management instruments;

     - corporate books and records;

     - insurance coverage;

     - loans;

     - allowance for loan losses; and

     - repurchase agreements.

     The representations and warranties in the merger agreement will not survive the effective date of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     CONDUCT OF BUSINESS BY MAHONING BANCORP UNTIL THE EFFECTIVE TIME OF THE MERGER. From June 6, 1999 until the effective date of the merger, unless Sky Financial consents in writing, Mahoning Bancorp and its subsidiaries must:

     - conduct their business in the ordinary course;

     - use their reasonable efforts to preserve intact their present business organizations and assets;

     - use their reasonable efforts to preserve their relationships with customers, suppliers, employees and business associates; and

     - not voluntarily take any action that is likely to have an adverse effect upon Mahoning Bancorp's ability to perform any of its material obligations under the merger agreement.

     In addition, except as permitted by the merger agreement, during this period Mahoning Bancorp and its subsidiaries may not:

     - issue or sell any shares of capital stock or authorize the creation of additional shares of capital stock;

     - permit any additional shares of their capital stock to become subject to new grants of employee or director stock options or similar rights;

     - make, declare, pay, or set aside for payment any dividend, other than normal quarterly dividends, in an amount not to exceed the amount paid in its most recent quarterly cash dividend, in accordance with past practices;

     - enter into, amend or renew any employment, consulting, severance or similar agreements with directors, officers or employees;

     - increase employee compensation, severance or other benefits;

     - enter into, adopt or amend any employee benefit plan or arrangement with respect to any director, officer or employee;

     - acquire or sell capital assets or any other assets except in the ordinary course of business;

     - amend their organizational documents;

     - adopt any change in their accounting principles or practices;

     - enter into, amend or terminate any material contract;

     - settle any material claim, action or proceeding;

     - take any action that would disqualify the merger as a pooling-of-interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

     - take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being untrue, any conditions not being satisfied or a material violation of any provision;

     - except pursuant to applicable law, adopt any material change in their interest rate risk management or other risk management policies, fail to follow their existing policies or fail to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest rate risk;

     - incur any indebtedness for borrowed money other than in the ordinary course of business; or

     - agree or commit to do any of the foregoing.

     CONDUCT OF BUSINESS BY SKY FINANCIAL UNTIL THE EFFECTIVE TIME OF THE MERGER. From June 6, 1999 until the effective date of the merger, unless Mahoning Bancorp otherwise consents in writing, Sky Financial and its subsidiaries must:

     - conduct their business in the ordinary course;

     - use their reasonable efforts to preserve intact their present business organizations and assets; and

     - use their reasonable efforts to preserve intact their relationships with customers, suppliers, employees and business associates.

     In addition, except as permitted in the merger agreement, during this period Sky Financial and its subsidiaries may not:

     - declare or pay any extraordinary dividend;

     - adopt any change in their accounting principles or practices;

     - settle any material claim, action or proceeding;

     - take any action that would disqualify the merger as a pooling-of-interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

     - take any action that is intended or is likely to result in any representations or warranties in the merger agreement being untrue, any condition not being satisfied or a material violation of any provision;

     - except pursuant to law, fail to follow their existing policies or practices with respect to managing their exposure to interest rate and other risk or fail to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest rate risk; or

     - agree or commit to do any of the foregoing.

OTHER ACQUISITION PROPOSALS

     Mahoning Bancorp has agreed not to solicit or encourage inquiries or proposals or engage in discussions or negotiations with any person relating to any acquisition proposal. An acquisition proposal is any tender or exchange offer, merger, consolidation or other business combination proposal, or any offer to acquire a substantial equity interest in, or a substantial portion of the assets of, Mahoning Bancorp or any of its subsidiaries, other than the merger with Sky Financial.

     Mahoning Bancorp has agreed to end any inquiries, discussions or negotiations with persons other than Sky Financial, that were begun prior to the date of the merger agreement.

     Mahoning Bancorp will promptly notify Sky Financial of the receipt of and contents of any acquisition proposals, including any material developments.

     Notwithstanding the foregoing, Mahoning Bancorp may provide information or enter into negotiations with persons presenting acquisition proposals, if the Mahoning Bancorp Board determines in good faith, after consultation with and based upon the advice of independent legal counsel, that the failure to do so would result in a breach of their fiduciary duties to Mahoning Bancorp shareholders under law.

SKY FINANCIAL ACQUISITION PROPOSALS

     In the event Sky Financial receives an acquisition proposal prior to the effective date of the merger, it agrees to notify the potential acquirer of the existence of the merger agreement and agrees with Mahoning Bancorp to use its reasonable best efforts to complete the merger.

TERMINATION; FEES AND EXPENSES

     TERMINATION. We can terminate the merger agreement without completing the merger if each of our boards of directors agree by a majority vote to terminate it. Either of us acting alone can terminate the merger agreement if:

     - the other party breaches a representation or warranty or breaches a covenant or agreement contained in the merger agreement that cannot be cured within 30 days of giving notice of the breach to the breaching party, provided that the breach would be reasonably likely to result in a material adverse effect to the other party;

     - the merger has not been completed on or before March 31, 2000;

     - the approval of any governmental entity required for the completion of the merger has been denied by final nonappealable action;

     - the Mahoning Bancorp shareholders do not approve the merger agreement; or

     - the closing conditions required by the merger agreement have not been met.

     Mahoning Bancorp, acting alone, can terminate the merger agreement if the average closing price of Sky Financial common shares over the 10 day trading period immediately preceding the fifth trading day prior to the merger is lower than $22.50, unless Sky Financial agrees to issue additional common shares to compensate for the lower share value.

AMENDMENT; WAIVER

     The merger agreement may be amended by the parties in writing at any time before the Mahoning Bancorp shareholders approve the merger agreement. Either of us may extend the time for performance, waive any inaccuracies in the representations and warranties or waive compliance with any agreements or conditions under the merger agreement by a writing signed by the party against whom the waiver or extension is to be effective. However, after the Mahoning Bancorp special meeting, the parties cannot make any amendment or give any waiver that would be in violation of Ohio laws or the federal securities laws.

STOCK OPTION AGREEMENT

     On June 7, 1999, Sky Financial entered into a stock option agreement with Mahoning Bancorp that grants Sky Financial a binding option to purchase up to 19.9% of the outstanding shares of Mahoning Bancorp at an exercise price of $36.60 per share upon specified triggering events. Mahoning Bancorp entered into the stock option agreement as an inducement for Sky Financial to enter into the merger agreement.

     The stock option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. Therefore, some aspects of the stock option agreement may have the effect of discouraging persons who might now or at any other time prior to the effective date of the merger be interested in acquiring all of or a significant interest in Mahoning Bancorp from considering or proposing an acquisition. The acquisition of Mahoning Bancorp by a party other than Sky Financial could cause Sky Financial's option to become exercisable. The existence of the option could significantly increase the cost to a potential acquirer of acquiring Mahoning Bancorp compared to the cost if the stock option agreement did not exist. This increased cost might discourage a potential acquirer from considering or proposing an acquisition or might result in a potential acquirer having to pay a lower per share price to acquire Mahoning Bancorp than it might otherwise have proposed to pay. Moreover, following consultation with their own independent accountants, Sky Financial and Mahoning Bancorp believe that the exercise or repurchase of Sky Financial's option is likely to prohibit any other acquirer of Mahoning Bancorp from accounting for that acquisition using the pooling-of-interests accounting method for a period of two years. Our financial advisors tell us that a stock option agreement is within the customary range of actions companies take to ensure completion of negotiated merger agreements.

     Sky Financial may exercise the binding option at any time upon the occurrence of any of the following purchase events:

     - Mahoning Bancorp enters into an agreement with any person to merge, consolidate or acquire all or substantially all of the assets of Mahoning Bancorp or for the purchase or acquisition of securities representing 20% or more of the voting power of Mahoning Bancorp;

     - any person, other than Mahoning Bancorp, Sky Financial or fiduciaries of either party, acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding Mahoning Bancorp common shares after the date of the stock option agreement;

     - Mahoning Bancorp breaches the stock option agreement in any material respect, which breach shall not have been cured within 15 days after notice;

     - any person makes a bona fide takeover proposal to Mahoning Bancorp by public announcement or written communication that is or becomes the subject of public disclosure, and, following such bona fide takeover proposal, the Mahoning Bancorp shareholders vote not to approve and adopt the merger agreement;

     - Mahoning Bancorp breaches the merger agreement between Sky Financial and Mahoning Bancorp following a bona fide takeover proposal and Mahoning Bancorp does not cure the breach prior to the date Sky Financial sends Mahoning Bancorp notice of its intention to exercise the option;

     - the Mahoning Bancorp shareholders fail to approve the merger agreement at a meeting held for that purpose or the meeting was not held or was canceled after a public announcement that a person has made, or disclosed an intention to make, a proposal to engage in an acquisition transaction; or

     - the Mahoning Bancorp board withdraws or modifies its recommendation that Mahoning Bancorp approve the transactions contemplated by the merger agreement, or Mahoning Bancorp or its subsidiaries authorize, recommend or propose an agreement to enter into an acquisition transaction.

     Sky Financial's binding option may be terminated in any of the following manners:

     - by mutual consent of Sky Financial and Mahoning Bancorp;

     - by either Sky Financial or Mahoning Bancorp if the Federal Reserve Board issues an order denying approval of the merger of Sky Financial and Mahoning Bancorp or if any other governmental entity issues a final permanent order enjoining or otherwise prohibiting the merger;

     - by either Sky Financial or Mahoning Bancorp if the merger has not occurred on or before March 31, 2000; or

     - by either Sky Financial or Mahoning Bancorp if no purchase event has occurred and Mahoning Bancorp's shareholders fail to approve the merger.

     We have attached a copy of the stock option agreement to this proxy statement/prospectus as Annex B which is incorporated herein by reference. WE ENCOURAGE YOU TO READ THE STOCK OPTION AGREEMENT IN ITS ENTIRETY.

                   DESCRIPTION OF SKY FINANCIAL CAPITAL STOCK

     The following is a summary of the material terms of the Sky Financial capital stock. If you would like to review copies of the Sky Financial articles of incorporation and code of regulations, these documents are on file with the Securities and Exchange Commission. For further information on the rights of holders of Sky Financial common shares, see "Material Differences Between the Rights of Sky Financial and Mahoning Bancorp of Shareholders."

     Sky Financial has authorized 150,000,000 common shares, without par value, of which 45,193,617 shares are issued and outstanding and 174,514 are held in treasury. Each outstanding Sky Financial common share is duly authorized, validly issued, fully paid and nonassessable. The holders of Sky Financial common shares have one vote per share on each matter on which shareholders are entitled to vote. Each Sky Financial common share has an associated preferred share purchase right pursuant to Sky Financial's existing shareholder rights plan. Directors are elected for staggered, three year terms. Specifically, the Sky Financial board is divided into three classes, one of which is elected annually. On liquidation or dissolution of Sky Financial, the holders of Sky Financial common shares are entitled to share ratably in the assets that remain after creditors have been paid.

     In addition, Sky Financial has authorized 10,000,000 serial preferred shares, none of which are currently outstanding. The terms of the serial preferred shares are to be established by the Sky Financial board; therefore, if Sky Financial were to issue serial preferred shares in the future, holders of preferred shares might have preference over the holders of Sky Financial common shares in the event of a liquidation or dissolution and may have other rights that are superior to or in addition to the rights of holders of Sky Financial common shares. Serial preferred shares have a par value of $10.00 per share. Sky Financial common shares have no par value. Holders of Sky Financial common shares have no preemptive rights, subscription rights or conversion rights.

     The Sky Financial board determines whether to declare dividends and the amount of any dividends declared. The determinations by the Sky Financial board take into account Sky Financial's financial condition, results of operations and other relevant factors. While management expects to maintain its policy of paying regular cash dividends, no assurances can be given that any dividends will be declared, or, if declared, what the amount of the dividends will be.

     The Bank of New York is the transfer agent and registrar for Sky Financial common shares and will be the exchange agent for the merger.

 MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF SKY FINANCIAL AND MAHONING BANCORP
                                  SHAREHOLDERS

INTRODUCTION

     On the effective date of the merger, each share of Mahoning Bancorp common stock, other than treasury shares, will be converted into 1.66 Sky Financial common shares. As a result, shareholders of Mahoning Bancorp, will become shareholders of Sky Financial, the Sky Financial articles of incorporation and the Sky Financial code of regulations will govern the rights of these new Sky Financial shareholders. The following is a summary of material differences between the rights of Sky Financial shareholders and Mahoning Bancorp shareholders. These differences arise from differences between the Sky Financial articles of incorporation and code of regulations and the Mahoning Bancorp articles of incorporation and code of regulations. As it is impractical to compare all of the aspects in which the companies' charter documents differ with respect to shareholders' rights, the following discussion summarizes the material differences between them. We encourage you to read the relevant provisions of Ohio law, the Sky Financial articles of incorporation and code of regulations and the Mahoning Bancorp articles of incorporation and code of regulations.

AUTHORIZED SHARES

     SKY FINANCIAL. The Sky Financial articles of incorporation provide for 150,000,000 Sky Financial common shares, without par value, and 10,000,000 Sky Financial preferred shares, par value $10.00 per share. No serial preferred shares are currently outstanding. If Sky Financial serial preferred shares were to be issued, the rights of holders of Sky Financial common shares would be subordinated, in some respects, to the rights of holders of Sky Financial serial preferred shares.

     MAHONING BANCORP. The Mahoning Bancorp articles of incorporation provide for 15,000,000 Mahoning Bancorp common shares, all of which are without par value.

AMENDMENTS TO ARTICLES OF INCORPORATION

     SKY FINANCIAL. Under Ohio law, shareholders may adopt amendments to the articles of incorporation by the affirmative vote of two-thirds of the shares entitled to vote on the proposal unless the corporation's articles of incorporation provide for a greater or lesser vote; however, the articles of incorporation must require the vote of at least a majority of shares entitled to vote. The Sky Financial articles of incorporation provide that, except for specific provisions relating to an amendment with respect to Sky Financial serial preferred shares, shareholders may amend the articles of incorporation by the vote of a majority of the outstanding shares of Sky Financial voting as a class. If, however, the amendment to the articles of incorporation is inconsistent with or would have the effect of amending the code of regulations, then adoption of the amendment would require the same vote as would be required to amend the code of regulations.

     MAHONING BANCORP. The Mahoning Bancorp articles of incorporation provide that shareholders may amend the articles of incorporation by a majority vote of the outstanding capital stock.

AMENDMENTS TO CODE OF REGULATIONS

     SKY FINANCIAL. Under Ohio law, shareholders may amend or adopt regulations consistent with the law and the corporation's articles of incorporation, by the affirmative vote of a majority of shares entitled to vote if done at a shareholder meeting. For shareholders to amend the code of regulations without a meeting requires the affirmative vote of holders of two-thirds of the shares entitled to vote on the proposal. Ohio law provides that a corporation's articles of incorporation or code of regulations may increase or decrease the required shareholder vote. With one exception, the Sky Financial code of regulations requires the affirmative vote of only a majority of shares present in person or by proxy at a meeting to amend the code of regulations. The exception: any amendment with respect to the number, classification, election, term of office or removal of directors requires the approval of at least 75% of the shares present in person or by proxy at a meeting unless the amendment has been recommended by at least two-thirds of the Sky Financial board.

     MAHONING BANCORP. The Mahoning Bancorp code of regulations may be amended at any shareholder meeting for that purpose with the majority vote of the outstanding voting shares, or without a meeting by written consent of two-thirds ( 2/3) of the outstanding voting shares.

SPECIAL MEETINGS OF SHAREHOLDERS

     SKY FINANCIAL. Pursuant to Ohio law and the Sky Financial code of regulations, any of the following persons may call a special meeting of shareholders:

     - the Chairman of the board of directors;

     - the Chief Executive Officer;

     - the President;

     - the Chief Operating Officer;

     - the directors by action at a meeting;

     - a majority of directors acting without a meeting; and

     - holders of at least 50% of the outstanding shares entitled to vote at the special meeting.

     MAHONING BANCORP. Under Ohio law and the Mahoning Bancorp code of regulations, any of the following persons may call a special meeting of shareholders:

     - the Chairman of the board of directors;

     - the President;

     - a majority of directors acting with or without a meeting; and

     - three (3) or more shareholders owning at least 50% of the stock of Mahoning Bancorp.

NUMBER OF DIRECTORS

     SKY FINANCIAL. Under Ohio law, a corporation's articles of incorporation or code of regulations determines the number of directors. Unless the articles of incorporation or code of regulations provides otherwise, the shareholders may fix or change the number of directors at a shareholder meeting for the election of directors by the affirmative vote of a majority of shares represented at the meeting and entitled to vote thereat. The Sky Financial code of regulations provides for no less than five (5) nor more than thirty-five (35) directors and the board of directors has currently set the number at twenty-five. This number will be changed from twenty-five to twenty-seven directors if the merger between Sky Financial and First Western is completed and will be changed from twenty-seven to twenty-eight if the merger with Wood Bancorp is completed. This number will be increased from twenty-eight to twenty-nine, if necessary, after the completion of the merger between Sky Financial and Mahoning Bancorp. To change the number of directors on the Sky Financial board, the Sky Financial code of regulations requires the vote of 80% of the directors then in office.

     MAHONING BANCORP. The Mahoning Bancorp code of regulations provides that the number of directors shall not be less than three (3) nor more than twenty-five (25), with the exact number of directors to be determined from time to time by a majority vote of the directors then in office or by a majority vote of the shareholders at an annual meeting or a special meeting called for that purpose. Furthermore, until otherwise determined in accordance with the Mahoning Bancorp code of regulations, the Mahoning Bancorp board will consist of six (6) directors.

CLASSIFICATION OF DIRECTORS

     SKY FINANCIAL. Under Ohio law, a corporation's articles of incorporation or code of regulations may provide for the classification of directors into either two or three classes so long as no director serves a term of office greater than three years. The Sky Financial code of regulations classifies the board of directors into three classes as nearly equal in number as possible, with approximately one-third of the directors elected each year. Consequently, for shareholders to change a majority of the directors on the board requires two annual meetings.

     MAHONING BANCORP. The Mahoning Bancorp code of regulations also provides for a classified board of directors. Two annual meetings are effectively required for Mahoning Bancorp's shareholders to change a majority of the members of the Mahoning Bancorp board of directors.

REMOVAL OF DIRECTORS

     SKY FINANCIAL. Under Ohio law, where shareholders do not have cumulative voting rights, unless the corporation's articles of incorporation or code of regulations provide otherwise, shareholders may remove directors from office without cause by the vote of a majority of shares entitled to elect directors in place of those removed. The Sky Financial code of regulations provides, however, that a director may be removed only for cause and only by the affirmative vote of at least 80% of the Sky Financial board of directors.

     MAHONING BANCORP. The Mahoning Bancorp code of regulations provides that a director may only be removed by the affirmative vote of 80% of the voting shares entitled to vote for the election of directors, or by the affirmative vote of 80% of the directors then in office, excluding the director the subject of the removal action, upon the determination that such director is not legally qualified to serve as a director.

CUMULATIVE VOTING

     SKY FINANCIAL. Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation's articles of incorporation are amended, in accordance with applicable procedures, to eliminate that right. Sky Financial's articles of incorporation have been amended in accordance with the applicable Ohio law procedures to eliminate cumulative voting in the election of directors.

     MAHONING BANCORP. Mahoning Bancorp's articles of incorporation have not been amended in accordance with the applicable Ohio law procedures to eliminate cumulative voting in the election of directors, and therefore Mahoning Bancorp shareholders have the right to make a request to cumulate their votes in the election of directors.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     SKY FINANCIAL. Under Ohio law, generally a corporation may indemnify any director, officer, employee or agent for reasonable expenses incurred in connection with the defense or settlement of any threatened, pending or completed action or suit related to the person's position with the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful. Ohio law requires a corporation to indemnify any person for reasonable expenses incurred if he or she was successful in the defense of any action, suit or proceeding or part of any action, suit or proceeding. Ohio law and the Sky Financial code of regulations prohibit indemnification of a person finally judged to have been knowingly fraudulent or deliberately dishonest or who has acted with willful misconduct or in violation of applicable law. Finally, Ohio law requires a corporation to provide expenses to a person in advance of final disposition of the action, suit or proceeding if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification. The Sky Financial code of regulations provides for indemnification to the fullest extent permitted by law. In addition, Sky Financial has entered into indemnification agreements that expand the indemnification rights of certain directors and executive officers. Pursuant to these agreements, indemnitees would receive the highest available of the following:

     - benefits provided by Sky Financial's code of regulations as of the date of the indemnification agreement;

     - benefits provided by Sky Financial's code of regulations in effect at the time the indemnification expenses are incurred;

     - benefits allowable under Ohio law in effect on the date of the indemnification agreement;

     - benefits allowable under the law of the jurisdiction under which Sky Financial exists at the time the indemnifiable expenses are incurred;

     - benefits available under liability insurance obtained by Sky Financial;

     - benefits that would have been available to the indemnitees under a Citizens Bancshares, Inc. insurance policy that expired on May 8, 1986; or

     - such other benefits otherwise available to the indemnitees.

The indemnification rights granted under these agreements are subject, however, to certain restrictions, including a provision that a corporation may not indemnify a person if a court determines by clear and convincing evidence that the person acted or failed to act with deliberate intent to cause injury to, or with reckless disregard for the best interests of, Sky Financial and a provision that a corporation may not indemnify a person for any civil money penalty, judgment, liability or legal expense resulting from any proceeding instituted by the Office of the Comptroller of the Currency.

     MAHONING BANCORP. The Mahoning Bancorp articles of incorporation provide for indemnification of its directors, officers and employees to the fullest extent permitted under Ohio law.

SHAREHOLDERS' RIGHTS PLAN

     SKY FINANCIAL. Sky Financial has a shareholders' rights plan that was adopted July 21, 1998. This plan may make it more difficult for a potential acquirer to effect a non-negotiated business combination with Sky Financial.

     MAHONING BANCORP. Mahoning Bancorp does not have a shareholders' rights plan.

CONTROL SHARE ACQUISITIONS

     SKY FINANCIAL. A control share acquisition is the acquisition, directly or indirectly, by a person of shares that, when added to the voting power the person already has, would entitle the person, to cast for the first time, a percentage of votes within particular ranges as defined by statute. The Ohio control share acquisition provision applies to a corporation unless the corporation's articles of incorporation or code of regulations states otherwise. The Ohio control share acquisition provision prohibits a control share acquisition unless the shareholders of the corporation approve the acquisition by vote of a majority of shares represented at the meeting and a majority of disinterested shares represented at the meeting. The Sky Financial articles of incorporation specifically state that the Ohio control share acquisition provision does not apply to Sky Financial.

     MAHONING BANCORP. The Mahoning Bancorp articles of incorporation and code of regulations are silent regarding the Ohio control share acquisition provision, and therefore the provision applies to Mahoning Bancorp.

     In addition, the Mahoning Bancorp articles of incorporation provide certain procedures which must be followed before Mahoning Bancorp may enter into a business combination, such as a merger, with an "interested shareholder," defined as the beneficial owner of 10% or more of Mahoning Bancorp's common stock. A business combination with an interested shareholder requires the approval of 80% of the outstanding shares unless first approved by the majority of the Mahoning Bancorp directors not affiliated with the interested shareholder. The articles of incorporation also require the approval of 66 2/3% of the outstanding shares of the payment of a "fair price," as defined in the articles of incorporation, for any shares unless approved by the directors who are not affiliated with the interested shareholder.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined balance sheet as of March 31, 1999, and the pro forma condensed combined income statements for the three months ended March 31, 1999 and March 31, 1998, and for each of the three years in the period ended December 31, 1998, give effect to the merger, to be accounted for as a pooling-of-interests. The unaudited pro forma condensed combined financial statements have been prepared by the managements of Sky Financial, First Western, Wood Bancorp and Mahoning Bancorp based on their respective consolidated financial statements under the assumptions and adjustments discussed in the accompanying notes. Because Wood Bancorp has a June 30 fiscal year-end, its financial information was adjusted to be reflected on a calendar-year basis to be consistent with Sky Financial, First Western and

Mahoning Bancorp. Pro forma per share amounts are based on the conversion rate of 1.211 Sky Financial common shares for each First Western common share in the First Western merger, the conversion rate of .7315 Sky Financial common shares for each share of Wood Bancorp common stock in the Wood Bancorp merger, and the conversion rate of 1.66 Sky Financial common shares for each Mahoning Bancorp common share in this merger.

     The unaudited pro forma condensed combined financial statements include results of operations as if the merger had been completed as of the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet reflects preliminary estimates by Sky Financial, First Western, Wood Bancorp and Mahoning Bancorp of merger-related charges to be incurred in connection with the completion of the mergers; however, the pro forma condensed combined income statements do not reflect these charges nor the cost savings anticipated to result from the merger. The current estimate of merger-related charges is considered preliminary based on the due diligence that has been performed to date by management in connection with the merger and is subject to change. The actual charges incurred may be higher or lower than what is currently estimated. Merger-related charges are contingent upon closing of the merger and would be recognized in the period in which the merger closes.

     You should read the unaudited pro forma condensed combined financial statements together with the historical consolidated financial statements, including the respective notes, of Sky Financial, First Western, Wood Bancorp and Mahoning Bancorp, incorporated by reference. Pro forma financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the merger been consummated as of the beginning of the earliest period indicated, nor are they necessarily indicative of future results of operations or combined financial position.

                           SKY FINANCIAL GROUP, INC.
                               WOOD BANCORP, INC.
                          FIRST WESTERN BANCORP, INC.
                        MAHONING NATIONAL BANCORP, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999

                                                                                       SKY
                                                                                    FINANCIAL,
                                                                                      FIRST
                                                                                   WESTERN AND
                                                                                   WOOD BANCORP
                                                                                  --------------
                                   SKY         FIRST        WOOD     PRO FORMA      PRO FORMA      MAHONING
                                FINANCIAL     WESTERN     BANCORP    ADJUSTMENT      COMBINED      BANCORP
                                ----------   ----------   --------   ----------   --------------   --------
                                                        (IN THOUSANDS) (UNAUDITED)
ASSETS
Cash and due from banks.......  $  153,997   $   46,973   $  9,761                  $  210,731     $ 24,793
Federal funds sold and
 interest-bearing deposits....      37,085        3,967        431                      41,483            0
Securities....................     969,941      752,136     19,176                   1,741,253      269,348
Loans, net....................   3,297,679    1,095,018    136,399                   4,529,096      489,316
Premises and equipment........      87,441       22,292      2,613                     112,346        9,488
Accrued interest receivable
 and other assets.............     136,877       92,323      1,891    $ 12,900(1)      243,991       15,746
                                ----------   ----------   --------    --------      ----------     --------
Total assets..................  $4,683,020   $2,012,709   $170,271    $ 12,900      $6,878,900     $808,691
                                ==========   ==========   ========    ========      ==========     ========
LIABILITIES
Deposits......................  $3,740,219   $1,348,952   $134,502                  $5,223,673     $544,636
Federal funds purchased and
 repurchase agreements........     215,098      226,532                                441,630      139,178
Other debt and Federal Home
 Loan Bank advances...........     317,471      265,887      9,466                     592,824       21,289
Accrued interest payable and
 other liabilities............      61,007       21,105      1,633    $ 43,000(1)      126,745        6,479
                                ----------   ----------   --------    --------      ----------     --------
Total liabilities.............   4,333,795    1,862,476    145,601      43,000       6,384,872      711,582
SHAREHOLDERS' EQUITY..........     349,225      150,233     24,670     (30,100)(1)     494,028       97,109
                                ----------   ----------   --------    --------      ----------     --------
Total liabilities and
 shareholders' equity.........  $4,683,020   $2,012,709   $170,271    $ 12,900      $6,878,900     $808,691
                                ==========   ==========   ========    ========      ==========     ========

                                             SKY FINANCIAL,
                                                  WOOD
                                                BANCORP,
                                                 FIRST
                                              WESTERN AND
                                                MAHONING
                                                BANCORP
                                             --------------
                                PRO FORMA      PRO FORMA
                                ADJUSTMENT      COMBINED
                                ----------   --------------
                                (IN THOUSANDS) (UNAUDITED)
ASSETS
Cash and due from banks.......                 $  235,524
Federal funds sold and
 interest-bearing deposits....                     41,483
Securities....................   $(1,930)(2)    2,008,671
Loans, net....................                  5,018,412
Premises and equipment........                    121,834
Accrued interest receivable
 and other assets.............     1,962(1)(2)    261,699
                                 -------       ----------
Total assets..................   $    32       $7,687,623
                                 =======       ==========
LIABILITIES
Deposits......................                 $5,768,309
Federal funds purchased and
 repurchase agreements........                    580,808
Other debt and Federal Home
 Loan Bank advances...........                    614,113
Accrued interest payable and
 other liabilities............   $ 9,000(1)       142,224
                                 -------       ----------
Total liabilities.............     9,000        7,105,454
SHAREHOLDERS' EQUITY..........    (8,968)(1)(2)   582,169
                                 -------       ----------
Total liabilities and
 shareholders' equity.........   $    32       $7,687,623
                                 =======       ==========

-------------------------

(1) Preliminary estimates of merger-related charges are as follows:

                                                              FIRST WESTERN    WOOD BANCORP    MAHONING BANCORP    COMBINED
                                                              -------------    ------------    ----------------    --------
Severance and other employee-related costs..................     $10,000          $  750            $3,200         $13,950
Branch closings and consolidations costs....................       8,500           1,000               500          10,000
Transaction costs...........................................       6,000             250             4,300          10,550
Other merger and integration related costs..................      15,500           1,000             1,000          17,500
                                                                 -------          ------            ------         -------
Total pre-tax costs.........................................      40,000           3,000             9,000          52,000
Less: tax expense...........................................      11,900           1,000             1,600          14,500
                                                                 -------          ------            ------         -------
                                                                 $28,100          $2,000            $7,400         $37,500
                                                                 =======          ======            ======         =======

(2) Elimination of Sky Financial and First Western ownership of Mahoning Bancorp Shares.

                           SKY FINANCIAL GROUP, INC.
                               WOOD BANCORP, INC.
                          FIRST WESTERN BANCORP, INC.
                        MAHONING NATIONAL BANCORP, INC.

                      PRO FORMA COMBINED INCOME STATEMENT
                       THREE MONTHS ENDED MARCH 31, 1999

                                   SKY             FIRST           WOOD
                                FINANCIAL         WESTERN        BANCORP
                              --------------   -------------   ------------

                               THREE MONTHS    THREE MONTHS    THREE MONTHS
                                  ENDED            ENDED          ENDED       PRO FORMA
                                 3/31/99          3/31/99        3/31/99      ADJUSTMENT
                              --------------   -------------   ------------   ----------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
INTEREST INCOME
Loans, including fees.......     $73,238          $22,420         $2,972
Securities and other........      14,461           13,063            368
                                 -------          -------         ------
    Total interest income...      87,699           35,483          3,340
INTEREST EXPENSE
Deposits....................      33,703           12,493          1,359
Borrowings..................       7,612            6,263            149        $ 620(1)
                                 -------          -------         ------        -----
    Total interest
      expense...............      41,315           18,756          1,508          620
                                 -------          -------         ------        -----
NET INTEREST INCOME.........      46,384           16,727          1,832         (620)
PROVISION FOR LOAN LOSSES...       2,360            1,125             30
                                 -------          -------         ------        -----
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN
  LOSSES....................      44,024           15,602          1,802         (620)
OTHER INCOME................      24,509            4,180            338
OTHER EXPENSES..............      38,941           12,341          1,047         (620)(1)
                                 -------          -------         ------        -----
INCOME BEFORE INCOME
  TAXES.....................      29,592            7,441          1,093
INCOME TAXES................       9,428            2,128            409
                                 -------          -------         ------        -----
NET INCOME..................     $20,164          $ 5,313         $  684
                                 =======          =======         ======        =====
EARNINGS PER COMMON SHARE
Basic.......................     $  0.45          $  0.48         $ 0.24
Diluted.....................        0.44             0.47           0.24
WEIGHTED AVERAGE SHARES
  OUTSTANDING
Basic.......................      44,999           11,155          2,814
Diluted.....................      45,463           11,390          2,835

                                                          SKY FINANCIAL,
                              SKY FINANCIAL,   MAHONING   FIRST WESTERN,
                                   WOOD        BANCORP         WOOD
                                 BANCORP       --------      BANCORP,
                                   AND                     AND MAHONING
                              FIRST WESTERN     THREE        BANCORP
                              --------------    MONTHS    --------------
                                PRO FORMA       ENDED       PRO FORMA
                                 COMBINED      3/31/99       COMBINED
                              --------------   --------   --------------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
INTEREST INCOME
Loans, including fees.......     $98,630       $10,564       $109,194
Securities and other........      27,892         3,839         31,731
                                 -------       -------       --------
    Total interest income...     126,522        14,403        140,925
INTEREST EXPENSE
Deposits....................      47,555         3,487         51,042
Borrowings..................      14,644         1,676         16,320
                                 -------       -------       --------
    Total interest
      expense...............      62,199         5,163         67,362
                                 -------       -------       --------
NET INTEREST INCOME.........      64,323         9,240         73,563
PROVISION FOR LOAN LOSSES...       3,515           675          4,190
                                 -------       -------       --------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN
  LOSSES....................      60,808         8,565         69,373
OTHER INCOME................      29,027         2,224         31,251
OTHER EXPENSES..............      51,709         5,250         56,959
                                 -------       -------       --------
INCOME BEFORE INCOME
  TAXES.....................      38,126         5,539         43,665
INCOME TAXES................      11,965         1,815         13,780
                                 -------       -------       --------
NET INCOME..................     $26,161       $ 3,724       $ 29,885
                                 =======       =======       ========
EARNINGS PER COMMON SHARE
Basic.......................     $  0.43       $  0.59       $   0.42
Diluted.....................        0.43          0.59           0.42
WEIGHTED AVERAGE SHARES
  OUTSTANDING
Basic.......................      60,566         6,300         70,907
Diluted.....................      61,330         6,300         71,671

-------------------------

(1) Reclassification of interest expense on First Western's trust preferred securities from other expenses to conform classification with that of Sky Financial Group.

                           SKY FINANCIAL GROUP, INC.
                               WOOD BANCORP, INC.
                          FIRST WESTERN BANCORP, INC.
                        MAHONING NATIONAL BANCORP, INC.

                      PRO FORMA COMBINED INCOME STATEMENT
                       THREE MONTHS ENDED MARCH 31, 1998

                                   SKY             FIRST           WOOD
                                FINANCIAL         WESTERN        BANCORP
                              --------------   -------------   ------------

                               THREE MONTHS    THREE MONTHS    THREE MONTHS
                                  ENDED            ENDED          ENDED       PRO FORMA
                                 3/31/98          3/31/98        3/31/98      ADJUSTMENT
                              --------------   -------------   ------------   ----------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
INTEREST INCOME
Loans, including fees.......     $72,061          $22,434         $3,001
Securities and other........      17,181            8,960            379
                                 -------          -------         ------
    Total interest income...      89,242           31,394          3,380
INTEREST EXPENSE
Deposits....................      36,624           11,199          1,389
Borrowings..................       6,949            5,557            213        $ 584(1)
                                 -------          -------         ------        -----
    Total interest
      expense...............      43,573           16,756          1,602          584
                                 -------          -------         ------        -----
NET INTEREST INCOME.........      45,669           14,638          1,778         (584)
PROVISION FOR LOAN LOSSES...       1,976            1,000             30
                                 -------          -------         ------        -----
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN
  LOSSES....................      43,693           13,638          1,748         (584)
OTHER INCOME................      23,032            5,628            272
OTHER EXPENSES..............      47,561           11,428          1,080         (584)(1)
                                 -------          -------         ------        -----
INCOME BEFORE INCOME
  TAXES.....................      19,164            7,838            940
INCOME TAXES................       5,947            2,219            363
                                 -------          -------         ------        -----
NET INCOME..................     $13,217          $ 5,619         $  577
                                 =======          =======         ======        =====
EARNINGS PER COMMON SHARE
Basic.......................     $  0.29          $  0.50         $ 0.22
Diluted.....................        0.29             0.49           0.21
WEIGHTED AVERAGE SHARES
  OUTSTANDING
Basic.......................      45,365           11,149          2,600
Diluted.....................      45,978           11,376          2,771

                                                          SKY FINANCIAL,
                              SKY FINANCIAL,   MAHONING   FIRST WESTERN,
                                   WOOD        BANCORP         WOOD
                                 BANCORP       --------      BANCORP,
                                   AND                     AND MAHONING
                              FIRST WESTERN     THREE        BANCORP
                              --------------    MONTHS    --------------
                                PRO FORMA       ENDED       PRO FORMA
                                 COMBINED      3/31/98       COMBINED
                              --------------   --------   --------------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
INTEREST INCOME
Loans, including fees.......     $97,496       $10,892       $108,388
Securities and other........      26,520         3,614         30,134
                                 -------       -------       --------
    Total interest income...     124,016        14,506        138,522
INTEREST EXPENSE
Deposits....................      49,212         4,012         53,224
Borrowings..................      13,303         1,826         15,129
                                 -------       -------       --------
    Total interest
      expense...............      62,515         5,838         68,353
                                 -------       -------       --------
NET INTEREST INCOME.........      61,501         8,668         70,169
PROVISION FOR LOAN LOSSES...       3,006           726          3,732
                                 -------       -------       --------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN
  LOSSES....................      58,495         7,942         66,437
OTHER INCOME................      28,932         2,065         30,997
OTHER EXPENSES..............      59,485         5,189         64,674
                                 -------       -------       --------
INCOME BEFORE INCOME
  TAXES.....................      27,942         4,818         32,760
INCOME TAXES................       8,529         1,566         10,095
                                 -------       -------       --------
NET INCOME..................     $19,413       $ 3,252       $ 22,665
                                 =======       =======       ========
EARNINGS PER COMMON SHARE
Basic.......................     $  0.32       $  0.52       $   0.32
Diluted.....................        0.31          0.52           0.31
WEIGHTED AVERAGE SHARES
  OUTSTANDING
Basic.......................      60,768         6,300         71,109
Diluted.....................      61,781         6,300         72,122

-------------------------

(1) Reclassification of interest expense on First Western's trust preferred securities from other expenses to conform classification with that of Sky Financial Group.

                           SKY FINANCIAL GROUP, INC.
                               WOOD BANCORP, INC.
                          FIRST WESTERN BANCORP, INC.
                        MAHONING NATIONAL BANCORP, INC.

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                     TWELVE MONTHS ENDED DECEMBER 31, 1998

                                                                                                                SKY
                                                                                                            FINANCIAL,
                                                                                                               FIRST
                                                                                     SKY                     WESTERN,
                                                                                 FINANCIAL,                    WOOD
                                                                                    WOOD                     BANCORP,
                                                      WOOD                         BANCORP      MAHONING        AND
                           SKY         FIRST         BANCORP                         AND        BANCORP      MAHONING
                        FINANCIAL     WESTERN     -------------                 FIRST WESTERN   --------      BANCORP
                        ----------   ----------   TWELVE MONTHS                 -------------     YEAR     -------------
                        YEAR ENDED   YEAR ENDED       ENDED        PRO FORMA      PRO FORMA      ENDED       PRO FORMA
                         12/31/98     12/31/98      12/31/98      ADJUSTMENTS     COMBINED      12/31/98     COMBINED
                        ----------   ----------   -------------   -----------   -------------   --------   -------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
INTEREST INCOME
Loans, including
  fees................   $296,682     $90,546        $12,111                      $399,339      $43,495      $442,834
Securities and
  other...............     66,998      49,187          1,499                       117,684       15,238       132,922
                         --------     -------        -------        ------        --------      -------      --------
    Total interest
      income..........    363,680     139,733         13,610                       517,023       58,733       575,756
INTEREST EXPENSE
Deposits..............    146,385      52,745          5,624                       204,754       15,682       220,436
Borrowings............     30,171      24,888            749        $2,473(1)       58,281        7,061        65,342
                         --------     -------        -------        ------        --------      -------      --------
    Total interest
      expense.........    176,556      77,633          6,373         2,473         263,035       22,743       285,778
                         --------     -------        -------        ------        --------      -------      --------
NET INTEREST INCOME...    187,124      62,100          7,237        (2,473)        253,988       35,990       289,978
PROVISION FOR LOAN
  LOSSES..............     24,968       4,000            120                        29,088        2,904        31,992
                         --------     -------        -------        ------        --------      -------      --------
NET INTEREST INCOME
  AFTER PROVISION FOR
  LOAN LOSSES.........    162,156      58,100          7,117        (2,473)        224,900       33,086       257,986
OTHER INCOME..........     97,214      17,241          1,412                       115,867        8,960       124,827
OTHER EXPENSES........    232,708      50,646          4,559        (2,473)(1)     285,440       21,417       306,857
                         --------     -------        -------        ------        --------      -------      --------
INCOME BEFORE INCOME
  TAXES...............     26,662      24,695          3,970                        55,327       20,629        75,956
INCOME TAXES..........      8,854       6,772          1,482                        17,108        6,766        23,874
                         --------     -------        -------        ------        --------      -------      --------
NET INCOME............   $ 17,808     $17,923        $ 2,488                      $ 38,219      $13,863      $ 52,082
                         ========     =======        =======        ======        ========      =======      ========
EARNINGS PER COMMON
  SHARE
Basic.................   $   0.39     $  1.61        $  0.94                      $   0.63      $  2.20      $   0.73
Diluted...............       0.39        1.58           0.93                          0.62         2.20          0.73
WEIGHTED AVERAGE
  SHARES OUTSTANDING
Basic.................     45,124      11,150          2,633                        60,553        6,300        70,894
Diluted...............     45,686      11,369          2,677                        61,412        6,300        71,753

---------------

(1) Reclassification of interest expense on First Western's trust preferred securities from other expenses to conform classification with that of Sky Financial Group.

                           SKY FINANCIAL GROUP, INC.
                               WOOD BANCORP, INC.
                          FIRST WESTERN BANCORP, INC.
                        MAHONING NATIONAL BANCORP, INC.

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                     TWELVE MONTHS ENDED DECEMBER 31, 1997

                                                                                                                SKY
                                                                                                            FINANCIAL,
                                                                                                               FIRST
                                                                                     SKY                     WESTERN,
                                                                                 FINANCIAL,                    WOOD
                                                                                    WOOD                     BANCORP,
                                                      WOOD                         BANCORP      MAHONING        AND
                           SKY         FIRST         BANCORP                         AND        BANCORP      MAHONING
                        FINANCIAL     WESTERN     -------------                 FIRST WESTERN   --------      BANCORP
                        ----------   ----------   TWELVE MONTHS                 -------------     YEAR     -------------
                        YEAR ENDED   YEAR ENDED       ENDED        PRO FORMA      PRO FORMA      ENDED       PRO FORMA
                         12/31/97     12/31/97      12/31/97      ADJUSTMENTS     COMBINED      12/31/97     COMBINED
                        ----------   ----------   -------------   -----------   -------------   --------   -------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
INTEREST INCOME
Loans, including
  fees................   $281,902     $89,831        $11,639                      $383,372      $43,823      $427,195
Securities and
  other...............     65,629      37,492          1,694                       104,815       14,307       119,122
                         --------     -------        -------        ------        --------      -------      --------
    Total interest
      income..........    347,531     127,323         13,333                       488,187       58,130       546,317
INTEREST EXPENSE
Deposits..............    142,216      47,464          5,224                       194,904       16,887       211,791
Borrowings............     24,701      20,155          1,282        $2,252(1)       48,390        6,874        55,264
                         --------     -------        -------        ------        --------      -------      --------
    Total interest
      expense.........    166,917      67,619          6,506         2,252         243,294       23,761       267,055
                         --------     -------        -------        ------        --------      -------      --------
NET INTEREST INCOME...    180,614      59,704          6,827        (2,252)        244,893       34,369       279,262
PROVISION FOR LOAN
  LOSSES..............     10,928       4,836            120                        15,884        2,975        18,859
                         --------     -------        -------        ------        --------      -------      --------
NET INTEREST INCOME
  AFTER PROVISION FOR
  LOAN LOSSES.........    169,686      54,868          6,707        (2,252)        229,009       31,394       260,403
OTHER INCOME..........     82,167      17,231            783                       100,181        8,333       108,514
OTHER EXPENSES........    164,783      42,995          3,791        (2,252)(1)     209,317       20,626       229,943
                         --------     -------        -------        ------        --------      -------      --------
INCOME BEFORE INCOME
  TAXES...............     87,070      29,104          3,699                       119,873       19,101       138,974
INCOME TAXES..........     27,750       8,822          1,342                        37,914        6,160        44,074
                         --------     -------        -------        ------        --------      -------      --------
NET INCOME............   $ 59,320     $20,282        $ 2,357                      $ 81,959      $12,941      $ 94,900
                         ========     =======        =======        ======        ========      =======      ========
NET INCOME AVAILABLE
  TO COMMON
  SHAREHOLDERS........   $ 58,715     $20,282        $ 2,357                      $ 81,354      $12,941      $ 94,295
                         ========     =======        =======        ======        ========      =======      ========
EARNINGS PER COMMON
  SHARE
Basic.................   $   1.29     $  1.80        $  0.91                      $   1.34      $  2.05      $   1.32
Diluted...............       1.27        1.77           0.86                      $   1.31         2.05          1.30
WEIGHTED AVERAGE
  SHARES OUTSTANDING
Basic.................     45,402      11,242          2,591                        60,911        6,300        71,252
Diluted...............     46,699      11,446          2,737                        62,562        6,300        72,903

---------------

(1) Reclassification of interest expense on First Western's trust preferred securities from other expenses to conform classification with that of Sky Financial Group.

                           SKY FINANCIAL GROUP, INC.
                               WOOD BANCORP, INC.
                          FIRST WESTERN BANCORP, INC.
                        MAHONING NATIONAL BANCORP, INC.

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                     TWELVE MONTHS ENDED DECEMBER 31, 1996

                                                                                                                SKY
                                                                                                            FINANCIAL,
                                                                                                               FIRST
                                                                                     SKY                     WESTERN,
                                                                                 FINANCIAL,                    WOOD
                                                                                    WOOD                     BANCORP,
                                                      WOOD                         BANCORP      MAHONING        AND
                           SKY         FIRST         BANCORP                         AND        BANCORP      MAHONING
                        FINANCIAL     WESTERN     -------------                 FIRST WESTERN   --------      BANCORP
                        ----------   ----------   TWELVE MONTHS                 -------------     YEAR     -------------
                        YEAR ENDED   YEAR ENDED       ENDED        PRO FORMA      PRO FORMA      ENDED       PRO FORMA
                         12/31/96     12/31/96      12/31/96      ADJUSTMENTS     COMBINED      12/31/96     COMBINED
                        ----------   ----------   -------------   -----------   -------------   --------   -------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
INTEREST INCOME
Loans, including
  fees................   $257,355     $92,321        $ 9,887                      $359,563      $42,397      $401,960
Securities and
  other...............     65,695      33,162          1,809                       100,666       13,684       114,350
                         --------     -------        -------                      --------      -------      --------
    Total interest
      income..........    323,050     125,483         11,696                       460,229       56,081       516,310
INTEREST EXPENSE
Deposits..............    137,288      46,111          4,922                       188,321       18,080       206,401
Borrowings............     13,648      21,103            599                        35,350        4,902        40,252
                         --------     -------        -------                      --------      -------      --------
    Total interest
      expense.........    150,936      67,214          5,521                       223,671       22,982       246,653
                         --------     -------        -------                      --------      -------      --------
NET INTEREST INCOME...    172,114      58,269          6,175                       236,558       33,099       269,657
PROVISION FOR LOAN
  LOSSES..............      7,713       8,288            120                        16,121        2,625        18,746
                         --------     -------        -------                      --------      -------      --------
NET INTEREST INCOME
  AFTER PROVISION FOR
  LOAN LOSSES.........    164,401      49,981          6,055                       220,437       30,474       250,911
OTHER INCOME..........     62,244      15,714            449                        78,407        7,174        85,581
OTHER EXPENSES........    149,131      42,264          4,333                       195,728       20,497       216,225
                         --------     -------        -------                      --------      -------      --------
INCOME BEFORE INCOME
  TAXES...............     77,514      23,431          2,171                       103,116       17,151       120,267
INCOME TAXES..........     24,364       6,304            820                        31,488        5,540        37,028
                         --------     -------        -------                      --------      -------      --------
NET INCOME............   $ 53,150     $17,127        $ 1,351                      $ 71,628      $11,611      $ 83,239
                         ========     =======        =======                      ========      =======      ========
NET INCOME AVAILABLE
  FOR COMMON
  SHAREHOLDERS........   $ 50,743     $17,127        $ 1,351                      $ 69,221      $11,611      $ 80,832
                         ========     =======        =======                      ========      =======      ========
EARNINGS PER COMMON
  SHARE
Basic.................   $   1.14     $  1.49        $  0.50                      $   1.15      $  1.84      $   1.14
Diluted...............       1.11        1.47           0.48                          1.12         1.84          1.12
WEIGHTED AVERAGE
  SHARES OUTSTANDING
Basic.................     44,510      11,510          2,699                        60,423        6,300        70,764
Diluted...............     47,812      11,669          2,827                        64,011        6,300        74,352

                                    EXPERTS

     The consolidated financial statements of Sky Financial Group, Inc. incorporated in this proxy statement/prospectus by reference from Sky Financial's Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1998 have been audited by Crowe, Chizek and Company LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Mahoning National Bancorp, Inc. incorporated in this proxy statement/prospectus by reference from Mahoning Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Crowe, Chizek and Company LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Wood Bancorp, Inc. incorporated in this proxy statement/prospectus by reference from Wood Bancorp's Annual Report on Form 10-KSB for the year ended June 30, 1998 have been have been audited by Crowe, Chizek and Company LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of First Western Bancorp, Inc. incorporated in this proxy statement/prospectus by reference from First Western Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998 have been have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of First Western for the periods ended March 31, 1999 and 1998, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                 LEGAL OPINIONS

     Squire, Sanders & Dempsey L.L.P. has rendered a legal opinion stating that Sky Financial has duly authorized the issuance of the Sky Financial common shares offered hereby and that the common shares, when issued in accordance with the merger agreement, will be duly issued and outstanding and fully paid and non-assessable.

                                INDEMNIFICATION

     The code of regulations of Sky Financial provides that Sky Financial will indemnify any director or officer of Sky Financial or any person who is or has served at the request of

Sky Financial as a director, officer or trustee of another corporation, joint venture, trust or other enterprise and his or her heirs, executors and administrators against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually or reasonably incurred because he or she is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. This indemnification is to the full extent and according to the procedures and requirements of Ohio law.

     In addition, Sky Financial has entered into indemnification agreements with each of its directors and executive officers which expand the indemnitees' rights in the event that Ohio law and Sky Financial's code of regulations are further changed. The indemnification rights available under the agreements are subject to certain exclusions, including a provision that no indemnification shall be made if a court determines by clear and convincing evidence that the indemnitee has acted or failed to act with deliberate intent to cause injury to, or with reckless disregard for the best interests of, Sky Financial and a provision that a corporation may not indemnify a person for any civil money penalty, judgment, liability or legal expense resulting from any proceeding instituted by the Office of the Comptroller of the Currency.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sky Financial pursuant to the foregoing provisions, Sky Financial has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                             SHAREHOLDER PROPOSALS

     The Sky Financial 2000 annual meeting of shareholders is scheduled to be held in April 2000. Any shareholder who intends to present a proposal at the 2000 annual meeting and who wishes to have the proposal included in Sky Financial's proxy statement and form of proxy for that meeting must deliver the proposal to Sky Financial's executive offices, 221 South Church Street, Bowling Green, Ohio 43402, by November 20, 1999. Sky Financial must receive notice of all other shareholder proposals for the 2000 annual meeting no less than sixty days nor more than ninety days prior to the Annual Meeting; provided, however, on the fifteenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If notice is not received by Sky Financial within this time frame, Sky Financial will consider such notice untimely. Sky Financial reserves the right to vote in its discretion all of the common shares for which it has received proxies for the 2000 annual meeting with respect to any untimely shareholder proposals.

     Mahoning Bancorp has not yet set a date for its 2000 annual meeting of shareholders pending the outcome of the shareholder vote on the merger proposal described in this proxy statement/prospectus. If Mahoning Bancorp holds an annual meeting of shareholders in 2000 any shareholder who intends to present a proposal at that meeting and who wishes to have the proposal included in Mahoning Bancorp's proxy statement and form of proxy for that meeting must deliver the proposal to Mahoning Bancorp's executive offices, 23 Federal Plaza, Youngstown, Ohio 44501, by October 8, 1999. Mahoning Bancorp must receive notice of all other shareholder proposals for the 2000 annual meeting by December 29, 1999 or Mahoning Bancorp will consider them untimely. Mahoning Bancorp reserves the right to vote in its discretion all of the shares of common stock for which it has received proxies for the 2000 annual meeting with respect to any untimely shareholder proposals.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                  JUNE 6, 1999

                                 BY AND BETWEEN

                           SKY FINANCIAL GROUP, INC.

                                      AND

                        MAHONING NATIONAL BANCORP, INC.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
RECITALS..............................................................   A-1
ARTICLE I     CERTAIN DEFINITIONS.....................................
  1.01        Certain Definitions.....................................   A-1
ARTICLE II    THE MERGER..............................................
  2.01        The Parent Merger.......................................   A-6
  2.02        The Subsidiary Merger...................................   A-6
  2.03        Effectiveness of Parent Merger..........................   A-6
  2.04        Effective Date and Effective Time.......................   A-6
ARTICLE III   CONSIDERATION; EXCHANGE PROCEDURES
  3.01        Merger Consideration....................................   A-7
  3.02        Rights as Shareholders, Stock Transfers.................   A-7
  3.03        Fractional Shares.......................................   A-7
  3.04        Exchange Procedures.....................................   A-7
  3.05        Anti-Dilution Provisions................................   A-8
ARTICLE IV    ACTIONS PENDING ACQUISITION.............................
  4.01        Forbearances of MNB.....................................   A-8
  4.02        Forbearances of SFG.....................................  A-11
ARTICLE V     REPRESENTATIONS AND WARRANTIES..........................
  5.01        Disclosure Schedules....................................  A-12
  5.02        Standard................................................  A-12
  5.03        Representations and Warranties of MNB...................  A-12
  5.04        Representations and Warranties of SFG...................  A-23
ARTICLE VI    COVENANTS...............................................
  6.01        Reasonable Best Efforts.................................  A-27
  6.02        Carry on Business in Normal Manner......................  A-27
  6.03        Shareholder Approval....................................  A-28
  6.04        Registration Statement..................................  A-28
  6.05        Press Releases..........................................  A-29
  6.06        Access; Information.....................................  A-29
  6.07        Acquisition Proposals...................................  A-30
  6.08        Affiliate Agreements....................................  A-30
  6.09        Takeover Laws...........................................  A-30
  6.10        Certain Policies........................................  A-30
  6.11        NASDAQ Listing..........................................  A-30
  6.12        Regulatory Applications.................................  A-30
  6.13        Indemnification.........................................  A-31
  6.14        Opportunity of Employment; Employee Benefits............  A-32
  6.15        Notification of Certain Matters.........................  A-32

                                                                        PAGE
                                                                        ----
  6.16        Dividend Coordination...................................  A-32
  6.17        Board Representation....................................  A-33
  6.18        Accounting and Tax Treatment............................  A-33
  6.19        No Breaches of Representations and Warranties...........  A-33
  6.20        Consents................................................  A-33
  6.21        Insurance Coverage......................................  A-33
  6.22        Correction of Information...............................  A-33
  6.23        Confidentiality.........................................  A-33
  6.24        Supplemental Assurances.................................  A-34
  6.25        SFG Acquisition Proposal................................  A-34
  6.26        Post-Retirement Benefits................................  A-34
ARTICLE VII   CONDITIONS TO CONSUMMATION OF THE MERGER................
  7.01        Conditions to Each Party's Obligation to Effect the
              Merger..................................................  A-34
  7.02        Conditions to Obligation of MNB.........................  A-35
  7.03        Conditions to Obligation of SFG.........................  A-36
ARTICLE VIII  TERMINATION.............................................
  8.01        Termination.............................................  A-37
  8.02        Effect of Termination and Abandonment; Enforcement of
              Agreement...............................................  A-38
ARTICLE IX    MISCELLANEOUS
  9.01        Survival................................................  A-38
  9.02        Waiver; Amendment.......................................  A-38
  9.03        Counterparts............................................  A-38
  9.04        Governing Law...........................................  A-38
  9.05        Expenses................................................  A-38
  9.06        Notices.................................................  A-39
  9.07        Entire Understanding; No Third Party Beneficiaries......  A-40
  9.08        Interpretation; Effect..................................  A-40
  9.09        Waiver of Jury Trial....................................  A-40
  9.10        Successors and Assigns..................................  A-40

EXHIBIT A  Form of Stock Option Agreement.............................
EXHIBIT B  Form of MNB Affiliate Agreement............................

     AGREEMENT AND PLAN OF MERGER, dated as of June 6, 1999 (this "Agreement"), is by and between Sky Financial Group, Inc. ("SFG") and Mahoning National Bancorp, Inc. ("MNB").

                                    RECITALS

     A. MNB. MNB is an Ohio corporation, having its principal place of business in Youngstown, Ohio.

     B. SFG. SFG is an Ohio corporation, having its principal place of business in Bowling Green, Ohio.

     C. Stock Option Agreement. As an inducement to the willingness of SFG to continue to pursue the transactions contemplated by this Agreement, MNB intends to grant to SFG an option pursuant to a stock option agreement, in substantially the form of Exhibit A.

     D. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combinations contemplated hereby be accounted for under the "pooling-of-interests" accounting method and that each be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     E. Board Action. The respective Boards of Directors of each of SFG and MNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combinations provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

     "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving MNB or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, MNB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "Agreement to Merge" has the meaning set forth in Section 2.02.

     "Average NMS Closing Price" has the meaning set forth in Section 8.01(e).

     "Bank" means The Mahoning National Bank of Youngstown, a wholly-owned subsidiary of MNB.

     "BHCA" means the Bank Holding Company Act of 1956, as amended.

     "CBC" means The Citizens Banking Company, an Ohio banking corporation which is a wholly-owned subsidiary of SFG.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

     "Consultants" has the meaning set forth in Section 5.03(m).

     "Costs" has the meaning set forth in Section 6.13(a).

     "Directors" has the meaning set forth in Section 5.03(m).

     "Disclosure Schedule" has the meaning set forth in Section 5.01.

     "Dissenting Shares" means any shares of MNB Common Stock held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the OGCL.

     "Effective Date" means the date on which the Effective Time occurs.

     "Effective Time" means the effective time of the Merger, as provided for in
Section 2.04.

     "Employees" has the meaning set forth in Section 5.03(m).

     "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" has the meaning set forth in Section 3.04.

     "Exchange Fund" has the meaning set forth in Section 3.04.

     "Exchange Ratio" has the meaning set forth in Section 3.01.

     "FFIEC" means Federal Financial Institutions Examination Committee.

     "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "Indemnified Party" has the meaning set forth in Section 6.13(a).

     "IRS" has the meaning set forth in Section 5.03(m).

     The term "knowledge" means, with respect to a party hereto, actual knowledge of any officer of that party with the title of not less than a senior vice president and that party's in-house counsel, if any.

     "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Material Adverse Effect" means, with respect to SFG or MNB, any effect that (i) is material and adverse to the financial position, results of operations or business of SFG and its Subsidiaries taken as a whole, or MNB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either SFG or MNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (c) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, and (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

     "Merger" collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.01 and Section 2.02, respectively.

     "Merger Consideration" has the meaning set forth in Section 2.01.

     "MNB" has the meaning set forth in the preamble to this Agreement.

     "MNB Articles" means the Articles of Incorporation of MNB.

     "MNB Affiliate" has the meaning set forth in Section 6.08(a).

     "MNB Board" means the Board of Directors of MNB.

     "MNB Code" means the Code of Regulations of MNB.

     "MNB Common Stock" means the common stock, stated value $1.00 per share, of MNB.

     "MNB Meeting" has the meaning set forth in Section 6.03.

     "MNB SEC Documents" has the meaning set forth in Section 5.03(g).

     "MNB Stock" means MNB Common Stock.

     "NASDAQ" means The NASDAQ Stock Market, Inc.'s National Market System.

     "New Certificate" has the meaning set forth in Section 3.04.

     "NASD" means The National Association of Securities Dealers.

     "OCC" means The Office of the Comptroller of the Currency.

     "OGCL" means the Ohio General Corporation Law.

     "Old Certificate" has the meaning set forth in Section 3.04.

     "OSS" means the Office of the Secretary of State of the State of Ohio.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Parent Merger" has the meaning set forth in Section 2.01.

     "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "Pension Plan" has the meaning set forth in Section 5.03(m).

     "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

     "Proxy/Prospectus" has the meaning set forth in Section 6.04.

     "Proxy Statement" has the meaning set forth in Section 6.04.

     "Registration Statement" has the meaning set forth in Section 6.04.

     "Regulatory Authority" has the meaning set forth in Section 5.03(i).

     "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "Resulting Bank" has the meaning set forth in Section 2.02.

     "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

     "SEC" means the Securities and Exchange Commission.

     "SFG" has the meaning set forth in the preamble to this Agreement.

     "SFG Articles" means the Articles of Incorporation of SFG, as amended.

     "SFG Board" means the Board of Directors of SFG.

     "SFG Code" means the Code of Regulations of SFG, as amended.

     "SFG Common Stock" means the common stock, without par value, of SFG.

     "SFG SEC Documents" has the meaning set forth in Section 5.04(g).

     "SFG Stock" means the SFG Common Stock and SFG serial preferred stock.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Stock Option Agreement" has the meaning set forth in Recital C.

     "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

     "Surviving Corporation" has the meaning set forth in Section 2.01.

     "Takeover Laws" has the meaning set forth in Section 5.03 (o).

     "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

     "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

     "Treasury Stock" shall mean shares of MNB Stock held by MNB or any of its Subsidiaries or by SFG or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

     2.01 THE PARENT MERGER. At the Effective Time, MNB shall merge with and into SFG (the "Parent Merger"), the separate corporate existence of MNB shall cease and SFG shall survive and continue to exist as an Ohio corporation (SFG, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the "Surviving Corporation"). SFG may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of MNB Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of MNB's shareholders as a result of receiving the Merger Consideration or the Merger qualifying for "pooling-of-interests" accounting treatment or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     2.02 THE SUBSIDIARY MERGER. At the time specified by CBC in its certificate of merger filed with the OSS (which shall not be earlier than the Effective Time and is anticipated to be on or about January 31, 2000), Bank shall merge with and into CBC (the "Subsidiary Merger") pursuant to an agreement to merge (the "Agreement to Merge") to be executed by Bank and CBC and filed with the OSS and the OCC, as required. Upon consummation of the Subsidiary Merger, the separate corporate existence of Bank shall cease and CBC shall survive and continue to exist as a state banking corporation (CBC, as the resulting bank in the Subsidiary Merger, sometimes being referred to herein as the "Resulting Bank"). (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to as the "Merger".)

     2.03 EFFECTIVENESS OF PARENT MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parent Merger shall become effective upon the occurrence of the filing in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL or such later date and time as may be set forth in such filings. The Parent Merger shall have the effects prescribed in the OGCL.

     2.04 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Parent Merger (the "Effective Date") to occur on (i) the third business day to occur after the last of the conditions set forth in
Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of SFG, on the last business day of the month in which such third business day occurs or, if such third business day occurs within the last three business days of such month, on the last business day of the succeeding month; provided, no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Parent Merger shall become effective is referred to as the "Effective Time."

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

          (a) Outstanding MNB Common Stock and MNB Rights. Each share, excluding Treasury Stock and Dissenting Shares, of MNB Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 1.66 shares of SFG Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05. One preferred share purchase right issuable pursuant to the Shareholder Rights Agreement dated as of July 21, 1998 between SFG and CBC or any other purchase right issued in substitution thereof (the "SFG Rights") shall be issued together with and shall attach to each share of SFG Common Stock issued pursuant to this Section 3.01(a).

          (b) Treasury Shares; MNB Common Stock Owned by SFG. Each share of MNB Common Stock held as Treasury Stock and each share of MNB Common Stock held by SFG immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (c) Outstanding SFG Stock. Each share of SFG Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Parent Merger.

     3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of MNB Common Stock shall cease to be, and shall have no rights as, shareholders of MNB, other than to receive any dividend or other distribution with respect to such MNB Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III, and appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of MNB or the Surviving Corporation of any shares of MNB Stock.

     3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of SFG Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger; instead, SFG shall pay to each holder of MNB Common Stock who would otherwise be entitled to a fractional share of SFG Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of SFG Common Stock to which the holder would be entitled by the Average NMS Closing Price of SFG Common Stock.

     3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, SFG shall deposit, or shall cause to be deposited, with The Bank of New York (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of MNB Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of SFG Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this
Article III in exchange for outstanding shares of MNB Common Stock.

     (b) As promptly as practicable after the Effective Date, SFG shall send or cause to be sent to each former holder of record of shares of MNB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III. SFG shall cause the New Certificates into which shares of a shareholder's MNB Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of MNB Common Stock (or an indemnity affidavit reasonably satisfactory to SFG and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

     (c) Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of MNB Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) No dividends or other distributions with respect to SFG Common Stock with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing shares of MNB Common Stock converted in the Parent Merger into the right to receive shares of such SFG Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of SFG Common Stock such holder had the right to receive upon surrender of the Old Certificates.

     (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of MNB for six months after the Effective Time shall be paid to SFG. Any shareholders of MNB who have not theretofore complied with this Article III shall thereafter look only to SFG for payment of the shares of SFG Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on SFG Common Stock deliverable in respect of each share of MNB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.05 ANTI-DILUTION PROVISIONS. In the event SFG changes (or establishes a record date for changing) the number of shares of SFG Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding SFG Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

     4.01 FORBEARANCES OF MNB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of SFG, MNB will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Except as otherwise provided in this Section 4.01, conduct the business of MNB and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon MNB's ability to perform any of its material obligations under this Agreement.

          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of MNB Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of MNB Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on MNB Stock in an amount not to exceed the per share amount declared and paid in its most recent quarterly cash dividend, with record and payment dates as indicated in Section 6.15 hereof, and (B) dividends from wholly owned Subsidiaries to MNB, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of MNB or its Subsidiaries (other than the normal extension of the four existing change of control agreements with senior management), or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments) except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice,
     (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice.

          (e) Benefit Plans. Enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of MNB or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided that MNB may
     (i) take such actions in order to satisfy either applicable law or Previously Disclosed contractual obligations existing as of the date hereof or regular annual renewal of insurance contracts; (ii) establish and fund the grantor trust(s) that are required pursuant to the Supplemental Executive Retirement Plan for Gregory L. Ridler, any employment or change-in-control agreements that currently contain grantor trust funding requirements and that are not cancelled on or before the Effective Time, and the Executive Phantom Stock Bonus Plan in the amounts specified in
     Section 4.01(e) of the Disclosure Schedule; (iii) enter into agreements in forms acceptable to SFG that cancel MNB's employment and/or change-in-control protective agreements in consideration of the payments listed in section 4.01(e) of the Disclosure Schedule; (iv) pay cash bonuses on the Closing Date in the amounts accrued by MNB as of the Closing Date with respect to the Executive Annual Compensation Plan as set forth in Section 4.01(e) of the Disclosure Schedule; (v) freeze by adopting a plan amendment ceasing all benefit accruals and the timely and proper issuance of a notice pursuant to ERISA
     Section 204(h) its defined benefit pension plan and terminate its defined contribution 401k plan at any time before the closing, with benefit distributions deferred until the Internal Revenue Service issues a favorable determination with respect to the terminating plan's tax-qualified status upon terminations and with MNB and SFG to cooperate in good faith to apply for such approval and to agree upon associated plan termination amendments that shall, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits, but also to transfer those benefits to the tax-qualified 401K plan that SFG maintains for its employees, as well as to elect to receive an annuity (purchased from an insurance carrier) in settlement of their benefit entitlement under such pension plan (it being agreed that SFG shall terminate such pension plan as soon as possible after the Effective Date provided such pension plan is fully funded on a plan termination basis).

          (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

          (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

          (h) Governing Documents. Amend the MNB Articles, MNB Code or the articles of incorporation or code of regulations (or similar governing documents) of any of MNB's Subsidiaries, except for immaterial code of regulations amendments Previously Disclosed to SFG.

          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

          (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to MNB and its Subsidiaries, taken as a whole.

          (l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (m) Risk Management. Except pursuant to applicable law or regulation,
     (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices;
     (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

          (o) Commitments. Agree or commit to do any of the foregoing.

     4.02 FORBEARANCES OF SFG. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of MNB, SFG will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of SFG and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon SFG's ability to perform any of its material obligations under this Agreement.

          (b) Preservation. Fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (c) Extraordinary Dividends. Make, declare, pay or set aside for payment any dividend other than normal quarterly dividends in accordance with past practice.

          (d) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (e) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to SFG and its Subsidiaries, taken as a whole.

          (f) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the

     Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of SFG to exercise its rights under the Stock Option Agreement.

          (g) Risk Management. Except pursuant to applicable law or regulation,
     (i) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (h) Commitments. Agree or commit to do any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, SFG has delivered to MNB a schedule and MNB has delivered to SFG a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV and Article VI; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. MNB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on MNB arising solely from actions taken in compliance with a written request of SFG.

     5.02  STANDARD. No representation or warranty of MNB or SFG contained in
Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.

     5.03  REPRESENTATIONS AND WARRANTIES OF MNB. Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, MNB hereby represents and warrants to SFG:

          (a) Organization, Standing and Authority. MNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. MNB is registered as a bank holding company under the BHCA. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Bank is duly qualified to do business and is in good standing in the State of

     Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Capital Structure of MNB. As of May 31, 1999, the authorized capital stock of MNB consisted solely of 15,000,000 shares of MNB Common Stock, of which 6,300,000 shares were outstanding. The outstanding shares of MNB Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of May 31, 1999, except as Previously Disclosed in its Disclosure Schedule, (i) there were no shares of MNB Common Stock authorized and reserved for issuance, (ii) MNB did not have any Rights issued or outstanding with respect to MNB Common Stock, and (iii) MNB did not have any commitment to authorize, issue or sell any MNB Common Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement.

          (c) Subsidiaries. (i)(A) MNB has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) except as Previously Disclosed, no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) except as Previously Disclosed, there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) except as Previously Disclosed, there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) except as Previously Disclosed, all the equity securities of each Subsidiary held by MNB or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C.
     Section 55) and are owned by MNB or its Subsidiaries free and clear of any Liens.

          (ii) MNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

          (iii) Each of MNB's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) Corporate Power; Authorized and Effective Agreement. Each of MNB and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; MNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement; and Bank has the corporate power and authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

          (e) Corporate Authority. Subject to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of MNB Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of MNB and the MNB Board prior to the date hereof. The Agreement to Merge, when executed by Bank, shall have been approved by the Board of Directors of Bank and by the MNB Board, as the sole shareholder of Bank. This Agreement is a valid and legally binding obligation of MNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The MNB Board has received the written opinion of Danielson Associates, Inc. to the effect that as of the date hereof the consideration to be received by the holders of MNB Common Stock in the Parent Merger is fair to the holders of MNB Common Stock from a financial point of view.

          (f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by MNB or any of its Subsidiaries in connection with the execution, delivery or performance by MNB of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge, as applicable, with and the approval of certain federal and state banking authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of the certificate of merger with the OSS pursuant to the OGCL. As of the date hereof, MNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory and shareholder approvals referred to above and expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of MNB or of any of its Subsidiaries or to which MNB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the MNB Articles or the MNB Code, or
     (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) MNB's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1997 and 1998, Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to March 31, 1999 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "MNB SEC Documents") with the SEC, as of the date filed, copies of which have been delivered or will be delivered to SFG, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of MNB and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such MNB SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of MNB and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

          (ii) Since March 31, 1999, MNB and its Subsidiaries have not incurred any material liability not disclosed in MNB's SEC Documents, other than in the ordinary course of business consistent with past practice.

          (iii) Since March 31, 1999, except as disclosed in the MNB SEC Documents, (A) MNB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to MNB.

          (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against MNB or any of its Subsidiaries and, to MNB's knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Regulatory Matters.

             (i) Neither MNB nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve System and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

             (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j) Compliance with Laws.  Each of MNB and its Subsidiaries:

             (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to MNB's knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since March 31, 1999, no notification or communication from any Governmental Authority (A) asserting that MNB or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or
        (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to MNB's knowledge, do any grounds for any of the foregoing exist).

          (k) Material Contracts; Defaults. Except for this Agreement, the Stock Option Agreement, those agreements and other documents filed as exhibits to the MNB SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (l) No Brokers. Except for the engagement of Danielson Associates, Inc., no action has been taken by MNB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

          (m) Employee Benefit Plans. (i) Section 5.03(m)(i) of MNB's Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of ERISA), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by
     (a) MNB or any of its Subsidiaries and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") officer or former officer (the "Officers"), or director or former director (the "Directors") of MNB or any of its Subsidiaries participates or to which any such Employees, Consultants, Officers or Directors either participate or are a party or (b) any ERISA Affiliate (collectively, the "Compensation and Benefit Plans"). Neither MNB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(e) of this Agreement.

          (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and MNB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of MNB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither MNB nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject MNB or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

          (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by MNB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with MNB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of MNB, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to MNB's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of MNB, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which MNB or any of its Subsidiaries is a party have been timely made or have been reflected on MNB's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of MNB, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
     Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

          (v) Except as disclosed in Section 5.03(m)(v) of MNB's Disclosure Schedule, neither MNB nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by
     Section 4980B of the Code. Except as disclosed in Section 5.03(m)(v) of MNB's Disclosure Schedule, there has been no communication to Employees by MNB or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

          (vi) MNB and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

          (vii) With respect to each Compensation and Benefit Plan, if applicable, MNB has provided or made available to SFG, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310, Form 5310A, Form 5300, or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

          (viii) Except as disclosed on Section 5.03(m)(viii) of MNB's Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation,

     (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

          (ix) Except as disclosed on Section 5.03(m)(ix) of MNB's Disclosure Schedule, neither MNB nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          (x) Except as disclosed on Section 5.03(m)(x) of MNB's Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of SFG, MNB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of MNB on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (n) Labor Matters. Neither MNB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is MNB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel MNB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to MNB's knowledge, threatened, nor is MNB aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) Takeover Laws. MNB has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws") applicable to it, including, without limitation, the State of Ohio.

          (p) Environmental Matters. To MNB's knowledge, neither the conduct nor operation of MNB or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to MNB's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To MNB's knowledge, neither MNB nor any of its Subsidiaries has received any notice from any person or entity that MNB or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to MNB and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) except for the MNB 1992 federal income tax return, the Tax Returns referred to in clause (i) have not been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, (iv) except for Tax Returns for fiscal years ended on or after December 31, 1995, the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of MNB or its Subsidiaries. MNB has made or will make available to SFG true and correct copies of the United States federal income Tax Returns filed by MNB and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998. Neither MNB nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by MNB's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in MNB's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither MNB nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (iii) MNB and its Subsidiaries will not be liable for any taxes as a result of any Covered Transaction.

          (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MNB's own account, or for the account of one or more of MNB's Subsidiaries or their customers (all of which are listed on MNB's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of MNB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither MNB nor its Subsidiaries, nor to MNB's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (s) Books and Records. The books and records of MNB and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of

     Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

          (t) Insurance. MNB's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by MNB or its Subsidiaries. MNB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MNB reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; MNB and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (u) Accounting Treatment. As of the date hereof, it is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

          (v) Disclosure.  The representations and warranties contained in this
     Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

          (w) Year 2000. Neither MNB nor any of its Subsidiaries has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any Office of the Comptroller of the Currency or other Regulatory Authority Year 2000 Report of Examination. MNB has disclosed to SFG a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries and such plan is in material compliance with the schedule set for in the FFIEC statements.

          (x) Material Adverse Change. MNB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 1999 that has had a Material Adverse Effect on MNB.

          (y) Absence of Undisclosed Liabilities. Neither MNB nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to MNB on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to MNB on a consolidated basis, except as disclosed in the MNB SEC Documents.

          (z) Properties. MNB and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the MNB SEC Documents as being owned by MNB as of March 31, 1999 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which MNB or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that MNB or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to MNB's knowledge, the lessor.

          (aa) Loans. Each loan reflected as an asset in the MNB SEC Documents as of December 31, 1998 and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $500,000 in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interest which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of December 31, 1998, Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of MNB or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to 12 C.F.R. sec. 563.43, comply therewith.

          (bb) Allowance for Loan Losses. The allowance for loan losses reflected in the MNB SEC Documents, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

          (cc) Repurchase Agreements. With respect to all agreements pursuant to which MNB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, MNB or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (dd) Deposit Insurance. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Bank has paid all assessments and filed all reports required by the FDIA.

     5.04  REPRESENTATIONS AND WARRANTIES OF SFG. Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, SFG hereby represents and warrants to MNB as follows :

          (a) Organization, Standing and Authority. SFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. SFG is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. SFG is registered as a bank holding company under the BHCA. CBC (CBC to be renamed Sky Bank effective June 8, 1999) is a state banking association duly organized, validly existing and in good standing under the laws of the State of Ohio. CBC is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) SFG Stock. (i) As of May 31, 1999, the authorized capital stock of SFG consists of 160,000,000 shares, of which 150,000,000 shares are SFG Common Stock, of which 45,219,863 shares were outstanding and 10,000,000 shares are SFG serial preferred stock, par value $10.00 per share, of which no shares were outstanding. As of May 31, 1999, except as set forth in its Disclosure Schedule, SFG does not have any Rights issued or outstanding with respect to SFG Common Stock and SFG does not have any commitment to authorize, issue or sell any SFG Common Stock or Rights, except pursuant to this Agreement. The outstanding shares of SFG Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

          (ii) The shares of SFG Common Stock to be issued in exchange for shares of MNB Common Stock in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

          (c) Subsidiaries. SFG has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction or organization of each Subsidiary. Each of SFG's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

          (d) Corporate Power. Each of SFG and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and SFG has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

          (e) Corporate Authority; Authorized and Effective Agreement. This Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of SFG and the SFG Board prior to the date hereof and no shareholder approval is required on the part of SFG. The Agreement to Merge, when executed by CBC, shall have been approved by the Board of Directors of CBC and by the SFG Board, as the sole shareholder of CBC. This Agreement is a valid and legally binding agreement of SFG, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SFG or any of its Subsidiaries in connection with the execution, delivery or performance by SFG of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, or the Agreement to Merge, as applicable, with and the approval of certain federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the certificate of merger with the OSS pursuant to the OGCL;
     (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of SFG Common Stock in the Parent Merger; and
     (E) receipt of the
     approvals set forth in Section 7.01(b). As of the date hereof, SFG is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of SFG or of any of its Subsidiaries or to which SFG or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or Code of Regulations (or similar governing documents) of SFG or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) SFG's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, SFG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to March 31, 1999 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "SFG SEC Documents") as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SFG SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of SFG and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in such SFG SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of SFG and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

          (ii) Since March 31, 1999, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to SFG.

          (h) Litigation; Regulatory Action. (i) No litigation, claim or other proceeding before any court or governmental agency is pending against SFG or any of its

     Subsidiaries and, to the best of SFG's knowledge, no such litigation, claim or other proceeding has been threatened.

          (ii) Neither SFG nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has SFG or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (i) Compliance with Laws. Each of SFG and its Subsidiaries:

             (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since March 31, 1999, no notification or communication from any Governmental Authority (A) asserting that SFG or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or
        (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to SFG's knowledge, do any grounds for any of the foregoing exist).

          (j) Brokerage and Finder's Fees. Except for fees payable to its financial advisor, Sandler O'Neill & Partners, L.P., SFG has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

          (k) Takeover Laws. SFG has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any Takeover Laws applicable to SFG.

          (l) Environmental Matters. To SFG's knowledge, neither the conduct nor operation of SFG or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to SFG's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To SFG's knowledge, neither SFG nor any of its Subsidiaries has received any notice from any person or entity that SFG or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (m) Insurance. SFG has previously disclosed to MNB all of the insurance policies, binders, or bonds maintained by SFG or its Subsidiaries. SFG and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SFG reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; SFG and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (n) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to SFG and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have not been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, (iv) except for Tax Returns for fiscal years ended on or after December 31, 1995, the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of SFG or its Subsidiaries. Neither SFG nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by SFG's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in SFG's SEC Documents filed on or prior to the date hereof. As of the date hereof, SFG has no reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

          (o) Accounting Treatment. As of the date hereof, SFG is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

          (p) Contracts. Neither SFG nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (q) Disclosure.  The representations and warranties contained in this
     Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

          (r) Year 2000. Neither SFG nor any of its Subsidiaries has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority. SFG has disclosed to MNB a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

          (s) Material Adverse Change. SFG has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 1999 that has had a Material Adverse Effect on SFG.

          (t) Absence of Undisclosed Liabilities. Neither SFG nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to SFG on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to SFG on a consolidated basis, except as disclosed in the SFG SEC Documents.

          (u) Deposit Insurance. The deposits of SFG's bank subsidiaries are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and said banks have paid all assessments and filed all reports required by the FDIA.

                                   ARTICLE VI

                                   COVENANTS

     6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of MNB and SFG agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     6.02 CARRY ON BUSINESS IN NORMAL MANNER. From the date of this Agreement to the Effective Date, MNB shall carry on its business in substantially the same manner as heretofore and, without the written consent of SFG, MNB shall not (a) do any of the things which they represent and warrant herein have not been done since March 31, 1999 or the date hereof, as the case may be, except as necessary to carry out this Agreement on the part of MNB; (b) engage in any transaction which would be inconsistent with any other representation or warranty of MNB set forth herein or which would cause a breach of any such representation or warranty if made at or immediately following such transaction; or (c) engage in any lending activities other than in the ordinary course of business consistent with past practice. MNB shall send to SFG via facsimile transmission a copy of all loan presentations made to MNB's Board at the same time as such presentations are transmitted to said board, to enable one of SFG's senior loan committee members to review, comment and make reasonable recommendations to the loan committee with respect to such loan presentations. MNB shall consult with SFG prior to hiring any full-time officer, other than replacement employees for positions then existing. MNB will use its reasonable best efforts to keep its business organizations intact, to keep available the services of present employees, and to preserve the goodwill of customers, suppliers, and others having business relations with them.

     6.03 SHAREHOLDER APPROVAL. MNB agrees to take, in accordance with applicable law and the MNB Articles and MNB Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by MNB's shareholders for consummation of the Parent Merger (including any adjournment or postponement, the "MNB Meeting"), as promptly as practicable after the Registration Statement is declared effective. The MNB Board shall recommend that its shareholders adopt this Agreement at the MNB Meeting unless otherwise necessary under the applicable fiduciary duties of the MNB Board, as determined by the MNB Board in good faith after consultation with and based upon advice of independent legal counsel.

     6.04 REGISTRATION STATEMENT. (a) SFG agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (the "Registration Statement") to be filed by SFG with the SEC in connection with the issuance of SFG Common Stock in the Parent Merger (including the proxy statement and prospectus and other proxy solicitation materials of MNB constituting a part thereof (the "Proxy Statement") and all related documents). MNB agrees to cooperate, and to cause its Subsidiaries to cooperate, with SFG, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that MNB and its Subsidiaries have cooperated as required above, SFG agrees to file the Proxy Statement and the Registration Statement (together, the "Proxy/Prospectus") with the SEC as promptly as reasonably practicable. Each of MNB and SFG agrees to use all reasonable efforts to cause the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. SFG also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. MNB agrees to furnish to SFG all information concerning MNB, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

     (b) Each of MNB and SFG agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the MNB shareholders and at the time of the MNB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of MNB and SFG further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

     (c) SFG agrees to advise MNB, promptly after SFG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SFG Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.05 PRESS RELEASES. Each of MNB and SFG agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

     6.06 ACCESS; INFORMATION. (a) Each of MNB and SFG agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

     (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     (c) During the period from the date of this Agreement to the Effective Time, MNB shall promptly furnish SFG with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

     6.07 ACQUISITION PROPOSALS. MNB agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, subject to the extent that the MNB Board determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than SFG with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. MNB shall promptly (within 24 hours) advise SFG following the receipt by MNB of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise SFG of any material developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

     6.08 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, MNB shall deliver to SFG a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the MNB Meeting, deemed to be an "affiliate" of MNB (each, a "MNB Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. MNB shall use its reasonable best efforts to cause each person who may be deemed to be a MNB Affiliate to execute and deliver to MNB on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

     6.09 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.10 CERTAIN POLICIES. Prior to the Effective Date, MNB shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and SFG, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SFG; provided, however, that MNB shall not be obligated to take any such action pursuant to this Section 6.10 unless and until SFG acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to MNB that SFG's representations and warranties, subject to Section 5.02, are true and correct as of such date and that SFG is otherwise in material compliance with this Agreement. MNB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.10.

     6.11. NASDAQ LISTING. SFG shall file a listing application, or a NASDAQ Notification Form for Change in the Number of Shares Outstanding, as required by NASDAQ, with respect to the shares of SFG Common Stock to be issued to the holders of MNB Common Stock in the Merger.

     6.12 REGULATORY APPLICATIONS. (a) SFG and MNB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documenta-tion, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of SFG and MNB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     6.13 INDEMNIFICATION. (a) Following the Effective Date, SFG shall indemnify, defend and hold harmless the present directors, officers and employees of MNB and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that MNB is permitted to indemnify (and advance expenses to) its directors, officers, and employees under the laws of the State of Ohio, the MNB Articles and the MNB Code as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Ohio law, the MNB Articles and the MNB Code shall be made by independent counsel (which shall not be counsel that provides material services to SFG) selected by SFG and reasonably acceptable to such officer, director or employee.

     (b) For a period of three years from the Effective Time, SFG shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of MNB or any of its Subsidiaries (determined as of the Effective
Time) (as opposed to MNB) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that SFG may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; provided, however that in no event shall SFG be required to extend more than 300 percent of the current amount expended by MNB (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further that if SFG is unable to maintain or obtain the insurance called for by this Section 6.13(b), SFG shall use is reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of MNB or any Subsidiary may be required to make application and provide customary representations and warranties to SFG's insurance carrier for the purpose of obtaining such insurance.

     (c) Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify SFG thereof; provided that the failure so to notify shall not affect the obligations of SFG under Section 6.13(a) unless and to the extent that SFG is actually prejudiced as a result of such failure.

     (d) If SFG or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of SFG shall assume the obligations set forth in this Section 6.13.

     6.14 OPPORTUNITY OF EMPLOYMENT; EMPLOYEE BENEFITS. The existing employees of MNB shall have the opportunity to continue as employees of SFG or one of its Subsidiaries, on the Effective Date; subject, however, to the right of SFG and its Subsidiaries to terminate any such employees either (i) for "cause" or (ii) pursuant to the procedures set forth in the SFG Workforce Redesign Process previously disclosed to MNB. It is understood and agreed that nothing in this
Section 6.14 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law and said employees shall not be deemed to be third-party beneficiaries of this provision. From and after the Effective Time, MNB employees shall continue to participate in the MNB employee benefit plans in effect at the Effective Time unless and until SFG, in its sole discretion, shall determine that MNB employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of SFG and that all or some of the MNB plans shall be terminated or merged into certain employee benefit plans of SFG. Notwithstanding the foregoing, each MNB employee shall be credited with years of MNB (or predecessor) service for purposes of eligibility and vesting in the employee benefit plans of SFG, and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under MNB's welfare plans immediately prior to the Effective Date, or to any waiting period relating to such coverage. If, after the Effective Date, SFG adopts a new plan or program for its employees or executives, then to the extent its employees or executives receive past service credits for any reason, SFG shall credit similarly-situated employees and executives of MNB with equivalent credit for service with MNB or its predecessors. The foregoing covenants shall survive the Merger, and SFG shall before the Effective Time adopt resolutions that amend its tax-qualified retirement plans to provide for MNB service credits referenced herein.

     6.15 NOTIFICATION OF CERTAIN MATTERS. Each of MNB and SFG shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.16 DIVIDEND COORDINATION. It is agreed by the parties hereto that they will cooperate to assure that as a result of the Parent Merger, during any applicable period, there shall not be a payment of both a SFG and a MNB dividend. The parties further agree that if the Effective Closing Date is at the end of a fiscal quarter, then they will cooperate to assure that the MNB shareholders receive the dividend, if any, declared by SFG rather than the dividend for that period, if any, declared by MNB.

     6.17 BOARD REPRESENTATION. SFG shall cause its Executive Committee to nominate for election GLR to the SFG Board as soon as practicable following the effective date; and as soon as practicable following the Subsidiary Merger, SFG shall cause to be elected to the Board of Directors of CBC such nominees as selected by MNB, as approved by SFG, so as to equal approximately twenty percent (20%) of the membership of the Board of Directors of CBC.

     6.18 ACCOUNTING AND TAX TREATMENT. Each of SFG and MNB agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability to treat the Merger as a "pooling-of-interests" in accordance with GAAP or MNB or the shareholders of MNB to characterize the Merger as a tax-free reorganization under Section 368(a) of the IRC, and each of SFG and MNB agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions which would adversely impact the ability of SFG or MNB (as the case may be) to treat the Merger as a "pooling-of-interests" for accounting purposes or for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the IRC.

     6.19 NO BREACHES OF REPRESENTATIONS AND WARRANTIES. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of SFG and MNB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article III of this Agreement to become untrue or incorrect in any material respect.

     6.20 CONSENTS. Each of SFG and MNB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

     6.21 INSURANCE COVERAGE. MNB shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

     6.22 CORRECTION OF INFORMATION. Each of SFG and MNB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

     6.23 CONFIDENTIALITY. Except for the use of information in connection with the Registration Statement described in Section 7.1 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the "Information") received by each of MNB and SFG, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the Securities and Exchange Commission, this Section
6.23 shall not apply to information included in the Registration Statement or to be included in the official proxy/prospectus to be sent to the shareholders of MNB and SFG under Section 6.04. MNB and SFG agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. MNB and SFG agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of MNB or SFG to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. It is agreed and understood that the obligations of MNB and SFG contained in this Section 6.23 shall survive the Closing. In the event the transactions contemplated by this Agreement are not consummated, MNB and SFG agree to return all copies of the Information provided to the other promptly.

     6.24 SUPPLEMENTAL ASSURANCES. (a) On the date the Registration Statement becomes effective and on the Effective Date, MNB shall deliver to SFG a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of MNB, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (b) On the date the Registration Statement becomes effective and on the Effective Date, SFG shall deliver to MNB a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of MNB) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     6.25 SFG ACQUISITION PROPOSAL. In the event SFG receives an Acquisition Proposal at any time prior to the Effective Time, SFG covenants and agrees to
(i) promptly notify the proposed acquiring party of the existence of this Agreement and the requirements of Section 9.10 hereof and (ii) subject to the terms of this Agreement and in cooperation with MNB, use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

     6.26 POST-RETIREMENT BENEFITS. Certain eligible MNB retirees who are currently participants in MNB's program of post-retirement health and life insurance benefits shall, subject to SFG's buy out of such benefits pursuant to agreements with such retirees, continue to participate in such program.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of SFG and MNB to consummate the Merger is subject to the fulfillment or written waiver by SFG and MNB prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. This Agreement (including the Parent Plan of Merger) shall have been duly adopted by the requisite vote of the shareholders of MNB.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain
     (i) any conditions, restrictions or requirements which the SFG Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on SFG and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the SFG Board reasonably determines would either before or after the Effective Date be unduly burdensome.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of SFG Common Stock to be issued in the Parent Merger shall have been received and be in full force and effect.

          (f) Accounting Treatment. SFG shall have received from Crowe, Chizek and Company, LLP, SFG's independent auditors, a letter, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

     7.02 CONDITIONS TO OBLIGATION OF MNB. The obligation of MNB to consummate the Merger is also subject to the fulfillment or written waiver by MNB prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of SFG set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and MNB shall have received a certificate, dated the Effective Date, signed on behalf of SFG by the Chief Executive Officer and the Chief Financial Officer of SFG to such effect.

          (b) Performance of Obligations of SFG. SFG shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and MNB shall have received a certificate, dated the Effective Date, signed on behalf of SFG by the Chief Executive Officer and the Chief Financial Officer of SFG to such effect.

          (c) Tax Opinion. MNB shall have received an opinion of counsel to SFG, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by shareholders of MNB who receive shares of SFG Common Stock in exchange for shares of MNB Common Stock, and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, counsel to SFG's independent auditors may require and rely upon representations contained in letters from MNB and SFG.

          (d) Opinion of SFG's Counsel. MNB shall have received an opinion of Squire, Sanders & Dempsey L.L.P., counsel to SFG, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) SFG is a corporation duly organized and in good standing under the laws of the State of Ohio, (ii) this Agreement has been duly executed by SFG and constitutes the binding obligation of SFG, enforceable in accordance with its terms against SFG, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that the SFG Common Stock to be issued as Merger Consideration, when issued, shall be duly authorized, fully paid and non-assessable, and (iv) that upon the filing of the certificate of merger with the OSS, the Parent Merger shall become effective.

          (e) Fairness Opinion. MNB shall have received a fairness opinion from Danielson Associates, Inc., financial advisor to MNB, dated as of a date reasonably proximate to the date of the Proxy Statement, stating that the Merger Consideration is fair to the shareholders of MNB from a financial point of view.

     7.03 CONDITIONS TO OBLIGATION OF SFG. The obligation of SFG to consummate the Merger is also subject to the fulfillment or written waiver by SFG prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of MNB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and SFG shall have received a certificate, dated the Effective Date, signed on behalf of MNB by the Chief Executive Officer and the Chief Financial Officer of MNB to such effect.

          (b) Performance of Obligations of MNB. MNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and SFG shall have received a certificate, dated the Effective Date, signed on behalf of MNB by the Chief Executive Officer and the Chief Financial Officer of MNB to such effect.

          (c) Opinion of MNB's Counsel. SFG shall have received an opinion of Werner & Blank Co., LPA, counsel to MNB, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) MNB is a corporation duly organized and in good standing under the laws of the State of Ohio, (ii) this Agreement has been duly executed by MNB and constitutes a binding obligation on MNB, enforceable in accordance with its terms against MNB, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that, assuming approval of

     MNB's shareholders, upon the filing of the certificate of merger with the OSS, the Parent Merger shall become effective.

          (d) Affiliate Agreements. SFG shall have received the agreements referred to in Section 6.07 from each affiliate of MNB.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of SFG and MNB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by SFG or MNB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) Delay. At any time prior to the Effective Time, by SFG or MNB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by March 31, 2000, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
     Section 8.01(c).

          (d) No Approval. By MNB or SFG, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority; (ii) the MNB shareholders fail to adopt this Agreement at the MNB Meeting; or (iii) any of the closing conditions have not been met as required by Article VII hereof.

          (e) SFG Common Stock. If the Average NMS Closing Price (as defined below) of SFG Common Stock is less than $22.50, then MNB may, at its option, terminate this Agreement; provided, however, that prior to MNB exercising any right of termination hereunder, SFG may, at its option, for a period of ten (10) business days, offer to distribute to MNB shareholders, in connection with the Merger Consideration, an additional number of shares of SFG Common Stock to (i) offset the amount by which the Average NMS Closing Price is below $22.50 plus (ii) some additional number of shares of SFG Common Stock (the "Fill Offer"). Thereafter, for a period of ten (10) business days, MNB shall have the opportunity to accept or reject the Fill Offer. If MNB rejects the Fill Offer, MNB may terminate this

     Agreement in accordance with the provisions hereof. For purposes of this
     Section 8.01(e), the term "NMS Closing Price" shall mean the price per share of the last sale of SFG Common Stock reported on the NASDAQ National Market System at the close of the trading day by the National Association of Securities Dealers, Inc. The term "Average NMS Closing Price" shall mean the arithmetic mean of the NMS Closing Prices for the ten (10) trading days immediately preceding the fifth (5(th)) trading day prior to the consummation of the Merger.

          (f) Failure to Execute and Deliver Stock Option Agreement. By SFG, if at any time prior to the close of business, Eastern Standard Time on June 7, 1999, MNB shall not have executed and delivered the Stock Option Agreement to SFG.

     8.02 EFFECT OF TERMINATION AND ABANDONMENT; ENFORCEMENT OF AGREEMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.13, 6.14 and 6.17 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04(b), 6.05, 6.06(b), 8.02, and this Article IX which shall survive such termination).

     9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the MNB Meeting, this Agreement may not be amended if it would violate the OGCL or the federal securities laws.

     9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

     9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between MNB and SFG. All fees to be paid to

Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by SFG.

     9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to MNB, to:

     Mahoning National Bancorp, Inc.
     23 Federal Plaza
     Youngstown, Ohio 44503-1815
     Attn: Gregory L. Ridler, Chairman of the Board,
           President and Chief Executive Officer

     With a copy to:

     Werner & Blank Co., LPA
     7205 West Central Avenue
     Toledo, Ohio 43617
     Attn: Marty Werner

     If to SFG, to:

     Sky Financial Group, Inc.
     10 E. Main Street
     Salineville, Ohio 43945
     Attn: Marty E. Adams, President and
           Chief Operating Officer

     With a copy to:

     Sky Financial Group, Inc.
     221 S. Church Street
     Bowling Green, Ohio 43402
     Attn: W. Granger Souder, General Counsel

     With a copy to:

     Squire, Sanders & Dempsey L.L.P.
     4900 Key Tower
     127 Public Square
     Cleveland, Ohio 44114-1304
     Attention: M. Patricia Oliver, Esq.

     9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement, any separate agreement entered into by the parties on even date herewith, and any Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement or Stock Option Agreement). The Disclosure Schedules shall be deemed to be a part of this Agreement and shall not be amended without the prior written consent of the other party hereto. Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.09 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     9.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including but not limited to, with respect to SFG, any acquiring party pursuant to Section 6.25 hereof.

                         *             *             *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                       MAHONING NATIONAL BANCORP, INC.

                                       By:: /s/ GREGORY L. RIDLER
                                          --------------------------------------
                                            Gregory L. Ridler
                                            Chairman of the Board,
                                            President and Chief Executive
                                            Officer

                                       SKY FINANCIAL GROUP, INC.

                                       By: /s/ MARTY E. ADAMS
                                          --------------------------------------
                                           Marty E. Adams
                                           President and
                                           Chief Operating Officer

                                                                       EXHIBIT A
                                                                TO AGREEMENT AND
                                                                  PLAN OF MERGER

                             STOCK OPTION AGREEMENT

                                  SEE ANNEX B

                                                                       EXHIBIT B
                                                                TO AGREEMENT AND
                                                                  PLAN OF MERGER

                                           , 1999

Sky Financial Group, Inc
221 S. Church Street
Bowling Green, Ohio 43402
Attn: W. Granger Souder, General Counsel

Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Mahoning National Bancorp, Inc. ("MNB"), as that term is defined for purposes of Paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Act").

     Pursuant to the terms of the Agreement and Plan of Merger by and between Sky Financial Group, Inc. ("SFG") and MNB dated as of June 6, 1999 (the "Merger Agreement"), providing for the merger of MNB with and into SFG (the "Merger"), and as a result of the Merger, I will receive shares of SFG common stock ("SFG Common Shares") in exchange for shares of common stock of MNB ("MNB Stock") owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Sections 6.08 and 7.03(d) of the Merger Agreement. I represent and warrant to SFG that in such event:

     A. I will not sell, assign or transfer the SFG Common Shares which I receive as aforesaid in violation of the Act or the Rules and Regulations. Moreover, to help insure that the Merger will qualify for pooling-of-interests accounting treatment, I shall make no sale, transfer, or other disposition of the SFG Common Shares which I receive as aforesaid until such time as financial results covering at least thirty (30) days of post-merger combined operations of SFG and MNB have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

     B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the SFG Common Shares, to the extent I feel necessary, with my counsel or counsel for MNB. I understand that SFG is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify SFG and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys' fees), or liabilities ("Losses") to which SFG or any officer or director of SFG may become subject under the Act or otherwise as a result of the untruth, breach, or failure of such representations. Although I have agreed to be bound by and understand the restrictions set forth in the second sentence of Paragraph A above, I am under no obligation to hold harmless and indemnify SFG or its officers and directors from any Losses that may arise from any breach by me of the restrictions set forth in the second sentence of Paragraph A.

     C. I have been advised that the issuance of the SFG Common Shares issued to me pursuant to the Merger will have been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate under the Rules and Regulations at the time the Merger was submitted for a vote of the shareholders of MNB, that the SFG Common Shares must be held by me indefinitely unless (i) my subsequent distribution of SFG Common Shares has been registered under the Act; (ii) a sale of the SFG Common Shares is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the Act and as to which SFG has received satisfactory evidence of the compliance and conformity with said Rule, or (iii) a transaction in which, in the opinion of Squire, Sanders & Dempsey L.L.P. (or other counsel reasonably acceptable to SFG) or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the SFG Common Shares. I am also aware of the additional limitation on transfers of SFG Common Shares set forth in the second sentence of Paragraph A above.

     D. I also understand that stop transfer instructions will be given to SFG's transfer agent with respect to any SFG Common Shares which I receive in the Merger and that there will be placed on the certificates for such SFG Common Shares, a legend stating in substance:

          "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) an effective registration statement under the Act, (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of Squire, Sanders & Dempsey L.L.P. or other counsel satisfactory to the issuer or in accordance with a "no action" letter from the staff of the Securities and Exchange Commission,
     such      shares are not required to be registered under the Act."

     It is understood and agreed that the legend set forth in Paragraph D above shall be removed and any stop order instructions with respect thereto shall be canceled upon receipt of advice from Squire, Sanders & Dempsey L.L.P. or other counsel satisfactory to SFG that such actions are appropriate under the then-existing circumstances.

                                            Very truly yours,

                                            ------------------------------------
                                            (Name of Affiliate)
Date:              , 1999

                                            PLEASE PRINT YOUR NAME HERE:
Accepted this ____ day of ____ , 1999

                                            ------------------------------------

SKY FINANCIAL GROUP, INC.

By:
Name:
Title:

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT ("Agreement"), effective as of this 7th day of June, 1999, by and between SKY FINANCIAL GROUP, INC., an Ohio corporation ("Grantee"); and MAHONING NATIONAL BANCORP, INC., an Ohio corporation ("Grantor");

                              W I T N E S S E T H:

     A. Grantor and Grantee have entered into an Agreement and Plan of Merger dated as of June 6, 1999 (the "Merger Agreement"), providing for their affiliation with one another.

     B. As further inducement for the parties to consummate the transactions contemplated by the Merger Agreement, Grantor wishes to grant Grantee the Option described herein.

     C. The Board of Directors of Grantor has approved the grant of the Option and the Merger Agreement prior to the date hereof.

     NOW, THEREFORE, the parties agree as follows:

     1. Definitions. Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

     "Applicable Price" shall mean the highest of (i) the highest price per share of Grantor Common Stock paid for any such share by the person or groups described in the definition of a Repurchase Event, (ii) the price per share of Grantor Common Stock received by holders of Grantor Common Stock in connection with any merger or other business combination transaction which is a Purchase Event, or (iii) the highest closing sales price per share of Grantor Common Stock quoted on the National Association of Securities Dealers Automated Quotations National Market System ("NASDAQ/NMS") (or if Grantor Common Stock is not quoted on NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by a Grantee) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Grantor's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Grantor as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of Grantor Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or
(ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Grantor, which determination shall be conclusive for all purposes of this Agreement.

     "Bank" shall mean a financial institution subsidiary of a party.

     "Burdensome Condition" shall mean, in connection with the grant of a requisite regulatory approval or otherwise, imposition by a governmental entity of any condition or restriction upon the party or one of its Subsidiaries (as defined herein) which would reasonably be expected to either (i) have a material adverse effect after the effective time of the Merger Agreement on the present or prospective consolidated financial condition, business or operating results of the party, or (ii) prevent the parties from realizing the major portion of the economic benefits of the transactions contemplated by the Merger Agreement that they currently anticipate obtaining.

     "Commission" shall mean the Securities and Exchange Commission.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Grantee" shall mean Sky Financial Group, Inc..

     "Grantor" shall mean Mahoning National Bancorp, Inc..

     "Grantor Common Stock" shall mean the respective shares of common stock of the same class for which Mahoning National Bancorp, Inc. is granting an Option under this Agreement.

     "Merger Agreement" shall mean the definitive agreement executed by Sky Financial Group, Inc. and Mahoning National Bancorp, Inc. pursuant to which the parties hereto intend to affiliate.

     "Option" shall mean the option granted by Mahoning National Bancorp, Inc. to Sky Financial Group, Inc. under this Agreement.

     "Person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     "Purchase Event" shall mean any of the following events or transactions occurring after the date of this Agreement with respect to the Grantor:

          (i) the Grantor or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") (each hereinafter individually referred to as a "Subsidiary" and collectively, as the "Subsidiaries")), without having received the Grantee's prior written consent, shall have entered into an agreement with, or the Board of Directors of Grantor shall have recommended that the shareholders of Grantor approve or accept a transaction with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated by the Merger Agreement, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of the Grantor or any of its Subsidiaries, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of such Grantor or any of its Subsidiaries (other than pursuant to this Agreement);

          (ii) any person (other than the Grantor or its Bank in a fiduciary capacity, or Grantee or a Grantee Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of such Grantor Common Stock after the date of this Agreement (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder);

          (iii) Grantor shall have breached this Agreement in any material respect, which breach shall not have been cured within fifteen (15) days after notice thereof is given by Grantor to Grantee;

          (iv) any person other than Grantee shall have made a bona fide Takeover Proposal to the Grantor by public announcement or written communication that is or becomes the subject of public disclosure, and following such bona fide Takeover Proposal, the shareholders of the Grantor vote not to adopt the Merger Agreement;

          (v) Grantor shall have breached the Merger Agreement following a bona fide Takeover Proposal to such Grantor or any of its Subsidiaries, which breach would entitle the Grantee to terminate the Merger Agreement and such breach shall not have been cured prior to the Notice Date (as defined below);

          (vi) the shareholders of Grantor shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an acquisition transaction; or

          (vii) the Grantor Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee, its recommendation that the shareholders of Grantor approve the transactions contemplated by the Merger Agreement, or Grantor or any Grantor Subsidiary or group of Grantor Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an acquisition transaction with any person other than Grantee or a Grantee Subsidiary.

     If more than one of the transactions giving rise to a Purchase Event under this Agreement is undertaken or effected, then all such transactions shall be deemed to give rise only to one Purchase Event with respect to the Option, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

     "Repurchase Event" shall mean if (i) any person (other than the Grantee or any subsidiary of the Grantee) shall have acquired actual ownership or control, or any "group" (as such term is defined under the Exchange Act) shall have been formed which shall have acquired actual ownership or control, of 24.9% or more of the then outstanding shares of Grantor Common Stock, or (ii) any Purchase Event shall be consummated.

     "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Grantor or any of its Subsidiaries or any proposal or offer to acquire in any manner 20% or more of the outstanding shares of any class of voting securities, or 15% or more of the consolidated assets, of the Grantor or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement. If Grantor receives an unsolicited Takeover Proposal, it shall notify Grantee promptly of the receipt of such Takeover Proposal, it being understood, however, that the giving of such notice by Grantor shall not be a condition to the right of Grantee to exercise the Option.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Grantor hereby grants to Grantee an unconditional, irrevocable Option to purchase up to 19.9% (i.e., 1,253,700 shares as of the date of this Agreement) of Grantor Common Stock at an exercise price of $36.60 per share payable in cash as provided in Section 4. In the event the Grantor issues or agrees to issue any shares of Grantor Common Stock (other than as permitted under the Merger Agreement at a price less than the exercise price per share set forth in this section (as adjusted pursuant to Section 6), the exercise price of the Option shall be such lesser price.

     3. Exercise of Option. (a) Unless the Grantee shall have breached in any material respect any material covenant, representation or warranty contained in this Agreement or the Merger Agreement and such breach shall not have been cured, the Grantee may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event shall have occurred with respect to the Grantor and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the effective date of the transaction contemplated by the Merger Agreement, or
(ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a breach by the Grantor of the Merger Agreement or following the occurrence of a Purchase Event, failure of the Grantor's shareholders to approve the Merger Agreement by the vote required under applicable law or under the respective Grantor's articles), or (iii) 12 months after termination of the Merger Agreement due to a breach by the Grantor of the Merger Agreement or, following the occurrence of a Purchase Event, failure of the Grantor's shareholders to approve the Merger Agreement by the vote required under applicable law or under the Grantor's articles. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

     (b) In the event the Grantee wishes to exercise the Option, it shall send to the Grantor a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"). If prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, the Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this section shall run instead from the date on which any required notification period has expired or been terminated or any requisite approval has been obtained and any requisite waiting period shall have passed.

     4. Payment and Delivery of Certificates. (a) At the closing referred to in
Section 3, the Grantee shall pay to the Grantor the aggregate purchase price for the shares of Grantor Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Grantor. Grantor shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of the Grantee or its assignee, transferee or designee.

     (b) At such closing, simultaneously with the delivery of funds as provided in Section 4(a), the Grantor shall deliver to the Grantee a certificate or certificates representing the number of shares of Grantor Common Stock purchased by the Grantee, and the Grantee shall deliver to the Grantor a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (c) Certificates for Grantor Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

          The transfer of the shares represented by this certificate is subject to certain provisions of a Stock Option Agreement dated June 7, 1999, between the registered holder hereof and [Grantor] (a copy of which agreement is on file at the principal office of [Grantor]). A copy of such agreement will be provided to the holder hereof without charge within five days after receipt by [Grantor] of a written request therefor. The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, pledged, transferred, or hypothecated except pursuant to an opinion of counsel satisfactory to the corporation that such transfer is lawful.

     The above legend shall be removed or modified as appropriate by delivery of substitute certificate(s) without such legend if the Grantee shall have delivered to the Grantor a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to Grantor, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended.

     5. Representations. The Grantor represents, warrants and covenants to the Grantee as follows:

          (a) Grantor agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
     (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Grantor; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice of the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Grantee in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Grantee to exercise the Option and Grantor duly and effectively to issue shares of Common Stock pursuant thereto; and (iv) promptly to take all action provided herein to protect the rights of the Grantee against dilution.

          (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued and fully paid.

          (c) Grantor has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by such party.

          (d) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate shareholder and regulatory approvals) will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles, regulations or by-laws of such party or any agreement, instrument, judgment, decree, statute, rule or order applicable to such party.

     6. Adjustment Upon Changes in Capitalization. The Grantor agrees that, in the event of any change in its Grantor Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. The Grantor agrees that, in the event that any additional shares of its Grantor Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of its Grantor Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals the same percentage (as that on the date of this Agreement) of the number of shares of Grantor Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize the Grantor to breach any provision of the Merger Agreement.

     7. Registration Rights. If requested by the Grantee, the Grantor shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act of 1933 if necessary in order to permit the sale or other disposition of the shares of Grantor Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by the Grantee. The Grantee shall provide all information reasonably requested by the Grantor for inclusion in any registration statement to be filed hereunder. The Grantor will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at the Grantor's expense, except for underwriting commissions and the fees and disbursements of the Grantee's counsel attributable to the registration of such Grantor Common Stock. A second registration may be requested hereunder at the Grantee's expense. In no event shall Grantor be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by the Grantor of other Grantor Common Stock. If requested by the Grantee, in connection with any such registration, Grantor will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements in respect of issuers of shares being sold by a selling shareholder. Upon receiving any request from a Grantee or permitted assignee thereof under this Section 7, Grantor agrees to send a copy of the registration statement and prospectus and each amendment to the Grantee and to any permitted assignee thereof known to Grantor, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8. Termination. This Agreement may be terminated at any time prior to the effective date of the transaction set forth in the Merger Agreement, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval by the stockholders of the matters presented in connection with the Merger Agreement:

          (a) by mutual consent of Grantee and Grantor;

          (b) by either Grantee or Grantor if the Federal Reserve Board shall have issued an order denying approval of the transaction set forth in the Merger Agreement or if any governmental entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Merger Agreement, or imposing a Burdensome Condition, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

          (c) by either Grantee or Grantor if the holding company merger contemplated by the Merger Agreement shall not have been consummated on or before March 31, 2000, unless such date is extended by mutual consent of the parties hereto; or

          (d) by either Grantee or Grantor if no Purchase Event has occurred and if any approval of their shareholders required for the consummation of the transactions set forth in the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly called and held meeting of shareholders or at any adjournment thereof.

     9. Effect of Termination. (a) In the event of termination of this Agreement by any party as provided in Section 8, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or their respective officers or directors except (i) Sections 11, 12, 13 and 14 of this Agreement shall survive the termination and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (b) If a Purchase Event occurs with respect to the Grantor, then in such event Grantor shall pay to the Grantee, within five business days after a termination of this Agreement following such an event, the reasonable expenses of Grantee incurred in connection with this Agreement and the transactions set forth in the Merger Agreement, but not more than $125,000.

     10. Access to Information. During the term of this Agreement, each party will afford each of the other parties full and free access during normal business hours to such party, its personnel, properties, contracts, books and records, and all other documents and data.

     11. Confidentiality. Except as and to the extent required by law, no party will disclose or use, and will direct its representatives not to disclose or use, any Confidential Information (as defined below) with respect to the other parties furnished or to be furnished by such other parties, or their respective representatives to the party or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this Agreement. For purposes of this section, "Confidential Information" means any information about the Merger Agreement and this Agreement as well as any information about a party stamped "confidential" or identified in writing as such promptly following its disclosure, unless (i) such information is already known to the party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the party or its representatives, (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions set forth in the Merger Agreement, or (c) the furnishing or use of such information is required by or necessary in connection with legal proceedings. In the event the transaction contemplated by this Agreement are not consummated, each of the other parties will promptly return or destroy any Confidential Information in its possession and certify in writing to the disclosing party that it has done so.

     12. Exclusive Dealing. Grantor agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any acquisition proposal ("Acquisition Proposal"); subject to the extent the Grantor Board of Directors determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Grantee with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Grantor shall promptly (within 24 hours) advise Grantee following the receipt by Grantor of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Grantee of any material developments with respect to such Acquisition Proposal immediately upon the occurrence thereof. In the event this Agreement is terminated by Grantor in accordance with the provisions of Section 8(c) hereof, it is understood and agreed that this Section 12 shall remain in full force and effect through June 30, 2000.

     13. Disclosure. Except as and to the extent required by law, without the prior written consent of the other parties, no party will, and each will direct its representatives not to, make directly or indirectly any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, conditions or other aspects of the transaction proposed in this Agreement. If a party is required by law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

     14. Costs. Except as otherwise expressly agreed, each party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with this Agreement and in pursuing or consummating the Merger Agreement.

     15. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that applicable law will not permit the Grantee to acquire the full number of shares of Grantor Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of the Grantor to allow the Grantee to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. Miscellaneous. (a) Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

     (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other parties, except that in the event a Purchase Event shall have occurred and be continuing, the Grantee may assign in whole or in part its rights and obligations hereunder; provided, however, that Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Grantor, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on the Grantee's behalf, or (iv) any other manner approved by applicable regulatory authorities.

     (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by registered or certified mail, postage prepaid, express service, personal delivery, telecopy or telefacsimile to the following addresses:

     If to Mahoning National Bancorp, Inc., to:

     Mahoning National Bancorp, Inc.
     23 Federal Plaza
     Youngstown, Ohio 44503-1815
     Attn: Gregory L. Ridler, Chairman of the Board,
           President and Chief Executive Officer

     With a copy to:

     Werner & Blank Co., LPA
     7205 West Central Avenue
     Toledo, Ohio 43617
     Attn: Marty Werner

     If to Sky Financial Group, Inc., to:

     Sky Financial Group, Inc.
     10 E. Main Street
     Salineville, Ohio 43945
     Attn: Marty E. Adams, President and Chief Operating Officer

     With a copy to:
     Sky Financial Group, Inc
     221 S. Church Street
     Bowling Green, Ohio 43402
     Attn: W. Granger Souder, General Counsel

     With a copy to:

     Squire, Sanders & Dempsey L.L.P.
     4900 Key Tower
     127 Public Square
     Cleveland, Ohio 44114-1304
     Attention: M. Patricia Oliver, Esq.

     (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by any party hereto and that this Agreement may be enforced by a party hereto through injunctive or other equitable relief.

     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ohio applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     17. Repurchase at the Option of Grantee. (a) At the request of the Grantee at any time commencing upon the first occurrence of a Repurchase Event and ending 12 months immediately thereafter, Grantor shall repurchase from Grantee
(i) the Option and (ii) all shares of Grantor Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 17 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of:

          (i) the aggregate purchase price paid by Grantee for any shares of Grantor Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

          (ii) the excess, if any, of (x) the Applicable Price for each share of Grantor Common Stock over (y) the purchase price (subject to adjustment pursuant to Section 6 hereof, multiplied by the number of shares of Grantor Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the purchase price (subject to adjustment pursuant to Section 6 hereof paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred), payable by Grantee for each share of Grantor Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its rights under this section, Grantor shall, within 10 business days after the Request Date, pay the Grantor Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Grantor the Option and the certificates evidencing the shares of Grantor Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board or other regulatory authority is required in connection with the repayment of all or any portion of the Repurchase Consideration Grantee shall have the ongoing option to revoke its request for repurchase pursuant to this section, in whole or in part, or to require that Grantor deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Federal Reserve Board or any other regulatory authority disapproves of any part of Grantor's proposed repurchase pursuant to the section, Grantor shall promptly give notice of such fact to Grantee. If the Federal Reserve Board or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request, or (ii) to the extent permitted by the Federal Reserve Board or other agency, determine whether the purchase should apply to the Option and or Option shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to this section and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Grantor of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the purchase.

     Notwithstanding anything herein to the contrary, all of Grantee's rights under this section shall terminate on the date of termination of this Option.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement to be effective as of the day and year set forth in the first paragraph above.

                                       SKY FINANCIAL GROUP, INC.

                                       By /s/ MARTY E. ADAMS
                                          --------------------------------------
                                          Marty E. Adams
                                          President and Chief
                                          Operating Officer

                                       MAHONING NATIONAL BANCORP, INC.

                                       By: /s/ GREGORY L. RIDLER
                                          --------------------------------------
                                           Gregory L. Ridler
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                                                                         ANNEX C

                              FAIRNESS OPINION OF

                           DANIELSON ASSOCIATES, INC.

June 6, 1999

Board of Directors
Mahoning National Bancorp, Inc.
23 Federal Plaza
Youngstown, Ohio 44501

Dear Members of the Board:

     Set forth herein is Danielson Associates Inc.'s ("Danielson Associates") independent opinion as to the "fairness" of the offer by Sky Financial Group ("Sky") of Bowling Green, Ohio to acquire all of the outstanding common stock of Mahoning National Bancorp ("Mahoning") of Youngstown, Ohio through an exchange of stock with a value at the time of the offer of about $307 million. The "fair" sale value is defined as the price at which all of the shares of Mahoning's common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining to the "fairness" of the offer, it also had to be determined if the Sky common stock to be exchanged for Mahoning common stock was "fairly" valued.

     In preparing the opinion, the markets served by Mahoning have been analyzed; its business and future prospects have been reviewed; its financial performance has been compared with banks in the region; and the acquisition prices of comparable banks have been analyzed. In addition, any unique characteristics have been considered.

     This opinion is based on data supplied by Mahoning and relies on some public information, all of which is believed to be reliable, but the accuracy or the completeness of such information cannot be guaranteed. The opinion assumes that there are no significant loan problems beyond what was stated in recent reports to regulatory agencies. Board of Directors June 6, 1999 Page Two

     In determining the "fair" sale value of Mahoning, the emphasis has been on prices paid for banks and bank holding companies that have similar financial, structural and market characteristics. These sale prices were then related to earnings, and equity capital, also referred to as "book."

     In determining the "fairness" of the offer, we compared the common stock to be exchanged by Sky for Mahoning common stock with the common stock of other, similar bank holding companies. In so doing, we also compared Sky's financial performance with these comparable financial institutions.

     Based on the foregoing, we are of the opinion on the date hereof that the offer made by Sky to acquire all of the common stock of Mahoning pursuant to the merger agreement is "fair" from a financial point of view to Mahoning and its shareholders.

Respectfully submitted,

Arnold G. Danielson
Chairman
Danielson Associates Inc.

                                                                         ANNEX D

                    DISSENTERS' RIGHTS UNDER SECTION 1701.85
                            OF THE OHIO REVISED CODE

                    DISSENTERS' RIGHTS UNDER SECTION 1701.85
                            OF THE OHIO REVISED CODE

1701.85 DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division
(D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of The certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

          (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

             (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of Liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

             (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

          (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or master there, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

          (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

             (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division
        (E)(1) or (2) of this section;

             (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

             (c) By the stockholders;

             (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

          (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
     (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                  (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                  (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

             (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

          (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

          (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     Section 36 of the code of regulations of Sky Financial Group, Inc. states as follows:

     Section 36. Indemnification. The corporation shall indemnify any director or officer and any former director or officer of the corporation and any such director or officer who is or has served at the request of the corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney's fees, judgment fines, and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. The indemnification provided for herein shall not be deemed to restrict the power of the corporation (i) to indemnify employees, agents and others to the extent not prohibited by law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer or employee of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

     In addition, Sky Financial has entered into indemnification agreements with each of its directors and executive officers which expand the indemnitees' rights in the event that Ohio law and Sky Financial's code of regulations are further changed. Pursuant to the agreements, indemnitees receive the highest available of the following: (i) the benefits provided by Sky Financial's code of regulations as of the date of the agreement; (ii) the benefits provided by Sky Financial's code of regulations in effect at the time that indemnification expenses are incurred; (iii) the benefits allowable under Ohio law which is in effect on the date of the agreement; (iv) the benefits allowable under the law of the jurisdiction under which Sky Financial exists at the time indemnifiable expenses are incurred; (v) the benefits available under liability insurance obtained by Sky Financial; (vi) the benefits which would have been available to the indemnitee under a Sky Financial insurance policy which was in effect prior to and expired on May 8, 1986; or (vii) such other benefits that are or may be otherwise available to the indemnitee. The indemnification rights available under the agreements are subject to certain exclusions, including a provision that no indemnification shall be made if a court determines by clear and convincing evidence that the indemnitee has acted or failed to act with deliberate intent to cause injury to, or with reckless disregard for the best interests of, Sky Financial and a provision that a corporation may not indemnify a person for any civil money penalty, judgment, liability or legal expense resulting from any proceeding instituted by the Office of the Comptroller of the Currency.

              ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
2.1           Agreement and Plan of Merger, dated as of June 6, 1999
              between Sky Financial Group, Inc. and Mahoning National
              Bancorp, Inc. (included as Annex A to the proxy
              statement/prospectus).
2.2           Agreement and Plan of Merger, dated as of December 16, 1998 between Sky Financial Group, Inc. and Wood Bancorp, Inc.
              (reference is made to Exhibit 2 to Sky's report on Form 8-K filed December 28, 1999, which exhibit is incorporated
              herein by reference).
2.3           Agreement and Plan of Merger, dated as of December 14, 1998 between Sky Financial Group, Inc. and First Western Bancorp,
              Inc. (reference is made to Exhibit 2 to Sky's Report on Form
              8-K filed December 14, 1998, which exhibit is incorporated herein by reference).
3.1           Registrant's Sixth Amended and Restated Articles of
              Incorporation (incorporated by reference to Exhibit 3.1 of
              Form S-4 Registration Statement No. 333-78997 of the
              Registrant).
3.2           Registrant's Code of Regulations, as amended (incorporated by reference to Exhibit 3.2 of Form S-4 Registration
              Statement No. 0-18209 of the Registrant).
5             Opinion of Squire, Sanders & Dempsey L.L.P. regarding
              legality.
8             Form of Opinion of Squire, Sanders & Dempsey L.L.P.
              regarding tax matters.
10.1          Form of Employment Agreement between Gregory L. Ridler and
              Sky Bank.
10.2          Form of Employment Agreement between Frank Hierro and Sky
              Bank.
12            Fairness Opinion of Danielson Associates, Inc. (included as
              Annex C to the proxy statement/prospectus).
23.1          Consent of Squire, Sanders & Dempsey L.L.P. (included in
              Exhibit 5).
23.2          Consent of Danielson Associates, Inc.
23.3          Consent of Crowe, Chizek and Company LLP.
23.4          Consent of Crowe, Chizek and Company LLP.
23.5          Consent of Crowe, Chizek and Company LLP.
23.6          Consents of Deloitte & Touche LLP.
24            Power of Attorney.
99.1          Proxy Card of Mahoning National Bancorp, Inc.
99.2          Stock Option Agreement, dated as of June 7, 1999, by and
              between Sky Financial Group, Inc. and Mahoning National
              Bancorp, Inc. (included as Annex B to the proxy
              statement/prospectus).
99.3          Consent of Person Named as About to Become a Director.

                             ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment of the registration statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered there, and the offering of such securities at that time will be deemed to be the initial bona fide offering.

          (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3; and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered there, and the offering of such securities at that time will be deemed to be the initial bona fide offering.

     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The undersigned registrant hereby undertakes that every prospectus
     (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time will be deemed to be the initial bona fide offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the 1933 Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bowling Green, Ohio on July 26, 1999.

                                          SKY FINANCIAL GROUP, INC.

                                          By: /s/ MARTY E. ADAMS
                                             -----------------------------------
                                              Marty E. Adams
                                             President and Chief Operating
                                              Officer

     Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                                  TITLE                      DATE
                ---------                                  -----                      ----
/s/ MARTY E. ADAMS                            President, Chief Operating          July 26, 1999
------------------------------------------    Officer and Director
Marty E. Adams

/s/ DAVID R. FRANCISCO                        Chairman of the Board, Chief
------------------------------------------    Executive Officer, Treasurer,
David R. Francisco                            Principal Executive Officer,
                                              Principal Financial Officer and
                                              Director

/s/ EDWARD J. REITER                          Senior Chairman of the Board of     July 26, 1999
------------------------------------------    Directors and Director
Edward J. Reiter

/s/ JAMES C. MCBANE                           Vice Chairman of the Board of       July 26, 1999
------------------------------------------    Directors and Director
James C. McBane

/s/ FRED H. JOHNSON, III                                  Director                July 26, 1999
------------------------------------------
Fred H. Johnson, III

/s/ KEITH D. BURGETT                                      Director                July 26, 1999
------------------------------------------
Keith D. Burgett

/s/ GEORGE N. CHANDLER                                    Director                July 26, 1999
------------------------------------------
George N. Chandler

/s/ KENNETH E. MCCONNELL                                  Director                July 26, 1999
------------------------------------------
Kenneth E. McConnell

/s/ RICHARD R. HOLLINGTON, JR.                            Director                July 26, 1999
------------------------------------------
Richard R. Hollington, Jr.

/s/ GERARD P. MASTROIANNI                                 Director                July 26, 1999
------------------------------------------
Gerard P. Mastroianni

/s/ DEL E. GOEDEKER                                       Director                July 26, 1999
------------------------------------------
Del E. Goedeker

/s/ JOSEPH W. TOSH, II                                    Director                July 26, 1999
------------------------------------------
Joseph W. Tosh, II

/s/ H. LEE KINNEY                                         Director                July 26, 1999
------------------------------------------
H. Lee Kinney

/s/ GERARD D. ALLER                                       Director                July 26, 1999
------------------------------------------
Gerard D. Aller

                SIGNATURE                                  TITLE                      DATE
                ---------                                  -----                      ----
/s/ DAVID A. BRYAN                                        Director                July 26, 1999
------------------------------------------
David A. Bryan

/s/ D. JAMES HILLIKER                                     Director                July 26, 1999
------------------------------------------
D. James Hilliker

/s/ MARILYN O. MCALEAR                                    Director                July 26, 1999
------------------------------------------
Marilyn O. McAlear

/s/ THOMAS S. NONEMAN                                     Director                July 26, 1999
------------------------------------------
Thomas S. Noneman

/s/ PATRICK W. ROONEY                                     Director                July 26, 1999
------------------------------------------
Patrick W. Rooney

/s/ EMERSON J. ROSS, JR.                                  Director                July 26, 1999
------------------------------------------
Emerson J. Ross, Jr.

/s/ DOUGLAS J. SHIERSON                                   Director                July 26, 1999
------------------------------------------
Douglas J. Shierson

/s/ C. GREGORY SPANGLER                                   Director                July 26, 1999
------------------------------------------
C. Gregory Spangler

/s/ ROBERT E. STEARNS                                     Director                July 26, 1999
------------------------------------------
Robert E. Stearns

     The undersigned attorney-in-fact, by signing his name below, does hereby sign this registration statement on Form S-4 on behalf of the above-named officers and directors pursuant to a power of attorney executed by such persons and filed with the Securities and Exchange Commission contemporaneously in this registration statement.

/s/ W. GRANGER SOUDER, JR.
---------------------------------------------------
W. Granger Souder, Jr.
Attorney-In-Fact

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    2.1       Agreement and Plan of Merger, dated as of June 6, 1999
              between Sky Financial Group, Inc. and Mahoning National
              Bancorp, Inc. (included as Annex A to the proxy
              statement/prospectus).
    2.2       Agreement and Plan of Merger, dated as of December 16, 1998 between Sky Financial Group, Inc. and Wood Bancorp, Inc.
              (reference is made to Exhibit 2 to Sky's report on Form 8-K filed December 28, 1999, which exhibit is incorporated
              herein by reference).
    2.3       Agreement and Plan of Merger, dated as of December 14, 1998 between Sky Financial Group, Inc. and First Western Bancorp,
              Inc. (reference is made to Exhibit 2 to Sky's Report on Form
              8-K filed December 14, 1998, which exhibit is incorporated herein by reference).
    3.1       Registrant's Sixth Amended and Restated Articles of
              Incorporation (incorporated by reference to Exhibit 3.1 of
              Form S-4 Registration Statement No. 333-78997 of the
              Registrant).
    3.2       Registrant's Code of Regulations, as amended (incorporated by reference to Exhibit 3.2 of Form S-4 Registration
              Statement No. 0-18209 of the Registrant).
      5       Opinion of Squire, Sanders & Dempsey L.L.P. regarding
              legality.
      8       Form of Opinion of Squire, Sanders & Dempsey L.L.P.
              regarding tax matters.
   10.1       Form of Employment Agreement between Gregory L. Ridler and
              Sky Bank.
   10.2       Form of Employment Agreement between Frank Hierro and Sky
              Bank.
     12       Fairness Opinion of Danielson Associates, Inc. (included as
              Annex C to the proxy statement/prospectus).
   23.1       Consent of Squire, Sanders & Dempsey L.L.P. (included in
              Exhibit 5).
   23.2       Consent of Danielson Associates, Inc.
   23.3       Consent of Crowe, Chizek and Company LLP.
   23.4       Consent of Crowe, Chizek and Company LLP.
   23.5       Consent of Crowe, Chizek and Company LLP.
   23.6       Consents of Deloitte & Touche LLP.
     24       Power of Attorney.
   99.1       Proxy Card of Mahoning National Bancorp, Inc.
   99.2       Stock Option Agreement, dated as of June 7, 1999, by and
              between Sky Financial Group, Inc. and Mahoning National
              Bancorp, Inc. (included as Annex B to the proxy
              statement/prospectus).
   99.3       Consent of Person Named as About to Become a Director.